Exhibit 99.1

NAVIDEA BIOPHARMACEUTICALS, INC. and SUBSIDIARIES

Index

Item 6.	Selected Financial Data	2

Item 7.	Management’s Discussion and Analysis	3

	The Company	3

	Executive Summary	3

	Our Outlook	4

	Discontinued Operations	5

	Results of Operations	5

	Liquidity and Capital Resources	7

	Recent Accounting Standards	13

	Critical Accounting Policies	15

	Contractual Obligations and Commercial Commitments	16

Item 8.	Consolidated Financial Statements of Navidea Biopharmaceuticals, Inc.	17

	Report of Independent Registered Public Accounting Firm – Marcum LLP	17

	Report of Independent Registered Public Accounting Firm – BDO USA, LLP	18

	Consolidated Balance Sheets as of December 31, 2016 and 2015	19

	Consolidated Statements of Operations for the years ended December 31, 2016, 2015 and 2014	20

	Consolidated Statements of Stockholders’ Deficit for the years ended December 31, 2016, 2015 and 2014	21

	Consolidated Statements of Cash Flows for the years ended December 31, 2016, 2015 and 2014	22

	Notes to the Consolidated Financial Statements	23

Item 6. Selected Financial Data

The following summary financial data are derived from our consolidated financial statements that have been audited by our independent registered public accounting firms. These data are qualified in their entirety by, and should be read in conjunction with, our Consolidated Financial Statements and Notes thereto included elsewhere in this Form 10-K as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations.

On March 3, 2017, Navidea Biopharmaceuticals, Inc. (the “Company”) completed the sale (the “Asset Sale”) to Cardinal Health 414, LLC (“Cardinal Health 414”) of its assets used, held for use, or intended to be used in operating its business of developing, manufacturing and commercializing a product used for lymphatic mapping, lymph node biopsy, and the diagnosis of metastatic spread to lymph nodes for staging of cancer (the “Business”), including the Company’s radioactive diagnostic agent marketed under the Lymphoseek® trademark for current approved indications by the U.S. Food and Drug Administration (“the FDA”) and similar indications approved by the FDA in the future, in Canada, Mexico and the United States. As a result of the Asset Sale, the Company’s consolidated balance sheets and statements of operations have been reclassified, as required, for all periods presented to reflect the Business as a discontinued operation. Cash flows associated with the operation of the Business have been combined with operating, investing and financing cash flows, as appropriate, in our consolidated statements of cash flows.

Summary financial data for 2015 also reflect the disposition of our gamma detection device business in August 2011 and the reclassification of certain related items to discontinued operations.

(Amounts in thousands, except per share data)	Years Ended December 31,
	2016	2015	2014	2013 (unaudited)	2012 (unaudited)
Statement of Operations Data:
Revenue	$4,972	$3,013	$2,054	$523	$79
Cost of goods sold	62	3	3	1	—
Research and development expenses	7,138	10,563	15,117	17,659	11,130
Selling, general and administrative expenses	7,920	10,888	9,526	10,578	8,267
Loss from operations	(10,149)	(18,441)	(22,591)	(27,715)	(19,319)

Other income (expense), net	2,771	(4,604)	(7,767)	(3,792)	(1,122)

Benefit from income taxes	—	436	—	—	—

Loss from continuing operations	(7,378)	(22,609)	(30,359)	(31,508)	(20,440)
Discontinued operations, net of tax effect	(6,931)	(4,955)	(5,368)	(11,192)	(8,717)

Net loss	(14,309)	(27,564)	(35,727)	(42,699)	(29,157)
Less loss attributable to noncontrolling interest	(1)	(1)	—	—	—
Deemed dividend	—	(46)	—	—	—
Preferred stock dividends	—	—	—	—	(43)

Loss attributable to common stockholders	$(14,308)	$(27,609)	$(35,727)	$(42,699)	$(29,200)

(Loss) income per common share (basic and diluted):
Continuing operations	$(0.05)	$(0.15)	$(0.20)	$(0.26)	$(0.20)
Discontinued operations	$(0.04)	$(0.03)	$(0.04)	$(0.09)	$(0.09)
Loss attributable to common stockholders	$(0.09)	$(0.18)	$(0.24)	$(0.35)	$(0.29)

Shares used in computing (loss) income per common share: (1)
Basic and diluted	155,422	151,180	148,748	121,809	99,060

	As of December 31,
	2016	2015	2014	2013 (unaudited)	2012 (unaudited)
Balance Sheet Data:
Total assets	$12,462	$14,965	$11,830	$39,626	$11,677
Long-term liabilities	10,266	62,616	32,573	32,703	7,107
Accumulated deficit	(394,855)	(380,547)	(352,984)	(317,257)	(274,558)

(1)

Basic earnings (loss) per share is calculated by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares and, except for periods with a loss from operations, participating securities outstanding during the period. Diluted earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company include convertible securities, convertible debt, options and warrants.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read together with our Consolidated Financial Statements and the Notes related to those statements, as well as the other financial information included in this Form 10-K. Some of our discussion is forward-looking and involves risks and uncertainties. For information regarding risk factors that could have a material adverse effect on our business, refer to Item 1A of this Form 10-K, Risk Factors.

The Company

Navidea Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of precision immunodiagnostic agents and immunotherapeutics. Navidea is developing multiple precision-targeted products based on our Manocept platform to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making, targeted treatment and, ultimately, patient care.

Navidea’s Manocept platform is predicated on the ability to specifically target the CD206 mannose receptor expressed on activated macrophages. The Manocept platform serves as the molecular backbone of Tc99m tilmanocept, the first product developed by Navidea based on the platform.

On March 3, 2017, the Company completed the Asset Sale to Cardinal Health 414. Pursuant to the Purchase Agreement, we sold all of our assets used, held for use, or intended to be used in operating the Business, including Lymphoseek, in Canada, Mexico and the United States. Upon closing of the Asset Sale, the Supply and Distribution Agreement between Cardinal Health 414 and the Company was terminated and, as a result, the provisions thereof are of no further force or effect.

The Asset Sale to Cardinal Health 414 significantly improved our financial condition and our ability to continue as a going concern. The Company also continues working to establish new sources of non-dilutive funding, including collaborations and grant funding that can augment the balance sheet as the Company works to reduce spending to levels that can be supported by our revenues.

Other than Tc99m tilmanocept, which the Company has a license to distribute outside of Canada, Mexico and the United States, none of the Company’s drug product candidates have been approved for sale in any market.

Executive Summary

Our primary development efforts over the last few years have been focused on diagnostic products including Tc99m tilmanocept, as well as other diagnostic and therapeutic line extensions based on our Manocept platform.

Building on the success of Tc99m tilmanocept, the flexible and versatile Manocept platform acts as an engine for the design of purpose-built molecules offering the potential to be utilized across a range of diagnostic modalities, SPECT, PET, intra-operative and/or optical-fluorescence detection in a variety of disease states.

We have advanced three additional imaging product candidates into clinical testing.

Cardiovascular Disease – We have completed a nine-subject study to evaluate diagnostic imaging of emerging atherosclerosis plaque with the Tc99m tilmanocept product dosed subcutaneously. The results of this study were recently published in the Journal of Infectious Diseases, confirming that the Tc99m tilmanocept product can both quantitatively as well as qualitatively target non-calcified plaque in the aortic arch (NIH/NHLBI Grant 1 R43 HL127846-01). We have applied for follow-on NIH/NHLBI support to fund additional clinical studies. These studies are currently under development and design for both Phase 1 and Phase 2 trials.

Rheumatoid Arthritis – We have initiated two dosing studies in RA. The first study, now complete, included 18 subjects (12 with active disease and 6 controls) who were dosed subcutaneously. In addition, based on completion of extensive preclinical dosing studies pursuant to our dialog with the FDA, we have initiated and partially completed a study dosing the Tc99m tilmanocept product IV. These studies have been supported through a SBIR grant (NIH/NIAMSD Grant 1 R44 AR067583-01A1).

Kaposi’s Sarcoma – Although we initiated and completed a study of KS in 2015, we received additional funding from the NIH in 2016 to continue studies in this disease. The new support not only continues the imaging of cutaneous elements of this disease but expands this to imaging of visceral disease via IV administration of Tc99m tilmanocept (NIH/NCI 1 R44 CA192859-01A1). Additionally, we received funding to support the therapeutic initiative for KS employing a select form of the class 1000 agent under current evaluation. The Company has already completed a portion of the Phase 1 SBIR portion of this award (1 R44 CA206788-01).

Based on performance in these very large imaging market opportunities the Company anticipates continued investment in these programs including initiating studies designed to obtain new approvals for the Tc99m tilmanocept product.

Preclinical data generated by the Company in studies using tilmanocept linked to a therapeutic agent also suggest that tilmanocept’s binding affinity to CD206 receptors demonstrates the potential for this technology to be useful in treating diseases linked to the over-activation of macrophages. This includes various cancers as well as autoimmune, infectious, CV, and CNS diseases. Our efforts in this area were further supported by the 2015 formation of MT, a majority-owned subsidiary that was formed specifically to explore therapeutic applications for the Manocept platform.

MT has been set up to pursue the drug delivery model. This model enables the Company to leverage its technology over many potential therapeutic applications and with multiple partners simultaneously without significant capital outlays. To date, the Company has developed two lead families of therapeutic products. The MT1000 class is designed to deplete activated macrophages via apoptosis. The MT2000 class is designed to modulate activated macrophages from a classically activated phenotype to the alternatively activated phenotype. Both families have been tested in a number of disease models in rodents. Navidea has sublicensed all of its intellectual property related to potential therapeutic applications of tilmanocept to its MT subsidiary.

We continue to seek to partner or out-license NAV4694. The NAV5001 sublicense was terminated in April 2015.

In the near term, the Company intends to continue to advance our additional imaging product candidates into advanced clinical testing with the goal of extending the regulatory approvals for use of the Tc99m tilmanocept product. We will also be evaluating potential funding and other resources required for continued development, regulatory approval and commercialization of any Manocept platform product candidates that we identify for further development, and potential options for advancing development.

Our Outlook

Our operating expenses in recent years have been focused primarily on support of Tc99m tilmanocept, our Manocept platform, and NAV4694 and NAV5001 product development. We incurred approximately $7.1 million, $10.6 million and $15.1 million in total on research and development activities during the years ended December 31, 2016, 2015 and 2014, respectively. Of the total amounts we spent on research and development during those periods, excluding costs related to our internal research and development headcount and our general and administrative staff which we do not currently allocate among the various development programs that we have underway, we incurred out-of-pocket charges by program as follows:

Development Program *	2016	2015	2014
Tc99m tilmanocept	$2,002,449	$2,365,128	$995,511
Manocept platform	1,045,102	767,431	503,587
Macrophage Therapeutics	679,961	538,813	—
NAV4694	1,590,607	3,448,724	6,788,286
NAV5001	97,602	385,344	1,441,442

* Certain development program expenditures were offset by grant reimbursement revenues totaling $2.8 million, $1.7 million, and $1.7 million during the years ended December 31, 2016, 2015 and 2014, respectively.

We expect to continue the advancement of our efforts with our Manocept platform during 2017. The divestiture of NAV5001 and the suspension of active patient accrual in our NAV4694 trials have decreased our development costs over the past year, however, we continue to incur costs to maintain the trials and drug production while we complete our partnering/divestiture activities. We expect our total research and development expenses, including both out-of-pocket charges as well as internal headcount and support costs, to be lower in 2017 than in 2016. This estimate excludes charges related to our subsidiary, Macrophage Therapeutics, Inc., which are currently expected to be funded separately.

Tc99m tilmanocept is approved by the EMA for use in imaging and intraoperative detection of sentinel lymph nodes draining a primary tumor in adult patients with breast cancer, melanoma, or localized squamous cell carcinoma of the oral cavity in the EU. There can be no assurance that Tc99m tilmanocept will achieve regulatory approval in any other market outside the EU, or if approved in those markets, that it will achieve market acceptance in the EU or any other market. See Risk Factors.

In March 2017, Navidea completed the Asset Sale to Cardinal Health 414. In exchange for the Acquired Assets, Cardinal Health 414 (i) made a cash payment to the Company at closing of approximately $80.6 million after adjustments based on inventory being transferred and an advance of $3 million of guaranteed earnout payments as part of the CRG settlement (as described in Item 3 – Legal Proceedings), (ii) assumed certain liabilities of the Company associated with the Product as specified in the Purchase Agreement, and (iii) agreed to make periodic earnout payments (to consist of contingent payments and milestone payments which, if paid, will be treated as additional purchase price) to the Company based on net sales derived from the purchased Product subject, in each case, to Cardinal Health 414’s right to off-set. In no event will the sum of all earnout payments, as further described in the Purchase Agreement, exceed $230 million over a period of ten years, of which $20.1 million are guaranteed payments for the three years immediately after closing of the Asset Sale. At the closing of the Asset Sale, $3 million of such earnout payments were advanced by Cardinal Health 414 to the Company, and paid to CRG as part of the Deposit Amount paid to CRG (as described in Item 3 – Legal Proceedings). Post-closing and after paying off our outstanding indebtedness and transaction-related expenses, Navidea has approximately $15.6 million in cash and $3.7 million in payables, a large portion of which is tied to the 4694 program which Navidea is seeking to divest in the near term. Thus, the completion of the Asset Sale significantly improved our financial condition and our ability to continue as a going concern.

Our marketing partners have historically shared a portion of the direct marketing, sales and distribution costs related to the sale of Tc99m tilmanocept. We anticipate that we will incur costs related to supporting the other product, regulatory, manufacturing and commercial activities related to the potential marketing registration and sale of Tc99m tilmanocept in the EU and other markets.

We are currently evaluating existing and emerging data on the potential use of Manocept-related agents in the diagnosis and disease-staging of disorders in which macrophages are involved, such as KS, RA, vulnerable plaque/atherosclerosis, TB and other disease states, to define areas of focus, development pathways and partnering options to capitalize on the Manocept platform. We will also be evaluating potential funding and other resources required for continued development, regulatory approval and commercialization of any Manocept platform product candidates that we identify for further development, and potential options for advancing development. There can be no assurance that further evaluation or development will be successful, that any Manocept platform product candidate will ultimately achieve regulatory approval, or if approved, the extent to which it will achieve market acceptance. See Risk Factors.

Discontinued Operations

In March 2017, Navidea completed the Asset Sale to Cardinal Health 414, as discussed previously under “The Company.” In exchange for the Acquired Assets, Cardinal Health 414 (i) made a cash payment to the Company at closing of approximately $80.6 million after adjustments based on inventory being transferred and an advance of $3.0 million of guaranteed earnout payments as part of the CRG settlement, (ii) assumed certain liabilities of the Company associated with the Product as specified in the Purchase Agreement, and (iii) agreed to make periodic earnout payments (to consist of contingent payments and milestone payments which, if paid, will be treated as additional purchase price) to the Company based on net sales derived from the purchased Product subject, in each case, to Cardinal Health 414’s right to off-set. In no event will the sum of all earnout payments, as further described in the Purchase Agreement, exceed $230 million over a period of ten years, of which $20.1 million are guaranteed payments for the three years immediately after closing of the Asset Sale. At the closing of the Asset Sale, $3.0 million of such earnout payments were advanced by Cardinal Health 414 to the Company, and paid to CRG as part of the Deposit Amount paid to CRG.

We recorded a net gain on the sale of the Business of $86.9 million for the nine months ended September 30, 2017, including $16.5 million in guaranteed consideration, which was discounted to the present value of future cash flows. The proceeds were offset by $3.3 million in estimated fair value of warrants issued to Cardinal Health 414, $2.0 million in legal and other fees related to the sale, $800,000 in net balance sheet dispositions and write-offs, and $6.4 million in estimated taxes.

Our consolidated balance sheets and statements of operations have been reclassified, as required, for all periods presented to reflect the Business as a discontinued operation. Cash flows associated with the operation of the Business have been combined with operating, investing and financing cash flows, as appropriate, in our consolidated statements of cash flows.

Results of Operations

This discussion of our Results of Operations focuses on describing results of our operations as if we had not operated the discontinued operations discussed above during the periods being disclosed. In addition, since our remaining pharmaceutical product candidates are not yet generating commercial revenue, the discussion of our revenue focuses on the grant and other revenue and our operating variances focus on our remaining product development programs and the supporting general and administrative expenses.

Years Ended December 31, 2016 and 2015

Tc99m Tilmanocept License Revenue. During 2016 and 2015, we recognized $1.2 million and $833,000, respectively, of the $2.0 million non-refundable upfront payment received by the Company related to the Tc99m tilmanocept license and distribution agreement for Europe. The Company had been recognizing this revenue on a straight-line basis over two years, however the remaining deferred revenue of $417,000 was recognized upon obtaining European approval of a reduced-mass vial in September 2016, five months earlier than originally anticipated. During 2016, we also recognized $500,000 of milestone revenue upon obtaining European approval of the reduced-mass vial, as well as $127,000 reimbursement of certain clinical development costs, in accordance with the terms of the Tc99m tilmanocept distribution agreement for Europe. During 2015, we recognized $300,000 of Tc99m tilmanocept license revenue from a non-refundable milestone payment received by the Company related to the Tc99m tilmanocept distribution agreement for China, for which the Company has no future obligations.

Grant and Other Revenue. During 2016, we recognized $3.1 million of grant and other revenue as compared to $1.9 million in 2015. Grant revenue during 2016 was primarily related to SBIR grants from the NIH supporting Manocept, Tc99m tilmanocept, NAV4694 and therapeutic development. Grant revenue during 2015 was primarily related to SBIR grants from the NIH supporting NAV4694, Tc99m tilmanocept and Manocept development. Grant and other revenue during 2016 included $173,000 from sales of non-commercial product to our European distribution partner. Grant and other revenue for 2016 and 2015 also included $33,000 and $140,000, respectively, related to services provided to R-NAV for Manocept development.

Research and Development Expenses. Research and development expenses decreased $3.4 million, or 32%, to $7.1 million during 2016 from $10.5 million during 2015. The decrease was primarily due to net decreases in drug project expenses related to (i) decreased NAV4694 development costs of $1.9 million including decreased clinical trial costs and manufacturing-related activities offset by increased licensing costs, while we continued our efforts to divest the program; (ii) decreased Tc99m tilmanocept development costs of $364,000 including decreased manufacturing-related activities and pre-clinical testing, offset by increased licensing, clinical trial and regulatory costs; and (iii) decreased NAV5001 development costs of $288,000 including decreased manufacturing-related activities and clinical trial costs; offset by (iv) increased Manocept platform development costs of $278,000 including increased clinical trial costs offset by decreased preclinical testing, license fees and manufacturing-related activities; and (v) increased therapeutics development costs of $141,000 including increased consulting costs offset by decreased scientific advisory board fees and manufacturing-related activities. The net decrease in research and development expenses also included decreased compensation including incentive-based awards and other expenses related to net decreased headcount of $1.3 million following the first quarter 2015 reduction in force.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $3.0 million, or 27%, to $7.9 million during 2016 from $10.9 million during 2015. The net decrease was primarily due to decreased general and administrative headcount of $2.2 million following the first quarter 2015 reduction in force coupled with decreased travel, office and other support costs of $795,000, consulting services of $671,000, and investor relations of $212,000, offset by increased legal and professional services of $879,000.

Other Income (Expense). Other income, net, was $2.8 million during 2016 as compared to other expense, net of $4.6 million during 2015. Interest expense, net decreased $1.3 million to $5,000 during 2016 from $1.3 million for 2015, primarily due to outstanding balance of the Oxford Notes in 2015. Of this interest expense, $326,000 in 2015 was non-cash in nature related to the amortization of debt issuance costs and debt discounts related to the Oxford Notes. For 2016 and 2015, we recorded non-cash income (expense) of $2.9 million and ($615,000), respectively, related to changes in the estimated fair value of financial instruments. During 2016 and 2015, we recorded non-cash equity in the loss of R-NAV of $15,000 and $305,000, respectively. During 2016, we also recorded a non-cash loss on the disposal of our investment in R-NAV of $40,000. During 2015, we recorded $2.4 million of losses on the extinguishment of the Oxford Notes.

Loss from Discontinued Operations. Loss from discontinued operations was $6.9 million during 2016 as compared to $5.0 million in 2015. Loss from discontinued operations included operating losses related to the sale of the Business to Cardinal Health 414 of $6.9 million and $5.7 million for 2016 and 2015, respectively. During 2015, we also recorded net income from the sale of the GDS Business to Devicor of $759,000 related to royalty amounts earned based on 2015 GDS Business revenue. The royalty amount of $1.2 million was offset by $436,000 in estimated taxes which were allocated to discontinued operations, but were fully offset by the tax benefit from our net operating loss for 2015.

Years Ended December 31, 2015 and 2014

Tc99m Tilmanocept License Revenue. During 2015, we recognized $833,000 of the $2.0 million non-refundable upfront payment received by the Company related to the Tc99m tilmanocept license and distribution agreement for Europe, which the Company was recognizing on a straight-line basis over two years. During 2015 and 2014, we recognized $300,000 of Lymphoseek license revenue from non-refundable milestone payments received by the Company related to the Tc99m tilmanocept distribution agreement for China, for which the Company has no future obligations.

Grant and Other Revenue. During 2015, we recognized $1.9 million of grant and other revenue as compared to $1.7 million in 2014. Grant revenue during 2015 was primarily related to SBIR grants from the NIH supporting NAV4694, Tc99m tilmanocept and Manocept platform development. Grant revenue during 2014 was primarily related to SBIR grants from the NIH supporting NAV4694 and NAV1800 development. Grant and other revenue for 2015 and 2014 also included $140,000 and $90,000, respectively, related to services provided to R-NAV for Manocept development.

Research and Development Expenses. Research and development expenses decreased $4.5 million, or 30%, to $10.6 million during 2015 from $15.1 million during 2014. The decrease was primarily due to net decreases in drug project expenses related to (i) decreased NAV4694 development costs of $3.3 million including decreased clinical trial costs and manufacturing-related activities while we continued our efforts to divest the program; and (ii) decreased NAV5001 development costs of $1.1 million including decreased clinical trial costs and manufacturing-related activities; offset by (iii) increased Tc99m tilmanocept development costs of $80 million due to a refund of supplemental NDA filing fees of $1.1 million reducing costs incurred in 2014, increased manufacturing-related activities, preclinical testing, and clinical trial costs, offset by decreased license fees; (iv) increased therapeutics development costs of $539,000 including increased scientific advisory board fees and manufacturing-related activities; and (v) increased Manocept platform development costs of $264,000 including increased clinical trial costs, license fees and manufacturing-related activities, offset by decreased preclinical testing. The net decrease in research and development expenses also included decreased compensation including incentive-based awards and other expenses related to net decreased headcount of $669,000 following the first quarter 2015 and second quarter 2014 reductions in force coupled with decreased travel, office and other support costs of $401,000.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.4 million, or 14%, to $10.9 million during 2015 from $9.5 million during 2014. The net increase was primarily due to increased legal and professional services, license fees related to Tc99m tilmanocept, investor relations costs, market development expenses related to NAV4694, and travel, office and other support costs. The net increase in selling, general and administrative expenses also included increased compensation including incentive-based awards and other expenses coupled with costs related to the first quarter 2015 reduction in force.

Other Income (Expense). Other expense, net, was $4.6 million during 2015 as compared to other expense, net of $7.8 million during 2014. Interest expense, net decreased $2.1 million to $1.3 million during 2015 from $3.4 million for 2014, primarily due to the lower average outstanding balances related to the Oxford Notes in 2015 versus the Oxford Notes and GECC/MidCap Notes in 2014. Of this interest expense, $326,000 and $844,000 in 2015 and 2014, respectively, was non-cash in nature related to the amortization of debt discounts related to the Oxford Notes and GECC/MidCap Notes. During 2015 and 2014, we recorded $2.4 million and $2.6 million, respectively, of losses on the extinguishment of the Oxford Notes and GECC/MidCap Notes. For 2015 and 2014, we recorded non-cash expenses of $615,000 and $1.3 million, respectively, related to changes in the estimated fair value of financial instruments. During 2015 and 2014, we recorded non-cash equity in the loss of R-NAV of $305,000 and $524,000, respectively.

Loss from Discontinued Operations. Loss from discontinued operations was $5.0 million during 2015 as compared to $5.4 million in 2014. Loss from discontinued operations included operating losses related to the sale of the Business to Cardinal Health 414 of $5.7 million and $5.4 million for 2015 and 2014, respectively. During 2015, we also recorded net income from the sale of the GDS Business to Devicor of $759,000 related to royalty amounts earned based on 2015 GDS Business revenue. The royalty amount of $1.2 million was offset by $436,000 in estimated taxes which were allocated to discontinued operations, but were fully offset by the tax benefit from our net operating loss for 2015.

Liquidity and Capital Resources

Cash balances decreased to $1.5 million at December 31, 2016 from $7.2 million at December 31, 2015. The net decrease was primarily due to $4.1 million cash withdrawn by CRG for collection fees, prepayment premium and a backend facility fee, and $5.0 million restricted cash in a pledged collateral account over which CRG had control and a court escrow account, offset by $3.6 million provided by operations.

All of our material assets, except our intellectual property, had been pledged as collateral for our borrowings under the CRG Loan Agreement. In addition to the security interest in our assets, the CRG Loan Agreement carried covenants that imposed significant requirements on us, including, among others, requirements that we (1) pay all principal, interest and other charges on the outstanding balance of the borrowed funds when due; (2) maintain liquidity of at least $5 million during the term of the CRG Loan Agreement; and (3) meet certain annual EBITDA or revenue targets ($22.5 million of Tc99m tilmanocept sales revenue in 2016) as defined in the CRG Loan Agreement. The events of default under the CRG Loan Agreement also included a failure of Platinum to perform its funding obligations under the Platinum Loan Agreement at any time as to which the Company had negative EBITDA for the most recent fiscal quarter, as a result either of Platinum’s repudiation of its obligations under the Platinum Loan Agreement, or the occurrence of an insolvency event with respect to Platinum. An event of default would entitle CRG to accelerate the maturity of our indebtedness, increase the interest rate from 14% to the default rate of 18% per annum, and invoke other remedies available to it under the loan agreement and the related security agreement.

As previously described, on March 3, 2017, the Company entered into a Global Settlement Agreement with MT, CRG, and Cardinal Health 414 to effectuate the terms of a settlement previously entered into by the parties on February 22, 2017. In accordance with the Global Settlement Agreement, on March 3, 2017, the Company repaid $59 million of its alleged indebtedness and other obligations outstanding under the CRG Term Loan. Concurrently with payment of the Deposit Amount, CRG released all liens and security interests granted under the CRG Loan Documents and the CRG Loan Documents were terminated and are of no further force or effect; provided, however, that, notwithstanding the foregoing, the Company and CRG agreed to continue with their proceeding pending in The District Court of Harris County, Texas to fully and finally determine the Final Payoff Amount. The Texas hearing is currently set for July 3, 2017.

In addition, the Platinum Loan Agreement carries standard non-financial covenants typical for commercial loan agreements that impose significant requirements on us. Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control. The breach of any of these covenants would result in a default under the Platinum Loan Agreement, permitting Platinum to terminate our ability to obtain additional draws under the Platinum Loan Agreement and accelerate the maturity of the debt. Such actions by Platinum could materially adversely affect our operations, results of operations and financial condition, including causing us to substantially curtail our product development activities.

The Platinum Loan Agreement includes a covenant that results in an event of default on the Platinum Loan Agreement upon default on the CRG Loan Agreement. As discussed above, the Company is maintaining its position that CRG’s alleged claims do not constitute events of default under the CRG Loan Agreement and believes it has defenses against such claims. The Company has obtained a waiver from Platinum confirming that we are not in default under the Platinum Loan Agreement as a result of the alleged default on the CRG Loan Agreement and as such, we are currently in compliance with all covenants under the Platinum Loan Agreement.

As of December 31, 2016, the outstanding principal balance of the Platinum Note was approximately $9.5 million, with $27.3 million currently available under the credit facility. An additional $15 million was potentially available under the credit facility on terms to be negotiated. However, based on Platinum’s recent filing for Chapter 15 bankruptcy protection, Navidea has substantial doubt about Platinum’s ability to fund future draw requests under the credit facility.

In connection with the closing of the Asset Sale to Cardinal Health 414, the Company repaid to PPCO an aggregate of approximately $7.7 million in partial satisfaction of the Company’s liabilities, obligations and indebtedness under the Platinum Loan Agreement between the Company and Platinum-Montaur, which, to the extent of such payment, were transferred by Platinum-Montaur to PPCO. The Company was informed by PPVA that it was the owner of the balance of the Platinum-Montaur loan. Such balance of approximately $1.9 million was due upon closing of the Asset Sale but withheld by the Company and not paid to anyone as it is subject to competing claims of ownership by both Dr. Michael Goldberg, the Company’s President and Chief Executive Officer, and PPVA.

Operating Activities. Cash from operations increased $22.7 million to $3.6 million provided during 2016 compared to $19.1 million used in 2015.

Accounts and other receivables increased to $203,000 at December 31, 2016 from $10,000 at December 31, 2015, primarily due to increased amounts due from our European distribution partner related to the sale of non-commercial product.

Inventory levels increased to $96,000 at December 31, 2016 from $0 at December 31, 2015, primarily due to materials inventory allocated for use in production of a reduced-mass vial of Tc99m tilmanocept for the European market. We expect inventory levels to decrease during 2017 following the transfer of production responsibility to our European distribution partner.

Prepaid expenses and other current assets decreased slightly to $842,000 at December 31, 2016 from $882,000 at December 31, 2015, primarily due to increased legal retainers related to the CRG litigation and prepaid insurance, offset by amortization of the prior year’s prepaid insurance.

Accounts payable increased to $5.2 million at December 31, 2016 from $1.5 million at December 31, 2015, primarily due to net increased payables due to legal and professional services, NAV4694, investor relations, and therapeutics vendors. Of the increased accounts payable, at least $894,000 is being disputed by the Company’s current management. Accrued liabilities and other current liabilities increased to $7.9 million at December 31, 2016 from $2.2 million at December 31, 2015, primarily due to increased accruals for interest on the CRG debt and therapeutics development costs, offset by decreased accruals for NAV4694 development costs. Our payable and accrual balances are expected to decrease during 2017 following payoff of accrued interest associated with the CRG debt coupled with continuing to decrease our support of NAV4694 development.

Deferred revenue decreased to $41,000 at December 31, 2016 from $1.2 million at December 31, 2015, primarily due to recognition of $1.2 million of the $2.0 million non-refundable upfront payment received by the Company related to the Tc99m tilmanocept license and distribution agreement for Europe. The Company had been recognizing this revenue on a straight-line basis over two years, however the remaining deferred revenue of $417,000 was recognized upon obtaining European approval of a reduced-mass vial in September 2016, five months earlier than originally anticipated. Deferred revenue is expected to decrease during 2017 as the remaining deferred revenue continues to be recognized.

Investing Activities. Investing activities used $39,000 during 2016 compared to using $28,000 in 2015. Capital expenditures of $39,000 during 2015 were primarily for Tc99m tilmanocept production equipment and computers. Net payments related to the disposal of our investment in R-NAV of $82,000 and capital expenditures of $2,000, primarily for computer equipment, were offset by proceeds from sales of capital equipment of $45,000 during 2016. Proceeds from sales of equipment of $38,000 were offset by patent and trademark costs of $27,000 during 2015. We expect our overall capital expenditures for 2017 will be slightly higher than for 2016 as we maintain our technology infrastructure.

Financing Activities. Financing activities used $9.1 million during 2016 compared to providing $20.8 million in 2015. The $9.1 million used by financing activities in 2016 consisted primarily of restrictions placed on cash in an account controlled by CRG of $5.0 million, payment of debt-related costs of $3.9 million, and principal payments on notes payable of $231,000, primarily related to the CRG debt. The $20.8 million provided by financing activities in 2015 consisted primarily of proceeds from the CRG Term Loan of $50.0 million, draws under the Platinum credit facility of $4.5 million, and proceeds from issuance of MT Preferred Stock of $500,000, offset by principal payments on the Oxford Notes of $30.0 million, payment of debt-related costs of $3.9 million, and a principal payment on the R-NAV note of $333,000.

Investment in Macrophage Therapeutics, Inc.

In March 2015, MT, our previously wholly-owned subsidiary, entered into a Securities Purchase Agreement to sell up to 50 shares of its Series A Convertible Preferred Stock (“MT Preferred Stock”) and warrants to purchase up to 1,500 common shares of MT (MT Common Stock) to Platinum and Dr. Michael Goldberg (collectively, the “MT Investors”) for a purchase price of $50,000 per unit. A unit consists of one share of MT Preferred Stock and 30 warrants to purchase MT Common Stock. Under the agreement, 40% of the MT Preferred Stock and warrants are committed to be purchased by Dr. Goldberg, and the balance by Platinum. The full 50 shares of MT Preferred Stock and warrants that may be sold under the agreement are convertible into, and exercisable for, MT Common Stock representing an aggregate 1% interest on a fully converted and exercised basis. Navidea owns the remainder of the MT Common Stock. On March 11, 2015, definitive agreements with the MT Investors were signed for the sale of the first tranche of 10 shares of MT Preferred Stock and warrants to purchase 300 shares of MT Common Stock to the MT Investors, with gross proceeds to MT of $500,000.

In addition, we entered into a Securities Exchange Agreement with the MT Investors providing them an option to exchange their MT Preferred Stock for our common stock in the event that MT has not completed a public offering with gross proceeds to MT of at least $50 million by the second anniversary of the closing of the initial sale of MT Preferred Stock, at an exchange rate per share obtained by dividing $50,000 by the greater of (i) 80% of the twenty-day volume weighted average price per share of our common stock on the second anniversary of the initial closing or (ii) $3.00. To the extent that the MT Investors do not timely exercise their exchange right, MT has the right to redeem their MT Preferred Stock for a price equal to $58,320 per share. We also granted MT an exclusive license for certain therapeutic applications of the Manocept technology.

In December 2015 and May 2016, Platinum contributed an additional $200,000 to MT. MT was not obligated to provide anything in return, although it was considered likely that the MT Board would ultimately authorize some form of compensation to Platinum. During the year ended December 31, 2016, the Company recorded the entire $200,000 as a current liability pending determination of the form of compensation.

In July 2016, MT’s Board of Directors authorized modification of the original investments of $300,000 by Platinum and $200,000 by Dr. Goldberg to a convertible preferred stock with a 10% PIK coupon retroactive to the time the initial investments were made. The conversion price of the preferred will remain at the $500 million initial market cap but a full ratchet will be added to enable the adjustment of conversion price, warrant number and exercise price based on the valuation of the first institutional investment round. In addition, the MT Board authorized issuance of additional convertible preferred stock with the same terms to Platinum as compensation for the additional $200,000 of investments made in December 2015 and May 2016. As of the date of filing of this Form 10-K, final documents related to the above transactions authorized by the MT Board have not been completed.

Investment in R-NAV, LLC

In July 2014, Navidea formed a joint enterprise with Essex Woodlands-backed Rheumco, LLC, to develop and commercialize radiolabeled diagnostic and therapeutic products for rheumatologic and arthritic diseases. The joint enterprise, called R-NAV, LLC, combined Navidea’s proprietary Manocept CD206 macrophage targeting platform and Rheumco’s proprietary Tin-117m radioisotope technology to focus on leveraging the platforms across several indications with high unmet medical need, including the detection and treatment of RA and veterinary osteoarthritis.

Both Rheumco and Navidea contributed licenses for intellectual property and technology to R-NAV in exchange for common units in R-NAV. R-NAV was initially capitalized through a $4.0 million investment from third-party private investors, and the technology contributions from Rheumco and Navidea. Navidea committed an additional $1.0 million investment to be paid over three years, with $333,334 in cash contributed at inception and a promissory note in the principal amount of $666,666, payable in two equal installments on the first and second anniversaries of the transaction. In exchange for its capital and in-kind investment, the Company received 1,000,000 Series A preferred units of R-NAV (“Series A Units”) and 3,500,000 Common Units. The Company was to receive an additional 500,000 Series A Units for management and technical services associated with the programs described above to be performed by the Company for R-NAV pursuant to a services agreement. The Series A Units were convertible into Common Units at the option of the holder for a conversion price of $1 per unit, subject to broad-based weighted average anti-dilution rights. Navidea initially owned approximately 33.7% of the combined entity.

Joint oversight over certain aspects of R-NAV was shared between Navidea and the other investors; Navidea did not control the operations of R-NAV. Navidea had three-year call options to acquire, at its sole discretion, all of the equity of R-NAV’s TcRA Imaging, Inc. subsidiary (“TcRA”) for $10.5 million prior to the launch of a Phase 3 clinical trial for its development program, and all of the equity of R-NAV’s SnRA Theragnostics, Inc. subsidiary at fair value upon completion of radiochemistry and biodistribution studies for its development program.

Navidea's investment in R-NAV was accounted for using the equity method of accounting. Navidea's equity in the loss of R-NAV was $15,000 for the year ended December 31, 2016.

Effective May 31, 2016, Navidea terminated its joint venture with R-NAV. Under the terms of the agreement, Navidea (1) transferred all of its shares of R-NAV, consisting of 1,500,000 Series A Units and 3,500,000 Common Units, to R-NAV; and (2) paid $110,000 in cash to R-NAV. In exchange, R-NAV (1) transferred all of its shares of TcRA to Navidea, thereby returning the technology licensed to TcRA to Navidea; and (2) forgave the $333,333 remaining on the promissory note. The Company's obligation to provide $500,000 of in-kind services to R-NAV was being recognized as those services were provided. The Company provided $15,000 of in-kind services during the five-month period ended May 31, 2016. As of the date of termination, the Company had $383,000 of in-kind services remaining to provide under this obligation. This obligation ceased on May 31, 2016 under the terms of the agreement. Neither Navidea nor R-NAV has any further obligations of any kind to either party.

Platinum Credit Facility

The Platinum Loan Agreement, as amended, provides us with a credit facility of up to $50 million. We drew a total of $4.5 million under the credit facility during the year ended December 31, 2015. We did not make any draws under the credit facility during the years ended December 31, 2016 and 2014. The credit facility bears interest at the greater of (a) the U.S. Prime Rate as reported in the Wall Street Journal plus 6.75%; (b) 10.0%; or (c) the highest rate of interest then payable pursuant to the CRG Term Loan plus 0.125%, compounded monthly. In accordance with the terms of a Section 16(b) Settlement Agreement, Platinum agreed to forgive interest owed on the credit facility in an amount equal to 6%, effective July 1, 2016. As of December 31, 2016, the effective interest rate was 8.125%. $1.0 million and $761,000 of interest was compounded and added to the balance of the Platinum Note during the years ended December 31, 2016 and 2015, respectively. Platinum has the right, at Platinum’s option subject to certain conditions, to convert all principal and interest outstanding under the Platinum Loan Agreement (the Conversion Amount), but not until such time as the average daily volume weighted average price of the Company’s common stock for the ten preceding trading days exceeds $2.53 per share. The number of shares of Navidea’s common stock to be issued upon such conversion is computed by dividing the Conversion Amount by a conversion price equal to the lesser of (i) 90% of the lowest VWAP for the 10 trading days preceding the date of such conversion request, or (ii) the average VWAP for the 10 trading days preceding the date of such conversion request. The Platinum Loan Agreement matures six months following the maturity or earlier repayment of the CRG Term Loan.

The Platinum Loan Agreement carries standard non-financial covenants typical for commercial loan agreements that impose significant requirements on us. Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control. The breach of any of these covenants would result in a default under the Platinum Loan Agreement, permitting Platinum to terminate our ability to obtain additional draws under the Platinum Loan Agreement and accelerate the maturity of the debt. Such actions by Platinum could materially adversely affect our operations, results of operations and financial condition, including causing us to substantially curtail our product development activities.

The Platinum Loan Agreement includes a covenant that results in an event of default on the Platinum Loan Agreement upon default on the CRG Loan Agreement. As discussed below, the Company is maintaining its position that CRG’s alleged claims do not constitute events of default under the CRG Loan Agreement and believes it has defenses against such claims. The Company has obtained a waiver from Platinum confirming that we are not in default under the Platinum Loan Agreement as a result of the alleged default on the CRG Loan Agreement and as such, we are currently in compliance with all covenants under the Platinum Loan Agreement.

As of December 31, 2016, the remaining outstanding principal balance of the Platinum Note was approximately $9.5 million, consisting of $7.7 million of draws and $1.8 million of compounded interest, with $27.3 million still available under the credit facility. An additional $15 million was potentially available under the credit facility on terms to be negotiated. However, based on Platinum’s recent filing for Chapter 15 bankruptcy protection, Navidea has substantial doubt about Platinum’s ability to fund future draw requests under the credit facility.

In connection with the closing of the Asset Sale to Cardinal Health 414, the Company repaid to PPCO an aggregate of approximately $7.7 million in partial satisfaction of the Company’s liabilities, obligations and indebtedness under the Platinum Loan Agreement between the Company and Platinum-Montaur, which, to the extent of such payment, were transferred by Platinum-Montaur to PPCO. The Company was informed by PPVA that it was the owner of the balance of the Platinum-Montaur loan. Such balance of approximately $1.9 million was due upon closing of the Asset Sale but withheld by the Company and not paid to anyone as it is subject to competing claims of ownership by both Dr. Michael Goldberg, the Company’s President and Chief Executive Officer, and PPVA.

Capital Royalty Partners II, L.P. Debt

In May 2015, Navidea and MT, as guarantor, executed a Term Loan Agreement with CRG in its capacity as a lender and as control agent for other affiliated lenders party to the CRG Loan Agreement in which the Lenders agreed to make a term loan to the Company in the aggregate principal amount of $50 million, with an additional $10 million in loans to be made available upon the satisfaction of certain conditions stated in the CRG Loan Agreement. Closing and funding of the CRG Term Loan occurred on May 15, 2015 (the “Effective Date”). The principal balance of the CRG Term Loan bore interest from the Effective Date at a per annum rate of interest equal to 14.0%. Through March 31, 2019, the Company had the option of paying (i) 10.00% of the per annum interest in cash and (ii) 4.00% of the per annum interest as compounded interest which is added to the aggregate principal amount of the CRG Term Loan. During 2016 and 2015, $553,000 and $1.3 million of interest was compounded and added to the balance of the CRG Term Loan. In addition, the Company began paying the cash portion of the interest in arrears on June 30, 2015. Principal was due in eight equal quarterly installments during the final two years of the term. All unpaid principal, and accrued and unpaid interest, was due and payable in full on March 31, 2021.

Pursuant to a notice of default letter sent to Navidea by CRG, the Company stopped compounding interest in the second quarter of 2016 and began recording accrued interest. As of December 31, 2016, $5.8 million of accrued interest is included in accrued liabilities and other on the consolidated balance sheets. As of December 31, 2016, the outstanding principal balance of the CRG Term Loan was $51.7 million.

The CRG Term Loan was collateralized by a security interest in substantially all of the Company's assets.  In addition, the CRG Loan Agreement required that the Company adhere to certain affirmative and negative covenants, including financial reporting requirements and a prohibition against the incurrence of indebtedness, or creation of additional liens, other than as specifically permitted by the terms of the CRG Loan Agreement.  The Lenders were entitled to accelerate the payment terms of the CRG Loan Agreement upon the occurrence of certain events of default set forth therein, which included the failure of the Company to make timely payments of amounts due under the CRG Loan Agreement, the failure of the Company to adhere to the covenants set forth in the CRG Loan Agreement, and the insolvency of the Company.  The covenants of the CRG Loan Agreement included a covenant that the Company shall have EBITDA of no less than $5 million in each calendar year during the term or revenues from sales of Tc99m tilmanocept in each calendar year during the term of at least $22.5 million in 2016, with the target minimum revenue increasing in each year thereafter until reaching $45 million in 2020.  However, if the Company were to fail to meet the applicable minimum EBITDA or revenue target in any calendar year, the CRG Loan Agreement provided the Company a cure right if it raises 2.5 times the EBITDA or revenue shortfall in equity or subordinated debt and deposits such funds in a separate blocked account.  Additionally, the Company was required to maintain liquidity, defined as the balance of unencumbered cash and permitted cash equivalent investments, of at least $5 million during the term of the CRG Term Loan.  The events of default under the CRG Loan Agreement also included a failure of Platinum to perform its funding obligations under the Platinum Loan Agreement at any time as to which the Company had negative EBITDA for the most recent fiscal quarter, as a result either of Platinum’s repudiation of its obligations under the Platinum Loan Agreement, or the occurrence of an insolvency event with respect to Platinum. An event of default would entitle CRG to accelerate the maturity of our indebtedness, increase the interest rate from 14% to the default rate of 18% per annum, and invoke other remedies available to it under the loan agreement and the related security agreement.

During the course of 2016, CRG alleged multiple claims of default on the CRG Loan Agreement, and filed suit in the District Court of Harris County, Texas. On June 22, 2016, CRG exercised control over one of the Company’s primary bank accounts and took possession of $4.1 million that was on deposit, applying $3.9 million of the cash to various fees, including collection fees, a prepayment premium and an end-of-term fee. The remaining $189,000 was applied to the principal balance of the debt. Multiple motions, actions and hearings followed over the remainder of 2016 and into 2017.

On March 3, 2017, the Company entered into a Global Settlement Agreement with MT, CRG, and Cardinal Health 414 to effectuate the terms of a settlement previously entered into by the parties on February 22, 2017. In accordance with the Global Settlement Agreement, on March 3, 2017, the Company repaid $59 million (the “Deposit Amount”) of its alleged indebtedness and other obligations outstanding under the CRG Term Loan. Concurrently with payment of the Deposit Amount, CRG released all liens and security interests granted under the CRG Loan Documents and the CRG Loan Documents were terminated and are of no further force or effect; provided, however, that, notwithstanding the foregoing, the Company and CRG agreed to continue with their proceeding pending in The District Court of Harris County, Texas to fully and finally determine the actual amount owed by the Company to CRG under the CRG Loan Documents (the “Final Payoff Amount”). The Company and CRG further agreed that the Final Payoff Amount would be no less than $47 million (the “Low Payoff Amount”) and no more than $66 million (the “High Payoff Amount”). In addition, concurrently with the payment of the Deposit Amount and closing of the Asset Sale, (i) Cardinal Health 414 agreed to post a $7 million letter of credit in favor of CRG (at the Company’s cost and expense to be deducted from the closing proceeds due to the Company, and subject to Cardinal Health 414’s indemnification rights under the Purchase Agreement) as security for the amount by which the High Payoff Amount exceeds the Deposit Amount in the event the Company is unable to pay all or a portion of such amount, and (ii) CRG agreed to post a $12 million letter of credit in favor of the Company as security for the amount by which the Deposit Amount exceeds the Low Payoff Amount. If, on the one hand, it is finally determined by the Texas Court that the amount the Company owes to CRG under the Loan Documents exceeds the Deposit Amount, the Company will pay such excess amount, plus the costs incurred by CRG in obtaining CRG’s letter of credit, to CRG and if, on the other hand, it is finally determined by the Texas Court that the amount the Company owes to CRG under the Loan Documents is less than the Deposit Amount, CRG will pay such difference to the Company and reimburse Cardinal Health 414 for the costs incurred by Cardinal Health 414 in obtaining its letter of credit. Any payments owing to CRG arising from a final determination that the Final Payoff Amount is in excess of $59 million shall first be paid by the Company without resort to the letter of credit posted by Cardinal Health 414, and such letter of credit shall only be a secondary resource in the event of failure of the Company to make payment to CRG. The Company will indemnify Cardinal Health 414 for any costs it incurs in payment to CRG under the settlement, and the Company and Cardinal Health 414 further agree that Cardinal Health 414 can pursue all possible remedies, including offset against earnout payments (guaranteed or otherwise) under the Purchase Agreement, warrant exercise, or any other payments owed by Cardinal Health 414, or any of its affiliates, to the Company, or any of its affiliates, if Cardinal Health 414 incurs any cost associated with payment to CRG under the settlement. The Company and CRG also agreed that the $2 million being held in escrow pursuant to court order in the Ohio case and the $3 million being held in escrow pursuant to court order in the Texas case would be released to the Company at closing of the Asset Sale. On March 3, 2017, Cardinal Health 414 posted a $7 million letter of credit, and on March 7, 2017, CRG posted a $12 million letter of credit, each as required by the Global Settlement Agreement. The Texas hearing is currently set for July 3, 2017.

Oxford Debt

In March 2014, we executed a Loan and Security Agreement (the “Oxford Loan Agreement”) with Oxford Finance, LLC (“Oxford”), providing for a loan to the Company of $30 million. Pursuant to the Oxford Loan Agreement, we issued Oxford: (1) Term Notes in the aggregate principal amount of $30 million, bearing interest at 8.5% (the “Oxford Notes”), and (2) Series KK warrants to purchase an aggregate of 391,032 shares of our common stock at an exercise price of $1.918 per share, expiring in March 2021 (the “Series KK warrants”). We began making monthly payments of interest only on April 1, 2014, and monthly payments of principal and interest beginning April 1, 2015. In May 2015, in connection with the consummation of the CRG Loan Agreement, the Company repaid all amounts outstanding under the Oxford Loan Agreement. The payoff amount of $31.7 million included payments of $289,000 as a pre-payment fee and $2.4 million as an end-of-term final payment fee. The Series KK warrants remained outstanding as of December 31, 2016.

GECC/MidCap Debt

In June 2013, we executed a Loan and Security Agreement (the “GECC/MidCap Loan Agreement”) with General Electric Capital Corporation (“GECC”) and MidCap Financial SBIC, LP (“MidCap”), pursuant to which we issued GECC and MidCap: (1) Term Notes in the aggregate principal amount of $25,000,000 (the “GECC/MidCap Notes”), and (2) Series HH warrants to purchase an aggregate of 301,205 shares of our common stock at an exercise price of $2.49 per share, expiring in June 2023 (the “Series HH warrants”). In March 2014, in connection with the consummation of the Oxford Loan Agreement, we repaid all amounts outstanding under the GECC/MidCap Loan Agreement upon the receipt by GECC/MidCap of a payoff amount of $26.7 million, including $500,000 as a pre-payment fee and $1,000,000 as an end-of-term final payment fee. The Series HH warrants remained outstanding as of December 31, 2016.

Cardinal Health 414 Asset Sale

On March 3, 2017, pursuant to a Purchase Agreement dated November 23, 2016, the Company completed its previously announced sale to Cardinal Health 414 of its assets used, held for use, or intended to be used in operating the Business, including the Product, in the Territory (giving effect to the License-Back and excluding certain assets specifically retained by the Company). Such assets sold in the Asset Sale consist primarily of, without limitation, (i) intellectual property used in or reasonably necessary for the conduct of the Business, (ii) inventory of, and customer, distribution, and product manufacturing agreements related to, the Business, (iii) all product registrations related to the Product, including the new drug application approved by the FDA for the Product and all regulatory submissions in the United States that have been made with respect to the Product and all Health Canada regulatory submissions and, in each case, all files and records related thereto, (iv) all related clinical trials and clinical trial authorizations and all files and records related thereto, and (v) all right, title and interest in and to the Product, as specified in the Purchase Agreement.

In exchange for the Acquired Assets, Cardinal Health 414 (i) made a cash payment to the Company at closing of approximately $80.6 million after adjustments based on inventory being transferred and an advance of $3 million of guaranteed earnout payments as part of the CRG settlement (described below in Item 3 – Legal Proceedings), (ii) assumed certain liabilities of the Company associated with the Product as specified in the Purchase Agreement, and (iii) agreed to make periodic earnout payments (to consist of contingent payments and milestone payments which, if paid, will be treated as additional purchase price) to the Company based on net sales derived from the purchased Product subject, in each case, to Cardinal Health 414’s right to off-set. In no event will the sum of all earnout payments, as further described in the Purchase Agreement, exceed $230 million over a period of ten years, of which $20.1 million are guaranteed payments for the three years immediately after closing of the Asset Sale. At the closing of the Asset Sale, $3 million of such earnout payments were advanced by Cardinal Health 414 to the Company, and paid to CRG as part of the Deposit Amount paid to CRG (described above).

Upon closing of the Asset Sale, the Supply and Distribution Agreement between Cardinal Health 414 and the Company was terminated and, as a result, the provisions thereof are of no further force or effect. At the closing of the Asset Sale, Cardinal Health 414 paid to the Company $1.2 million, as an estimate of the accrued revenue sharing payments owed to the Company as of the closing date, net of prior payments. Post-closing and after paying off our outstanding indebtedness and transaction-related expenses, Navidea had approximately $15.6 million in cash and $3.7 million in payables, a large portion of which is tied to the 4694 program which Navidea is seeking to divest in the near term. Thus, the completion of the Asset Sale significantly improved our financial condition and our ability to continue as a going concern.

Summary

Our future liquidity and capital requirements will depend on a number of factors, including the final outcome of the CRG litigation which could potentially result in payment of up to an additional $7 million to CRG, our ability to achieve market acceptance of our products, our ability to complete the development and commercialization of new products, our ability to monetize our investment in non-core technologies, our ability to obtain milestone or development funds from potential development and distribution partners, regulatory actions by the FDA and international regulatory bodies, the ability to procure required financial resources, and intellectual property protection.

Following the completion of the Asset Sale to Cardinal Health 414 and the repayment of a majority of our indebtedness, we believe that substantial doubt about the Company’s financial position and ability to continue as a going concern has been removed. The Company is also working to establish additional sources of non-dilutive funding, including collaborations and grant funding that can augment the balance sheet as the Company works to reduce spending to sustainable levels. Substantial progress on the Manocept platform has resulted in several promising opportunities, including the formation of Macrophage Therapeutics, Inc. in January 2015.

We plan to focus our resources for the remainder of 2017 primarily on defending our position related to CRG’s claims of default and development of products based on the Manocept platform. Although management believes that it will be able to achieve these objectives, they are subject to a number of variables beyond our control, including the outcome of the remaining CRG litigation, the nature and timing of any partnering opportunities, the ability to modify contractual commitments made in connection with these programs, and the timing and expense associated with suspension or alteration of clinical trials, and consequently there can be no assurance that we will be able to achieve our objective of bringing our expenses in line with our revenues, and we may need to seek additional debt or equity financing if we cannot achieve that objective in a timely manner.

During 2016 and 2015, we continued making limited investment in the NAV4694 clinical trial process based on our expectation that we will be successful in ultimately securing a partnership that will provide us some level of return on this investment which is incremental to the carrying costs we are presently incurring. However, there can be no assurance that the partnership discussions in which we are engaged will yield the level of return we are anticipating.

We will continue to evaluate our time lines, strategic needs, and balance sheet requirements. There can be no assurance that if we attempt to raise additional capital through debt, royalty, equity or otherwise, we will be successful in doing so on terms acceptable to the Company, or at all. Further, there can be no assurance that we will be able to gain access and/or be able to execute on securing new sources of funding, new development opportunities, successfully obtain regulatory approval for and commercialize new products, achieve significant product revenues from our products, or achieve or sustain profitability in the future. See Risk Factors.

Recent Accounting Standards

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements-Going Concern.  ASU 2014-15 defines when and how companies are required to disclose going concern uncertainties, which must be evaluated each interim and annual period.  ASU 2014-15 requires management to determine whether substantial doubt exists regarding the entity's going concern presumption.  Substantial doubt about an entity's ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or available to be issued).  If substantial doubt exists, certain disclosures are required; the extent of those disclosures depends on an evaluation of management's plans (if any) to mitigate the going concern uncertainty.  ASU 2014-15 is effective prospectively for annual periods ending after December 15, 2016, and to annual and interim periods thereafter.  Early adoption was permitted.  The adoption of ASU 2014-15 did not have a material effect on our consolidated financial statements, however it may affect future disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842).  ASU 2016-02 requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP.  The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases.  A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term.  ASU 2016-02 is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  Early adoption is permitted.  We expect the adoption of ASU 2016-02 to result in an increase in right-of-use assets and lease liabilities on our consolidated statement of financial position related to our leases that are currently classified as operating leases, primarily for office space.  Management is currently evaluating the impact that the adoption of ASU 2016-02 will have on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers – Principal versus Agent Considerations (Reporting Revenue Gross versus Net).  ASU 2016-08 does not change the core principle of the guidance, rather it clarifies the implementation guidance on principal versus agent considerations.  ASU 2016-08 clarifies the guidance in ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective.  The effective date and transition requirements for ASU 2016-08 are the same as for ASU 2014-09, which was deferred by one year by ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date.  Public business entities should adopt the new revenue recognition standard for annual reporting periods beginning after December 15, 2017, including interim periods within that year.  Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year.  We will evaluate the potential impact that the adoption of ASU 2014-09 may have on our consolidated financial statements following the closing of the Asset Sale to Cardinal Health 414 in March 2017.

In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation.  ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows.  Some of the simplified areas apply only to nonpublic entities.  ASU 2016-09 is effective for public business entities for annual periods beginning after December 15, 2016, and interim periods within those annual periods.  Early adoption is permitted in any interim or annual period.  If an entity early adopts ASU 2016-09 in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.  Methods of adoption vary according to each of the amendment provisions.  Management is currently evaluating the impact that the adoption of ASU 2016-09 will have on our consolidated financial statements.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers – Identifying Performance Obligations and Licensing.  ASU 2016-10 does not change the core principle of the guidance, rather it clarifies the identification of performance obligations and the licensing implementation guidance, while retaining the related principles for those areas.  ASU 2016-10 clarifies the guidance in ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective.  The effective date and transition requirements for ASU 2016-10 are the same as for ASU 2014-09, which was deferred by one year by ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date.  Public business entities should adopt the new revenue recognition standard for annual reporting periods beginning after December 15, 2017, including interim periods within that year.  Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year.  We will evaluate the potential impact that the adoption of ASU 2016-10 may have on our consolidated financial statements following the closing of the Asset Sale to Cardinal Health 414 in March 2017.

In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers – Narrow-Scope Improvements and Practical Expedients.  ASU 2016-12 does not change the core principle of the guidance, rather it affects only certain narrow aspects of Topic 606, including assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications at transition.  ASU 2016-12 affects the guidance in ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective.  The effective date and transition requirements for ASU 2016-12 are the same as for ASU 2014-09, which was deferred by one year by ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date.  Public business entities should adopt the new revenue recognition standard for annual reporting periods beginning after December 15, 2017, including interim periods within that year.  Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year.  We will evaluate the potential impact that the adoption of ASU 2016-12 may have on our consolidated financial statements following the closing of the Asset Sale to Cardinal Health 414 in March 2017.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments.  ASU 2016-15 addresses certain specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement cash flows.  ASU 2016-15 is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption is permitted in any interim or annual period.  If an entity early adopts ASU 2016-15 in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.  ASU 2016-15 should be applied using a retrospective transition method to each period presented, with certain exceptions.  We adopted ASU 2016-15 upon issuance, which resulted in debt prepayment costs being classified as financing costs rather than operating costs on the statement of cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows – Restricted Cash.  ASU 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and restricted cash or equivalents.  Therefore, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.  ASU 2016-18 is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption in permitted, including adoption in an interim period.  If an entity early adopts ASU 2016-18 in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes the interim period.  Following the payoff of our CRG debt and release of our restricted cash in March 2017, we do not expect the adoption of ASU 2016-18 to have a material effect on our consolidated financial statements.

In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.  ASU 2016-20 does not change the core principle of the guidance, rather it affects only certain narrow aspects of Topic 606, including loan guarantee fees, contract cost impairment testing, provisions for losses on construction- and production-type contracts, clarification of the scope of Topic 606, disclosure of remaining and prior-period performance obligations, contract modification, contract asset presentation, refund liability, advertising costs, fixed-odds wagering contracts in the casino industry, and cost capitalization for advisors to private and public funds.  ASU 2016-20 affects the guidance in ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective.  The effective date and transition requirements for ASU 2016-12 are the same as for ASU 2014-09, which was deferred by one year by ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date.  Public business entities should adopt the new revenue recognition standard for annual reporting periods beginning after December 15, 2017, including interim periods within that year.  Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year.  We will evaluate the potential impact that the adoption of ASU 2016-20 may have on our consolidated financial statements following the closing of the Asset Sale to Cardinal Health 414 in March 2017.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business.  ASU 2017-01 provides a screen to determine when a set of assets and activities (collectively, a “set”) is not a business.  The screen requires that when substantially all of the fair market value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business.  If the screen is not met, ASU 2017-01 (1) requires that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output, and (2) removes the evaluation of whether a market participant could replace missing elements.  ASU 2017-01 is effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those periods.  ASU 2017-01 should be applied prospectively on or after the effective date.  No disclosures are required at transition.  Early adoption is permitted for certain transactions as described in ASU 2017-01.  Management is currently evaluating the impact that the adoption of ASU 2017-01 will have on our consolidated financial statements.

Critical Accounting Policies

Revenue Recognition.  Prior to the Asset Sale to Cardinal Health 414 in March 2017, we generated revenue primarily from sales of Lymphoseek.  Our standard shipping terms are FOB shipping point, and title and risk of loss passes to the customer upon delivery to a carrier for shipment.  We generally recognize sales revenue related to sales of our products when the products are shipped.  Our customers have no right to return products purchased in the ordinary course of business, however, we may allow returns in certain circumstances based on specific agreements.

We earned additional revenues based on a percentage of the actual net revenues achieved by Cardinal Health 414 on sales to end customers made during each fiscal year.  The amount we charged Cardinal Health 414 related to end customer sales of Lymphoseek was subject to a retroactive annual adjustment.  To the extent that we could reasonably estimate the end customer prices received by Cardinal Health 414, we recorded sales based upon these estimates at the time of sale.  If we were unable to reasonably estimate end customer sales prices related to products sold, we recorded revenue related to these product sales at the minimum (i.e., floor) price provided for under our distribution agreement with Cardinal Health 414.

We also earn revenues related to our licensing and distribution agreements.  The terms of these agreements may include payment to us of non-refundable upfront license fees, funding or reimbursement of research and development efforts, milestone payments if specified objectives are achieved, and/or royalties on product sales.  We evaluate all deliverables within an arrangement to determine whether or not they provide value on a stand-alone basis.  We recognize a contingent milestone payment as revenue in its entirety upon our achievement of a substantive milestone if the consideration earned from the achievement of the milestone (i) is consistent with performance required to achieve the milestone or the increase in value to the delivered item, (ii) relates solely to past performance and (iii) is reasonable relative to all of the other deliverables and payments within the arrangement.

We generate additional revenue from grants to support various product development initiatives.  We generally recognize grant revenue when expenses reimbursable under the grants have been paid and payments under the grants become contractually due.  Lastly, we recognize revenues from the provision of services to R-NAV and its subsidiaries.

Research and Development. Research and development (“R&D”) expenses include both internal R&D activities and external contracted services. Internal R&D activity expenses include salaries, benefits, and stock-based compensation, as well as travel, supplies, and other costs to support our R&D staff. External contracted services include clinical trial activities, chemistry, manufacturing and control-related activities, and regulatory costs. R&D expenses are charged to operations as incurred. We review and accrue R&D expenses based on services performed and rely upon estimates of those costs applicable to the stage of completion of each project.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base these estimates and assumptions upon historical experience and existing, known circumstances. Actual results could differ from those estimates. Specifically, management may make significant estimates in the following areas:

●

Stock-Based Compensation. Stock-based payments to employees and directors, including grants of stock options and restricted stock, are recognized in the statements of operations based on their estimated fair values on the date of grant. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model to value share-based payments and the portion that is ultimately expected to vest is recognized as compensation expense over either (1) the requisite service period or (2) the estimated performance period. The determination of fair value using the Black-Scholes option pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables, including expected stock price volatility, risk-free interest rate, expected dividends and projected employee stock option behaviors. We estimate the expected term based on the contractual term of the awards and employees' exercise and expected post-vesting termination behavior. The restricted stock awards are valued based on the closing stock price on the date of grant and amortized ratably over the estimated life of the award.

Since stock-based compensation is recognized only for those awards that are ultimately expected to vest, we have applied an estimated forfeiture rate to unvested awards for the purpose of calculating compensation cost. These estimates will be revised, if necessary, in future periods if actual forfeitures differ from estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs.

●

Fair Value of Financial Instruments.  Certain of our notes payable include an embedded conversion option which is required to be recorded at fair value.  The estimated fair value of the embedded conversion option is calculated using a probability-weighted Monte Carlo simulation.  This valuation method includes Level 3 inputs such as the estimated current market interest rate for similar instruments with similar creditworthiness.  For the embedded conversion option recorded at fair value, unrealized gains and losses on the fair value of the conversion option are classified in other expenses as a change in the fair value of financial instruments in the consolidated statements of operations.

Contractual Obligations and Commercial Commitments

The following table presents our contractual obligations and commercial commitments as of December 31, 2016.

	Payments Due By Period
Contractual Cash Obligations	Total	2017	2018	2019	2020	2021	Thereafter
Purchase obligations	$1,088,154	$1,088,154	$—	$—	$—	$—	$—
Operating lease obligation	1,707,871	277,946	284,246	290,734	297,405	304,201	253,339
Principal and interest on short-term debt	315,610	315,610	—	—	—	—	—
Principal and interest on long-term debt (1)(2)	66,896,551	57,408,729	—	—	—	9,487,822	—
Total contractual cash obligations	$70,008,186	$59,090,439	$284,246	$290,734	$297,405	$9,792,023	$253,339

*	This table does not include obligations such as license agreements, contracted services, or employment agreements as such obligations are dependent upon performance conditions.
(1)	This amount includes interest accrued under the CRG Loan Agreement of approximately $5.8 million, which is included in accrued liabilities and other as of December 31, 2016.
(2)

This amount assumes that the balance ultimately determined to be due under the CRG Loan Agreement will not differ from the $59 million paid at the closing of the Asset Sale to Cardinal Health 414 in March 2017.

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the

Board of Directors and Shareholders of

Navidea Biopharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheet of Navidea Biopharmaceuticals, Inc. (the “Company”) as of December 31, 2016, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Navidea Biopharmaceuticals, Inc. as of December 31, 2016, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Navidea Biopharmaceuticals, Inc.’s internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 31, 2017 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of the existence of material weaknesses.

The financial statements of Navidea Biopharmaceuticals, Inc. as of and for the years ended December 31, 2015 and 2014, were audited by other auditors whose reports dated March 23, 2016 and March 16, 2015, respectively, expressed an unmodified opinion on those financial statements. As discussed in Notes 1 and 3 to the December 31, 2016 financial statements, on March 3, 2017, the Company completed its sale of certain assets to Cardinal Health 414, LLC. The Company has adjusted its 2016, 2015 and 2014 financial statements to retrospectively apply discontinued operations reporting related to the sale of certain assets to Cardinal Health 414, LLC that occurred subsequent to December 31, 2016. The other auditors reported on the financial statements before the retrospective adjustment.

As part of our audit of the 2016 financial statements, we also audited the adjustments to the 2015 and 2014 financial statements to retroactively apply discontinued operations reporting related to the sale of certain assets to Cardinal Health 414, LLC that occurred subsequent to December 31, 2016, as described in Notes 1 and 3. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review or apply any procedures to Navidea Biopharmaceuticals Inc.’s 2015 and 2014 financial statements other than with respect to the discontinued operations treatment and, accordingly, we do not express an opinion or any other form of assurance on the 2015 and 2014 financial statements as a whole.

/s/ Marcum LLP

New Haven, Connecticut

March 31, 2017, except for Note 3, as to which the date is December 15, 2017

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Navidea Biopharmaceuticals, Inc.

Dublin, Ohio

We have audited, before the effects of the retrospective adjustments for the discontinued operations described in Note 3 to the consolidated financial statements, the accompanying consolidated balance sheet of Navidea Biopharmaceuticals, Inc. as of December 31, 2015 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2015 (the 2015 and 2014 financial statements before the effects of the retrospective adjustments discussed in Note 3 to the consolidated financial statements are not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, before the effects of the retrospective adjustments for the discontinued operations described in Note 3 to the consolidated financial statements, present fairly, in all material respects, the financial position of Navidea Biopharmaceuticals, Inc. at December 31, 2015, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the retrospective adjustments for the discontinued operations described in Note 3 to the consolidated financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Marcum LLP.

/s/ BDO USA, LLP

Chicago, Illinois

March 23, 2016

Navidea Biopharmaceuticals, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$1,539,325	$7,166,260
Restricted cash	5,001,253	—
Accounts and other receivables	203,016	10,439
Inventory, net	96,208	—
Prepaid expenses and other	842,220	882,237
Assets associated with discontinued operations, current	3,144,247	4,518,238
Total current assets	10,826,269	12,577,174
Property and equipment	3,232,372	3,518,779
Less accumulated depreciation and amortization	2,051,787	1,742,583
Property and equipment, net	1,180,585	1,776,196
Patents and trademarks	146,685	178,087
Less accumulated amortization	—	31,402
Patents and trademarks, net	146,685	146,685
Other assets	202,882	273,573
Assets associated with discontinued operations, non-current	105,255	190,885
Total assets	$12,461,676	$14,964,513
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,165,385	$1,525,303
Accrued liabilities and other	7,857,856	2,179,348
Deferred revenue, current	15,037	1,044,281
Notes payable, current	51,957,913	333,333
Liabilities associated with discontinued operations, current	4,865,597	1,101,585
Total current liabilities	69,861,788	6,183,850
Deferred revenue	26,061	192,728
Notes payable, net of current portion and discounts of $0 and $2,033,506, respectively	9,641,179	60,746,002
Other liabilities	598,861	677,633
Liabilities associated with discontinued operations, non-current	—	1,000,000
Total liabilities	80,127,889	68,800,213
Commitments and contingencies (Note 14)
Stockholders’ deficit:
Preferred stock; $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding at December 31, 2016 and 2015, respectively	—	—
Common stock; $.001 par value; 300,000,000 shares authorized; 155,762,729 and 155,649,665 shares issued and outstanding at December 31, 2016 and 2015, respectively	155,763	155,650
Additional paid-in capital	326,564,148	326,085,743
Accumulated deficit	(394,855,034)	(380,546,651)
Total Navidea stockholders' deficit	(68,135,123)	(54,305,258)
Non-controlling interest	468,910	469,558
Total stockholders’ deficit	(67,666,213)	(53,835,700)
Total liabilities and stockholders’ deficit	$12,461,676	$14,964,513

See accompanying notes to consolidated financial statements.

Navidea Biopharmaceuticals, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,
	2016	2015	2014
Revenue:
Tc99m tilmanocept sales revenue	$39,601	$19,075	$13,200
Tc99m tilmanocept license revenue	1,795,625	1,133,333	300,000
Grant and other revenue	3,136,408	1,860,953	1,740,896
Total revenue	4,971,634	3,013,361	2,054,096
Cost of goods sold	62,260	3,226	2,626
Gross profit	4,909,374	3,010,135	2,051,470
Operating expenses:
Research and development	7,138,080	10,562,729	15,116,978
Selling, general and administrative	7,920,036	10,888,146	9,525,984
Total operating expenses	15,058,116	21,450,875	24,642,962
Loss from operations	(10,148,742)	(18,440,740)	(22,591,492)
Other income (expense):
Interest expense, net	(4,866)	(1,269,916)	(3,363,731)
Equity in loss of R-NAV, LLC	(15,159)	(305,253)	(523,809)
Loss on disposal of investment in R-NAV, LLC	(39,732)	—	—
Change in fair value of financial instruments	2,858,524	(614,782)	(1,342,389)
Loss on extinguishment of debt	—	(2,440,714)	(2,610,196)
Other, net	(27,919)	26,808	72,749
Total other income (expense), net	2,770,848	(4,603,857)	(7,767,376)
Loss from continuing operations	(7,377,894)	(23,044,597)	(30,358,868)
Loss from discontinued operations, net of tax effect	(6,931,137)	(4,518,938)	(5,367,801)
Net loss	(14,309,031)	(27,563,535)	(35,726,669)
Less loss attributable to noncontrolling interest	(648)	(855)	—
Deemed dividend on beneficial conversion feature of MT Preferred Stock	—	(46,000)	—
Net loss attributable to common stockholders	$(14,308,383)	$(27,608,680)	$(35,726,669)
Loss per common share (basic and diluted):
Continuing operations	$(0.05)	$(0.15)	$(0.20)
Discontinued operations	$(0.04)	$(0.03)	$(0.04)
Attributable to common stockholders	$(0.09)	$(0.18)	$(0.24)
Weighted average shares outstanding (basic and diluted)	155,422,384	151,180,222	148,748,396

See accompanying notes to consolidated financial statements.

Navidea Biopharmaceuticals, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Non- controlling	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Deficit
Balance, January 1, 2014	7,565	$8	135,919,423	$135,919	$313,111,788	$(317,257,302)	$—	$(4,009,587)
Issued stock upon exercise of stock options, net	—	—	299,360	300	(51,669)	—	—	(51,369)
Issued restricted stock	—	—	380,250	380	—	—	—	380
Canceled stock to pay employee tax obligations	—	—	(6,582)	(6)	(8,813)	—	—	(8,819)
Canceled forfeited restricted stock	—	—	(300,000)	(300)	—	—	—	(300)
Issued stock to 401(k) plan	—	—	36,455	36	100,007	—	—	100,043
Conversion of Series B Preferred Stock to common stock, net	(3,046)	(4)	9,960,420	9,960	(9,956)	—	—	—
Issued warrants in connection with debt issuance	—	—	—	—	464,991	—	—	464,991
Issued stock upon exchange of warrants	—	—	3,843,223	3,843	7,682,930	—	—	7,686,773
Issued stock in payment of Board retainers	—	—	67,710	68	89,307	—	—	89,375
Recovery of shareholder short swing profits	—	—	—	—	17,554	—	—	17,554
Stock compensation expense	—	—	—	—	1,634,162	—	—	1,634,162
Net loss	—	—	—	—	—	(35,726,669)	—	(35,726,669)
Balance, December 31, 2014	4,519	4	150,200,259	150,200	323,030,301	(352,983,971)	—	(29,803,466)
Issued stock upon exercise of stock options, net	—	—	124,238	124	54,206	—	—	54,330
Issued restricted stock	—	—	354,000	354	—	—	—	354
Canceled forfeited restricted stock	—	—	(158,000)	(158)	158	—	—	—
Canceled stock to pay employee tax obligations	—	—	(7,645)	(7)	(12,607)	—	—	(12,614)
Issued stock in payment of Board retainers	—	—	90,977	91	172,878	—	—	172,969
Issued stock to 401(k) plan	—	—	68,157	68	117,031	—	—	117,099
Exchanged Series B Preferred Stock for warrants	(4,519)	(4)	—	—	4	—	—	—
Extension of warrant expiration date	—	—	—	—	149,615	—	—	149,615
Issued warrants in connection with advisory services agreement	—	—	—	—	256,450	—	—	256,450
Issued stock upon exercise of warrants	—	—	4,977,679	4,978	(4,978)	—	—	—
Stock compensation expense	—	—	—	—	2,368,685	—	—	2,368,685
Net loss	—	—	—	—	—	(27,562,680)	(855)	(27,563,535)
Issuance of MT Preferred Stock, net of deemed dividend	—	—	—	—	(46,000)	—	470,413	424,413
Balance, December 31, 2015	—	—	155,649,665	155,650	326,085,743	(380,546,651)	469,558	(53,835,700)
Issued restricted stock	—	—	168,000	168	—	—	—	168
Canceled forfeited restricted stock	—	—	(256,000)	(256)	228	—	—	(28)
Issued stock in payment of Board retainers	—	—	84,062	84	66,455	—	—	66,539
Issued stock to 401(k) Plan	—	—	67,002	67	120,733	—	—	120,800
Issued stock upon exercise of stock options, net	—	—	50,000	50	13,450	—	—	13,500
Stock compensation expense	—	—	—	—	277,539	—	—	277,539
Net loss	—	—	—	—	—	(14,308,383)	(648)	(14,309,031)
Balance, December 31, 2016	—	$—	155,762,729	$155,763	$326,564,148	$(394,855,034)	$468,910	$(67,666,213)

See accompanying notes to consolidated financial statements.

Navidea Biopharmaceuticals, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net loss	$(14,309,031)	$(27,563,535)	$(35,726,669)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	496,178	562,468	487,906
Amortization of patents and trademarks	5,191	8,951	12,277
Loss on disposal and abandonment of assets	136,719	33,184	31,794
Gain on forgiveness of accounts payable	(85,355)	—	—
Change in inventory reserve	43,354	143,493	539,027
Amortization of debt discount and issuance costs	77,964	492,963	844,250
Debt discount and issuance costs written off	1,955,541	—	—
Prepayment premium and debt collection fees related to long term debt	2,923,271	—	—
Compounded interest on long term debt	1,561,568	2,048,960	—
Stock compensation expense	277,539	2,368,685	1,634,162
Equity in loss of R-NAV, LLC	15,159	305,253	523,809
Loss on disposal of investment in R-NAV, LLC	39,732	—	—
Change in fair value of financial instruments	(2,858,524)	614,782	1,342,389
Loss on extinguishment of debt	—	2,440,714	2,610,196
Issued stock to 401(k) plan for employer matching contributions	120,800	117,099	100,043
Extension of warrant expiration date	—	149,615	—
Issued warrants in connection with advisory services agreement	—	256,450	—
Value of restricted stock issued to directors	66,539	172,969	89,375
Other	(15,159)	(63,677)	(38,657)
Changes in operating assets and liabilities:
Accounts and other receivables	1,882,855	(2,808,696)	334,082
Inventory	(861,274)	135,986	761,024
Prepaid expenses and other assets	187,379	263,915	(476,860)
Accounts payable	5,441,155	290,024	(944,850)
Accrued liabilities and other liabilities	5,351,090	(282,642)	(1,250,047)
Deferred revenue	1,104,089	1,237,009	—
Net cash provided by (used in) operating activities	3,556,780	(19,076,030)	(29,126,749)
Cash flows from investing activities:
Purchases of equipment	(1,847)	(39,001)	(1,114,448)
Proceeds from sales of equipment	45,000	38,265	—
Patent and trademark costs	—	(27,092)	(77,184)
Investment in R-NAV, LLC	—	—	(333,334)
Payments on disposal of investment in R-NAV, LLC	(110,000)	—	—
Proceeds from disposal of investment in R-NAV, LLC	27,623	—	—
Net cash used in investing activities	(39,224)	(27,828)	(1,524,966)
Cash flows from financing activities:
Proceeds from issuance of MT Preferred Stock and warrants	—	500,000	—
Payment of preferred stock issuance costs	—	(12,587)	—
Proceeds from issuance of common stock, net	13,640	65,975	87,984
Payment of tax withholdings related to stock-based compensation	—	(23,906)	(130,537)
Proceeds from notes payable	—	54,500,000	30,000,000
Payment of debt-related costs	(3,923,271)	(3,902,487)	(1,763,526)
Principal payments on notes payable	(231,453)	(30,333,333)	(25,000,000)
Restricted cash held for payment against debt	(5,001,253)	—	—
Payments under capital leases	(2,154)	(2,550)	(2,226)
Net cash (used in) provided by financing activities	(9,144,491)	20,791,112	3,191,695
Net (decrease) increase in cash	(5,626,935)	1,687,254	(27,460,020)
Cash, beginning of period	7,166,260	5,479,006	32,939,026
Cash, end of period	$1,539,325	$7,166,260	$5,479,006

See accompanying notes to consolidated financial statements.

Notes to the Consolidated Financial Statements

1.	Organization and Summary of Significant Accounting Policies

a.

Organization and Nature of Operations: Navidea Biopharmaceuticals, Inc. (“Navidea,” the “Company,” or “we”), a Delaware Corporation (NYSE MKT: NAVB), is a biopharmaceutical company focused on the development and commercialization of precision immunodiagnostic agents and immunotherapeutics. Navidea is developing multiple precision-targeted products based on our Manocept™ platform to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making, targeted treatment and, ultimately, patient care.

Navidea’s Manocept platform is predicated on the ability to specifically target the CD206 mannose receptor expressed on activated macrophages. The Manocept platform serves as the molecular backbone of Lymphoseek® (technetium Tc99m tilmanocept) injection, the first product developed and commercialized by Navidea based on the platform. Building on the success of Tc99m tilmanocept, the flexible and versatile Manocept platform acts as an engine for the design of purpose-built molecules offering the potential to be utilized across a range of diagnostic modalities, including single photon emission computed tomography (“SPECT”), positron emission tomography (“PET”), intra-operative and/or optical-fluorescence detection in a variety of disease states.

On March 3, 2017, pursuant to an Asset Purchase Agreement dated November 23, 2016, (the “Purchase Agreement”), the Company completed its previously announced sale to Cardinal Health 414, LLC (“Cardinal Health 414”) of its assets used, held for use, or intended to be used in operating its business of developing, manufacturing and commercializing a product used for lymphatic mapping, lymph node biopsy, and the diagnosis of metastatic spread to lymph nodes for staging of cancer (the “Business”), including the Company’s radioactive diagnostic agent marketed under the Lymphoseek® trademark for current approved indications by the U.S. Food and Drug Administration (“FDA”) and similar indications approved by the FDA in the future (the “Product”), in Canada, Mexico and the United States (the “Territory”) (giving effect to the License-Back described below and excluding certain assets specifically retained by the Company) (the “Asset Sale”). Such assets sold in the Asset Sale consist primarily of, without limitation, (i) intellectual property used in or reasonably necessary for the conduct of the Business, (ii) inventory of, and customer, distribution, and product manufacturing agreements related to, the Business, (iii) all product registrations related to the Product, including the new drug application approved by the FDA for the Product and all regulatory submissions in the United States that have been made with respect to the Product and all Health Canada regulatory submissions and, in each case, all files and records related thereto, (iv) all related clinical trials and clinical trial authorizations and all files and records related thereto, and (v) all rights, title and interest in and to the Product, as specified in the Purchase Agreement (the “Acquired Assets”).

Upon closing of the Asset Sale, the Supply and Distribution Agreement, dated November 15, 2007 (as amended, the “Supply and Distribution Agreement”), between Cardinal Health 414 and the Company was terminated and, as a result, the provisions thereof are of no further force or effect (other than any indemnification, payment, notification or data sharing obligations which survive the termination).

The Asset Sale to Cardinal Health 414 in March 2017 significantly improved our financial condition and our ability to continue as a going concern. The Company also continues working to establish new sources of non-dilutive funding, including collaborations and grant funding that can augment the balance sheet as the Company works to reduce spending to levels that can be supported by our revenues.

Our consolidated balance sheets and statements of operations have been reclassified, as required, for all periods presented to reflect the Business as a discontinued operation. Cash flows associated with the operation of the Business have been combined with operating, investing and financing cash flows, as appropriate, in our consolidated statements of cash flows.

Other than Tc99m tilmanocept, which the Company has a license to distribute outside of Canada, Mexico and the United States, none of the Company’s drug product candidates have been approved for sale in any market.

In January 2015, Macrophage Therapeutics, Inc. (“MT”), a majority-owned subsidiary, was formed specifically to explore immuno-therapeutic applications for the Manocept platform.

From our inception through August 2011, we also manufactured a line of gamma detection systems called the neoprobe® GDS system (the “GDS Business”). We sold the GDS Business to Devicor Medical Products, Inc. (“Devicor”) in August 2011. In exchange for the assets of the GDS Business, Devicor made net cash payments to us totaling $30.3 million, assumed certain liabilities of the Company associated with the GDS Business, and agreed to make royalty payments to us of up to an aggregate maximum amount of $20 million based on the net revenue attributable to the GDS Business through 2017. We recorded income of $759,000, net of taxes, in 2015 related to royalty amounts earned based on 2015 GDS Business revenue. The royalty amount of $1.2 million was offset by $436,000 in estimated taxes which were allocated to discontinued operations, but were fully offset by the tax benefit from our net operating loss for 2015. We did not earn or receive any such royalty payments prior to 2015 or in 2016.

In December 2001, we acquired Cardiosonix Ltd. (“Cardiosonix”), an Israeli company with a blood flow measurement device product line in the early stages of commercialization. In August 2009, the Company’s Board of Directors decided to discontinue the operations and attempt to sell Cardiosonix. However, we were obligated to continue to service and support the Cardiosonix devices through 2013. The Company has not received significant expressions of interest in the Cardiosonix business and as such, we continue to wind down our activities in this area until a final shutdown of operations is completed.

In July 2011, we established a European business unit, Navidea Biopharmaceuticals Limited, to address international development and commercialization needs for our technologies, including Tc99m tilmanocept. Navidea owns 100% of the outstanding shares of Navidea Biopharmaceuticals Limited.

b.

Principles of Consolidation: Our consolidated financial statements include the accounts of Navidea and our wholly-owned subsidiaries, Navidea Biopharmaceuticals Limited and Cardiosonix Ltd, as well as those of our majority-owned subsidiary, Macrophage Therapeutics, Inc. (“MT”). All significant inter-company accounts were eliminated in consolidation. Prior to termination of Navidea’s joint venture with R-NAV, LLC (“R-NAV”) in May 2016, Navidea's investment in R-NAV was being accounted for using the equity method of accounting and was therefore not consolidated. See Note 11.

c.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d.

Financial Instruments and Fair Value: In accordance with current accounting standards, the fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value, giving the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly; and

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. In determining the appropriate levels, we perform a detailed analysis of the assets and liabilities whose fair value is measured on a recurring basis. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs or instruments which trade infrequently and therefore have little or no price transparency are classified as Level 3. See Note 4.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

(1)

Cash, restricted cash, accounts and other receivables, accounts payable, and accrued liabilities: The carrying amounts approximate fair value because of the short maturity of these instruments. At December 31, 2016, restricted cash represents the balance in an account that is under the control of Capital Royalty Partners II L.P. (“CRG”). See Note 13. At December 31, 2016, approximately $894,000 of accounts payable was being disputed by the Company related to unauthorized expenditures by a former executive during the year ended December 31, 2016.

(2)

Notes payable: The carrying value of our debt at December 31, 2016 and 2015 primarily consists of the face amount of the notes plus the fair value of the conversion option less unamortized discounts. At December 31, 2016 and 2015, the conversion option of certain notes payable was required to be recorded at fair value. The estimated fair value of the conversion option was calculated using a Monte Carlo simulation. This valuation method includes Level 3 inputs such as the estimated current market interest rate for similar instruments with similar creditworthiness. Unrealized gains and losses on the fair value of the conversion option are classified in other expenses as a change in the fair value of financial instruments in the consolidated statements of operations. At December 31, 2016 and 2015, the fair value of the conversion option was approximately $153,000 and $3.0 million, respectively. See Notes 4 and 13.

(3)

Derivative liabilities: Derivative liabilities are related to certain outstanding warrants which are recorded at fair value. Derivative liabilities totaling $63,000 as of December 31, 2016 and 2015 were included in other liabilities on the consolidated balance sheets. The assumptions used to calculate fair value as of December 31, 2016 and 2015 included volatility, a risk-free rate and expected dividends. In addition, we considered non-performance risk and determined that such risk is minimal. Unrealized gains and losses on the derivatives are classified in other expenses as a change in the fair value of financial instruments in the statements of operations. See Note 4.

e.

Stock-Based Compensation: At December 31, 2016, we have instruments outstanding under two stock-based compensation plans; the Fourth Amended and Restated 2002 Stock Incentive Plan (the “2002 Plan”) and the 2014 Stock Incentive Plan (the “2014 Plan”). Currently, under the 2014 Plan, we may grant incentive stock options, nonqualified stock options, and restricted stock awards to full-time employees and directors, and nonqualified stock options and restricted stock awards may be granted to our consultants and agents. Total shares authorized under each plan are 12 million shares and 5 million shares, respectively. Although instruments are still outstanding under the 2002 Plan, the plan has expired and no new grants may be made from it. Under both plans, the exercise price of each option is greater than or equal to the closing market price of our common stock on the date of the grant.

Stock options granted under the 2002 Plan and the 2014 Plan generally vest on an annual basis over one to four years. Outstanding stock options under the plans, if not exercised, generally expire ten years from their date of grant or up to 90 days following the date of an optionee’s separation from employment with the Company. We issue new shares of our common stock upon exercise of stock options.

In September 2016, the Board of Directors approved the 2016 Stock Incentive Plan (the “2016 Plan”), authorizing a total of 10 million shares. The 2016 Plan has not yet been approved by Navidea’s stockholders. In connection with Dr. Goldberg’s appointment as Chief Executive Officer of the Company in September 2016, the Board of Directors awarded options to purchase 5,000,000 shares of our common stock to Dr. Goldberg, subject to stockholder approval of the 2016 Plan. If approved, these stock options will vest 100% when the average closing price of the Company’s common stock over a period of five consecutive trading days equals or exceeds $2.50 per share, and expire on the tenth anniversary of the date of grant.

Stock-based payments to employees and directors, including grants of stock options, are recognized in the consolidated statement of operations based on their estimated fair values. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. Expected volatilities are based on the Company’s historical volatility, which management believes represents the most accurate basis for estimating expected future volatility under the current circumstances. Navidea uses historical data to estimate forfeiture rates. The expected term of stock options granted is based on the vesting period and the contractual life of the options. The risk-free rate is based on the U.S. Treasury yield in effect at the time of the grant. The assumptions used to calculate the fair value of stock option awards granted during the years ended December 31, 2016, 2015 and 2014 are noted in the following table:

	2016			2015			2014
Expected volatility	59%	-	75%	61%	-	64%	61%	-	67%
Weighted-average volatility		60%			62%			65%
Expected dividends		—			—			—
Expected term (in years)	5.0	-	6.0	5.1	-	6.3	5.3	-	7.4
Risk-free rate	1.2%	-	1.8%	1.5%	-	1.9%	1.6%	-	2.0%

The portion of the fair value of stock-based awards that is ultimately expected to vest is recognized as compensation expense over either (1) the requisite service period or (2) the estimated performance period. Restricted stock awards are valued based on the closing stock price on the date of grant and amortized ratably over the estimated life of the award. Restricted stock may vest based on the passage of time, or upon occurrence of a specific event or achievement of goals as defined in the grant agreements. In such cases, we record compensation expense related to grants of restricted stock based on management’s estimates of the probable dates of the vesting events. Stock-based awards that do not vest because the requisite service period is not met prior to termination result in reversal of previously recognized compensation cost. See Note 5.

f.

Cash and Cash Equivalents: Cash equivalents are highly liquid instruments such as U.S. Treasury bills, bank certificates of deposit, corporate commercial paper and money market funds which have maturities of less than 3 months from the date of purchase.

g.

Accounts and Other Receivables: Accounts and other receivables are recorded net of an allowance for doubtful accounts. We estimate an allowance for doubtful accounts based on a review and assessment of specific accounts and other receivables and write off accounts when deemed uncollectible.  See Note 7.

h.

Inventory: All components of inventory are valued at the lower of cost (first-in, first-out) or market. We adjust inventory to market value when the net realizable value is lower than the carrying cost of the inventory. Market value is determined based on estimated sales activity and margins. We estimate a reserve for obsolete inventory based on management’s judgment of probable future commercial use, which is based on an analysis of current inventory levels, estimated future sales and production rates, and estimated shelf lives. See Note 8.

i.

Property and Equipment: Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is generally computed using the straight-line method over the estimated useful lives of the depreciable assets. Depreciation and amortization related to equipment under capital leases and leasehold improvements is recognized over the shorter of the estimated useful life of the leased asset or the term of the lease. Maintenance and repairs are charged to expense as incurred, while renewals and improvements are capitalized. See Note 9.

j.

Intangible Assets: Intangible assets consist primarily of patents and trademarks. Intangible assets are stated at cost, less accumulated amortization. Patent costs are amortized using the straight-line method over the estimated useful lives of the patents of approximately 5 to 15 years. Patent application costs are deferred pending the outcome of patent applications. Costs associated with unsuccessful patent applications and abandoned intellectual property are expensed when determined to have no recoverable value. We evaluate the potential alternative uses of all intangible assets, as well as the recoverability of the carrying values of intangible assets, on a recurring basis.

k.

Impairment or Disposal of Long-Lived Assets: Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment was recognized during the years ended December 31, 2016, 2015 or 2014. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

l.

Leases: Leases are categorized as either operating or capital leases at inception. Operating lease costs are recognized on a straight-line basis over the term of the lease. An asset and a corresponding liability for the capital lease obligation are established for the cost of capital leases. The capital lease obligation is amortized over the life of the lease. For build-to-suit leases, the Company establishes an asset and liability for the estimated construction costs incurred to the extent that it is involved in the construction of structural improvements or takes construction risk prior to the commencement of the lease. Upon occupancy of facilities under build-to-suit leases, the Company assesses whether these arrangements qualify for sales recognition under the sale-leaseback accounting guidance. If a lease does not meet the criteria to qualify for a sale-leaseback transaction, the established asset and liability remain on the Company's balance sheet. See Note 21.

m.

Derivative Instruments: Derivative instruments embedded in contracts, to the extent not already a free-standing contract, are bifurcated from the debt instrument and accounted for separately. All derivatives are recorded on the consolidated balance sheet at fair value in accordance with current accounting guidelines for such complex financial instruments. Derivative liabilities with expiration dates within one year are classified as current, while those with expiration dates in more than one year are classified as long term. We do not use derivative instruments for hedging of market risks or for trading or speculative purposes.

n.

Revenue Recognition:  Prior to the Asset Sale to Cardinal Health 414 in March 2017, we generated revenue primarily from sales of Lymphoseek.  Our standard shipping terms are free on board (FOB) shipping point, and title and risk of loss passes to the customer upon delivery to a carrier for shipment.  We generally recognize sales revenue related to sales of our products when the products are shipped.  Our customers have no right to return products purchased in the ordinary course of business, however, we may allow returns in certain circumstances based on specific agreements.

We earned additional revenues based on a percentage of the actual net revenues achieved by Cardinal Health 414 on sales to end customers made during each fiscal year. The amount we charged Cardinal Health 414 related to end customer sales of Lymphoseek was subject to a retroactive annual adjustment. To the extent that we could reasonably estimate the end-customer prices received by Cardinal Health 414, we recorded sales based upon these estimates at the time of sale. If we were unable to reasonably estimate end customer sales prices related to products sold, we recorded revenue related to these product sales at the minimum (i.e., floor) price provided for under our distribution agreement with Cardinal Health 414. During the years ended December 31, 2016 and 2015, approximately 99% of Lymphoseek sales were made to Cardinal Health 414. Revenues from Cardinal Health 414 in the years ended December 31, 2016, 2015 and 2014 have been reclassified to discontinued operations. See Note 3.

We also earn revenues related to our licensing and distribution agreements. The terms of these agreements may include payment to us of non-refundable upfront license fees, funding or reimbursement of research and development efforts, milestone payments if specified objectives are achieved, and/or royalties on product sales. We evaluate all deliverables within an arrangement to determine whether or not they provide value on a stand-alone basis. We recognize a contingent milestone payment as revenue in its entirety upon our achievement of a substantive milestone if the consideration earned from the achievement of the milestone (i) is consistent with performance required to achieve the milestone or the increase in value to the delivered item, (ii) relates solely to past performance and (iii) is reasonable relative to all of the other deliverables and payments within the arrangement. We received a non-refundable upfront cash payment of $2.0 million from SpePharm AG upon execution of the SpePharm License Agreement in March 2015. We have determined that the license and other non-contingent deliverables do not have stand-alone value because the license could not be deemed to be fully delivered for its intended purpose unless we perform our other obligations, including specified development work. Accordingly, they do not meet the separation criteria, resulting in these deliverables being considered a single unit of account. As a result, revenue relating to the upfront cash payment was deferred and was being recognized on a straight-line basis over the estimated obligation period of two years. However, the remaining deferred revenue of $417,000 was recognized upon obtaining European approval of a reduced-mass vial in September 2016, several months earlier than originally anticipated.

We generate additional revenue from grants to support various product development initiatives. We generally recognize grant revenue when expenses reimbursable under the grants have been paid and payments under the grants become contractually due. Lastly, we recognized revenues from the provision of services to R-NAV and its subsidiaries through the termination of the R-NAV joint venture on May 31, 2016. See Note 11.

o.

Research and Development Costs: Research and development (“R&D”) expenses include both internal R&D activities and external contracted services. Internal R&D activity expenses include salaries, benefits, and stock-based compensation, as well as travel, supplies, and other costs to support our R&D staff. External contracted services include clinical trial activities, manufacturing and control-related activities, and regulatory costs. R&D expenses are charged to operations as incurred. We review and accrue R&D expenses based on services performed and rely upon estimates of those costs applicable to the stage of completion of each project.

p.

Income Taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Due to the uncertainty surrounding the realization of the deferred tax assets in future tax returns, all of the deferred tax assets have been fully offset by a valuation allowance at December 31, 2016 and 2015.

Current accounting standards include guidance on the accounting for uncertainty in income taxes recognized in the financial statements. Such standards also prescribe a recognition threshold and measurement model for the financial statement recognition of a tax position taken, or expected to be taken, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company believes that the ultimate deductibility of all tax positions is highly certain, although there is uncertainty about the timing of such deductibility. As a result, no liability for uncertain tax positions was recorded as of December 31, 2016 or 2015 and we do not expect any significant changes in the next twelve months. Should we need to accrue interest or penalties on uncertain tax positions, we would recognize the interest as interest expense and the penalties as a selling, general and administrative expense. As of December 31, 2016, tax years 2013-2016 remained subject to examination by federal and state tax authorities. See Note 18.

q.

Change in Accounting Principle: In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability rather than as an asset. The recognition and measurement guidance for debt issuance costs are not affected by ASU 2015-03. ASU 2015-03 was effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption was permitted. Entities must apply the amendments in ASU 2015-03 on a retrospective basis. In 2015, the Company adopted ASU 2015-03. We have reflected all remaining unamortized costs as a reduction of the debt on the balance sheets as of December 31, 2016 and 2015, and will continue to do so in future periods. The adoption of ASU 2015-03 had no impact on the consolidated statements of operations, stockholders' deficit or cash flows.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes.  ASU 2015-17 eliminates the requirement to bifurcate deferred taxes between current and noncurrent on the balance sheet and requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet.  ASU 2015-17 may be applied retrospectively or prospectively and early adoption is permitted.  We early-adopted ASU 2015-17 as of December 31, 2015 and the statement of financial position as of this date reflects the revised classification of current deferred tax assets and liabilities as noncurrent.  Adoption of ASU 2015-17 resulted in a retrospective reclassification between current deferred tax assets and noncurrent deferred tax assets.

As a result of the Asset Sale, our consolidated balance sheets and statements of operations have been reclassified, for all periods presented to reflect the Business as a discontinued operation, including interest expense related to the CRG and Platinum notes, as required by Accounting Standards Codification 205-20-45-6.

r.

Recent Accounting Standards:  In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern.  ASU 2014-15 defines when and how companies are required to disclose going concern uncertainties, which must be evaluated each interim and annual period.  ASU 2014-15 requires management to determine whether substantial doubt exists regarding the entity's going concern presumption.  Substantial doubt about an entity's ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or available to be issued).  If substantial doubt exists, certain disclosures are required; the extent of those disclosures depends on an evaluation of management's plans (if any) to mitigate the going concern uncertainty.  ASU 2014-15 is effective prospectively for annual periods ending after December 15, 2016, and to annual and interim periods thereafter.  Early adoption was permitted.  The adoption of ASU 2014-15 did not have any effect on our consolidated financial statements, however it does affect disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842).  ASU 2016-02 requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP.  The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases.  A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term.  ASU 2016-02 is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  Early adoption is permitted.  We expect the adoption of ASU 2016-02 to result in an increase in right-of-use assets and lease liabilities on our consolidated statement of financial position related to our leases that are currently classified as operating leases, primarily for office space.  Management is currently evaluating the impact that the adoption of ASU 2016-02 will have on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers – Principal versus Agent Considerations (Reporting Revenue Gross versus Net).  ASU 2016-08 does not change the core principle of the guidance, rather it clarifies the implementation guidance on principal versus agent considerations.  ASU 2016-08 clarifies the guidance in ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective.  The effective date and transition requirements for ASU 2016-08 are the same as for ASU 2014-09, which was deferred by one year by ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date.  Public business entities should adopt the new revenue recognition standard for annual reporting periods beginning after December 15, 2017, including interim periods within that year.  Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year.  We will evaluate the potential impact that the adoption of ASU 2014-09 may have on our consolidated financial statements following the closing of the Asset Sale to Cardinal Health 414 in March 2017.

In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation.  ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows.  Some of the simplified areas apply only to nonpublic entities.  ASU 2016-09 is effective for public business entities for annual periods beginning after December 15, 2016, and interim periods within those annual periods.  Early adoption is permitted in any interim or annual period.  If an entity early adopts ASU 2016-09 in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.  Methods of adoption vary according to each of the amendment provisions.  Management is currently evaluating the impact that the adoption of ASU 2016-09 will have on our consolidated financial statements.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers – Identifying Performance Obligations and Licensing.  ASU 2016-10 does not change the core principle of the guidance, rather it clarifies the identification of performance obligations and the licensing implementation guidance, while retaining the related principles for those areas.  ASU 2016-10 clarifies the guidance in ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective.  The effective date and transition requirements for ASU 2016-10 are the same as for ASU 2014-09, which was deferred by one year by ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date.  Public business entities should adopt the new revenue recognition standard for annual reporting periods beginning after December 15, 2017, including interim periods within that year.  Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year.  We will evaluate the potential impact that the adoption of ASU 2016-120 may have on our consolidated financial statements following the closing of the Asset Sale to Cardinal Health 414 in March 2017.

In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers – Narrow-Scope Improvements and Practical Expedients.  ASU 2016-12 does not change the core principle of the guidance, rather it affects only certain narrow aspects of Topic 606, including assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications at transition.  ASU 2016-12 affects the guidance in ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective.  The effective date and transition requirements for ASU 2016-12 are the same as for ASU 2014-09, which was deferred by one year by ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date.  Public business entities should adopt the new revenue recognition standard for annual reporting periods beginning after December 15, 2017, including interim periods within that year.  Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year.  We will evaluate the potential impact that the adoption of ASU 2016-12 may have on our consolidated financial statements following the closing of the Asset Sale to Cardinal Health 414 in March 2017.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments.  ASU 2016-15 addresses certain specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement cash flows.  ASU 2016-15 is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption is permitted in any interim or annual period.  If an entity early adopts ASU 2016-15 in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.  ASU 2016-15 should be applied using a retrospective transition method to each period presented, with certain exceptions.  We adopted ASU 2016-15 upon issuance, which resulted in debt prepayment costs being classified as financing costs rather than operating costs on the statement of cash flows for the year ended December 31, 2016.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows – Restricted Cash.  ASU 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and restricted cash or equivalents.  Therefore, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.  ASU 2016-18 is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption in permitted, including adoption in an interim period.  If an entity early adopts ASU 2016-18 in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes the interim period.  Following the payoff of our CRG debt and release of our restricted cash in March 2017, we do not expect the adoption of ASU 2016-18 to have a material effect on our consolidated financial statements.

In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.  ASU 2016-20 does not change the core principle of the guidance, rather it affects only certain narrow aspects of Topic 606, including loan guarantee fees, contract cost impairment testing, provisions for losses on construction- and production-type contracts, clarification of the scope of Topic 606, disclosure of remaining and prior-period performance obligations, contract modification, contract asset presentation, refund liability, advertising costs, fixed-odds wagering contracts in the casino industry, and cost capitalization for advisors to private and public funds.  ASU 2016-20 affects the guidance in ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective.  The effective date and transition requirements for ASU 2016-12 are the same as for ASU 2014-09, which was deferred by one year by ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date.  Public business entities should adopt the new revenue recognition standard for annual reporting periods beginning after December 15, 2017, including interim periods within that year.  Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year.  We will evaluate the potential impact that the adoption of ASU 2016-20 may have on our consolidated financial statements following the closing of the Asset Sale to Cardinal Health 414 in March 2017.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business.  ASU 2017-01 provides a screen to determine when a set of assets and activities (collectively, a “set”) is not a business.  The screen requires that when substantially all of the fair market value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business.  If the screen is not met, ASU 2017-01 (1) requires that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output, and (2) removes the evaluation of whether a market participant could replace missing elements.  ASU 2017-01 is effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those periods.  ASU 2017-01 should be applied prospectively on or after the effective date.  No disclosures are required at transition.  Early adoption is permitted for certain transactions as described in ASU 2017-01.  Management is currently evaluating the impact that the adoption of ASU 2017-01 will have on our consolidated financial statements.

2.	Liquidity

Prior to the Asset Sale to Cardinal Health 414 in March 2017, all of our material assets, except our intellectual property, were pledged as collateral for our borrowings under the Term Loan Agreement (the “CRG Loan Agreement”) with CRG. In addition to the security interest in our assets, the CRG Loan Agreement carried covenants that imposed significant requirements on us, including, among others, requirements that we (1) pay all principal, interest and other charges on the outstanding balance of the borrowed funds when due; (2) maintain liquidity of at least $5 million during the term of the CRG Loan Agreement; and (3) meet certain annual EBITDA or revenue targets ($22.5 million of Tc99m tilmanocept sales revenue in 2016) as defined in the CRG Loan Agreement. The events of default under the CRG Loan Agreement also included a failure of Platinum-Montaur Life Sciences LLC, an affiliate of Platinum Management (NY) LLC, Platinum Partners Value Arbitrage Fund L.P., Platinum Partners Liquid Opportunity Master Fund L.P., Platinum Liquid Opportunity Management (NY) LLC, and Montsant Partners LLC (collectively, “Platinum”) to perform its funding obligations under the Platinum Loan Agreement (as defined below) at any time as to which the Company had negative EBITDA for the most recent fiscal quarter, as a result either of Platinum’s repudiation of its obligations under the Platinum Loan Agreement, or the occurrence of an insolvency event with respect to Platinum. An event of default would have entitled CRG to accelerate the maturity of our indebtedness, increase the interest rate from 14% to the default rate of 18% per annum, and invoke other remedies available to it under the loan agreement and the related security agreement.

During the course of 2016, CRG alleged multiple claims of default on the CRG Loan Agreement, and filed suit in the District Court of Harris County, Texas. On June 22, 2016, CRG exercised control over one of the Company’s primary bank accounts and took possession of $4.1 million that was on deposit.

On March 3, 2017, the Company entered into a Global Settlement Agreement with MT, CRG, and Cardinal Health 414 to effectuate the terms of the settlement previously entered into by the parties on February 22, 2017. In accordance with the Global Settlement Agreement, on March 3, 2017, the Company repaid $59 million (the “Deposit Amount”) of its alleged indebtedness and other obligations outstanding under the CRG Term Loan. Concurrently with payment of the Deposit Amount, CRG released all liens and security interests granted under the CRG Loan Documents and the CRG Loan Documents were terminated and are of no further force or effect; provided, however, that, notwithstanding the foregoing, the Company and CRG agreed to continue with their proceeding pending in The District Court of Harris County, Texas to fully and finally determine the actual amount owed by the Company to CRG under the CRG Loan Documents (the “Final Payoff Amount”). The Company and CRG further agreed that the Final Payoff Amount would be no less than $47 million (the “Low Payoff Amount”) and no more than $66 million (the “High Payoff Amount”). In addition, concurrently with the payment of the Deposit Amount and closing of the Asset Sale, (i) Cardinal Health 414 agreed to post a $7 million letter of credit in favor of CRG (at the Company’s cost and expense to be deducted from the closing proceeds due to the Company, and subject to Cardinal Health 414’s indemnification rights under the Purchase Agreement) as security for the amount by which the High Payoff Amount exceeds the Deposit Amount in the event the Company is unable to pay all or a portion of such amount, and (ii) CRG agreed to post a $12 million letter of credit in favor of the Company as security for the amount by which the Deposit Amount exceeds the Low Payoff Amount. If, on the one hand, it is finally determined by the Texas Court that the amount the Company owes to CRG under the Loan Documents exceeds the Deposit Amount, the Company will pay such excess amount, plus the costs incurred by CRG in obtaining CRG’s letter of credit, to CRG and if, on the other hand, it is finally determined by the Texas Court that the amount the Company owes to CRG under the Loan Documents is less than the Deposit Amount, CRG will pay such difference to the Company and reimburse Cardinal Health 414 for the costs incurred by Cardinal Health 414 in obtaining its letter of credit. Any payments owing to CRG arising from a final determination that the Final Payoff Amount is in excess of $59 million shall first be paid by the Company without resort to the letter of credit posted by Cardinal Health 414, and such letter of credit shall only be a secondary resource in the event of failure of the Company to make payment to CRG. The Company will indemnify Cardinal Health 414 for any costs it incurs in payment to CRG under the settlement, and the Company and Cardinal Health 414 further agree that Cardinal Health 414 can pursue all possible remedies, including offset against earnout payments (guaranteed or otherwise) under the Purchase Agreement, warrant exercise, or any other payments owed by Cardinal Health 414, or any of its affiliates, to the Company, or any of its affiliates, if Cardinal Health 414 incurs any cost associated with payment to CRG under the settlement. The Company and CRG also agreed that the $2 million being held in escrow pursuant to court order in the Ohio case and the $3 million being held in escrow pursuant to court order in the Texas case would be released to the Company at closing of the Asset Sale. On March 3, 2017, Cardinal Health 414 posted a $7 million letter of credit, and on March 7, 2017, CRG posted a $12 million letter of credit, each as required by the Global Settlement Agreement. See Notes 13 and 25(b).

In addition, our Loan Agreement with Platinum (the “Platinum Loan Agreement”) carries standard non-financial covenants typical for commercial loan agreements, many of which are similar to those contained in the CRG Loan Agreement, that impose significant requirements on us. Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control. The breach of any of these covenants would result in a default under the Platinum Loan Agreement, permitting Platinum to terminate our ability to obtain additional draws under the Platinum Loan Agreement and accelerate the maturity of the debt, subject to the limitations of the Subordination Agreement with CRG. Such actions by Platinum could materially adversely affect our operations, results of operations and financial condition, including causing us to substantially curtail our product development activities.

The Platinum Loan Agreement includes a covenant that results in an event of default on the Platinum Loan Agreement upon default on the CRG Loan Agreement. As discussed above, the Company is maintaining its position that CRG’s alleged claims do not constitute events of default under the CRG Loan Agreement and believes it has defenses against such claims. The Company has obtained a waiver from Platinum confirming that we are not in default under the Platinum Loan Agreement as a result of the alleged default on the CRG Loan Agreement and as such, we are currently in compliance with all covenants under the Platinum Loan Agreement.

In connection with the closing of the Asset Sale to Cardinal Health 414, the Company repaid to Platinum Partners Credit Opportunities Master Fund, LP (“PPCO”) an aggregate of approximately $7.7 million in partial satisfaction of the Company’s liabilities, obligations and indebtedness under the Platinum Loan Agreement between the Company and Platinum-Montaur Life Sciences, LLC (“Platinum-Montaur”), which, to the extent of such payment, were transferred by Platinum-Montaur to PPCO. The Company was informed by Platinum Partners Value Arbitrage Fund LP (“PPVA”) that it was the owner of the balance of the Platinum-Montaur loan. Such balance of approximately $1.9 million was due upon closing of the Asset Sale but withheld by the Company and not paid to anyone as it is subject to competing claims of ownership by both Dr. Michael Goldberg, the Company’s President and Chief Executive Officer, and PPVA. See Notes 13 and 25(c).

Post-closing and after paying off our outstanding indebtedness and transaction-related expenses, Navidea has approximately $15.6 million in cash and $3.7 million in payables, a large portion of which is tied to the 4694 program which Navidea is seeking to divest in the near term. Following the completion of the Asset Sale to Cardinal Health 414 and the repayment of a majority of our indebtedness, we believe that substantial doubt about the Company’s financial position and ability to continue as a going concern has been removed. Although we could still be required to pay up to an additional $7 million to CRG depending upon the outcome of the Texas litigation, the Company believes that the Company will be able to continue as a going concern for at least twelve months following the issuance of this Annual Report on Form 10-K.

3.	Discontinued Operations

In August 2011, the Company completed the sale of the GDS Business to Devicor. We recorded net income of $759,000 in 2015 related to royalty amounts earned based on 2015 GDS Business revenue. The royalty amount of $1.2 million was offset by $436,000 in estimated taxes which were allocated to discontinued operations.

On March 3, 2017, the Company completed the sale to Cardinal Health 414 of its assets used, held for use, or intended to be used in operating its business of developing, manufacturing and commercializing a product used for lymphatic mapping, lymph node biopsy, and the diagnosis of metastatic spread to lymph nodes for staging of cancer, including the Company’s radioactive diagnostic agent marketed under the Lymphoseek® trademark for current approved indications by the FDA and similar indications approved by the FDA in the future, in Canada, Mexico and the United States. In exchange for the Acquired Assets, Cardinal Health 414 (i) made a cash payment to the Company at closing of approximately $80.6 million after adjustments based on inventory being transferred and an advance of $3 million of guaranteed earnout payments as part of the CRG settlement, (ii) assumed certain liabilities of the Company associated with the Product as specified in the Purchase Agreement, and (iii) agreed to make periodic earnout payments (to consist of contingent payments and milestone payments which, if paid, will be treated as additional purchase price) to the Company based on net sales derived from the purchased Product.

As a result of the sale of the GDS Business to Devicor, and the Asset Sale to Cardinal Health 414, we reclassified certain assets and liabilities as assets and liabilities associated with discontinued operations. The following assets and liabilities have been segregated and included in assets associated with discontinued operations or liabilities associated with discontinued operations, as appropriate, in the consolidated balance sheets:

	December 31, 2016	December 31, 2015
Accounts and other receivables	$1,598,994	$3,692,747
Inventory, net	1,374,618	652,906
Prepaid expenses	170,635	172,585
Assets associated with discontinued operations, current	3,144,247	4,518,238
Property and equipment, net of accumulated depreciation	70,973	151,412
Patents and trademarks, net of accumulated amortization	34,282	39,473
Assets associated with discontinued operations, noncurrent	105,255	190,885
Total assets associated with discontinued operations	$3,249,502	$4,709,123

Accounts payable	$1,957,938	$242,220
Accrued liabilities	607,659	859,365
Deferred revenue	2,300,000	—
Liabilities associated with discontinued operations, current	4,865,597	1,101,585
Other liabilities	—	1,000,000
Total liabilities associated with discontinued operations	$4,865,597	$2,101,585

In addition, we reported certain revenues related to the sale of the GDS Business to Devicor, as well as certain revenues and expenses related to the Asset Sale to Cardinal Health 414, to discontinued operations for all periods presented, including interest expense related to the CRG and Platinum debt obligations as required by current accounting guidance. The following amounts have been segregated from continuing operations and included in discontinued operations in the consolidated statements of operations:

	Years Ended December 31,
	2016	2015	2014
Revenue:
Lymphoseek sales revenue	$16,997,497	$10,235,277	$4,220,753
Royalties on GDS Business	—	1,194,660	—
Grant and other revenue	575	669	—
Total revenue	16,998,072	11,430,606	4,220,753
Cost of goods sold	2,234,780	1,751,537	1,583,519
Gross profit	14,763,292	9,679,069	2,637,234
Operating expenses:
Research and development	1,744,496	2,225,004	1,662,611
Selling, general and administrative	5,093,529	6,369,183	6,016,087
Total operating expenses	6,838,025	8,594,187	7,678,698
Income (loss) from discontinued operations	7,925,267	1,084,882	(5,041,464)
Interest expense	(14,856,404)	(5,603,820)	(326,337)
Loss from discontinued operations	$(6,931,137)	$(4,518,938)	$(5,367,801)

4.	Fair Value

Platinum has the right to convert into common stock all or any portion of the unpaid principal or unpaid interest accrued on all draws under the Platinum credit facility, under certain circumstances. The Platinum embedded option to convert such debt into common stock is recorded at fair value on the consolidated balance sheets and deemed to be a derivative instrument as the amount of shares to be issued upon conversion is indeterminable. The estimated fair value of the conversion option of the Platinum Note is approximately $153,000 and $3.0 million at December 31, 2016 and 2015, respectively. See Note 13.

MT issued warrants to purchase MT Common Stock with certain characteristics including a net settlement provision that require the warrants to be accounted for as a derivative liability at fair value on the consolidated balance sheets. The estimated fair value of the MT warrants is $63,000 at both December 31, 2016 and 2015, and will continue to be measured on a recurring basis. See Notes 1(m) and 10.

The following tables set forth, by level, financial liabilities measured at fair value on a recurring basis:

Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2016
	Quoted Prices in Active Markets for Identical Assets and Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs (a)(b)	Balance as of December 31,
Description	(Level 1)	(Level 2)	(Level 3)	2016
Platinum conversion option	$—	$—	$153,357	$153,357
Liability related to MT warrants	—	—	63,000	63,000

Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2015
	Quoted Prices in Active Markets for Identical Assets and Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs (a)(b)	Balance as of December 31,
Description	(Level 1)	(Level 2)	(Level 3)	2015
Platinum conversion option	$—	$—	$3,011,880	$3,011,880
Liability related to MT warrants	—	—	63,000	63,000

a.

Valuation Processes-Level 3 Measurements: The Company utilizes third-party valuation services that use complex models such as Monte Carlo simulation to estimate the value of our financial liabilities. Each reporting period, the Company provides significant unobservable inputs to the third-party valuation experts based on current internal estimates and forecasts.

The assumptions used in the Monte Carlo simulation as of December 31, 2016 and 2015 are summarized in the following table:

	2016	2015
Estimated volatility	76%	58%
Expected term (in years)	4.75	5.75
Debt rate	8.125%	14.125%
Beginning stock price	$0.64	$1.33

In addition, as of December 31, 2016 the Company estimated a 95% chance that the majority of the Platinum debt would be repaid in connection with the closing of the Asset Sale to Cardinal Health 414 during the first quarter of 2017.

b.

Sensitivity Analysis-Level 3 Measurements: Changes in the Company’s current internal estimates and forecasts are likely to cause material changes in the fair value of the Platinum conversion option. The significant unobservable inputs used in the fair value measurement of the conversion option include the amount and timing of future draws expected to be taken under the Platinum Loan Agreement based on current internal forecasts, management’s estimate of the likelihood of actually making those draws as opposed to obtaining other sources of financing, and management’s estimate of the likelihood of paying off the debt prior to maturity. Significant increases (decreases) in any of the significant unobservable inputs would result in a higher (lower) fair value measurement. A change in one of the inputs would not necessarily result in a directionally similar change in the others.

There were no Level 1 or Level 2 liabilities outstanding at any time during the years ended December 31, 2016 and 2015. There were no transfers in or out of our Level 1 or Level 2 liabilities during the years ended December 31, 2016 and 2015. Changes in the estimated fair value of our Level 3 liabilities relating to unrealized gains (losses) are recorded as changes in fair value of financial instruments in the consolidated statements of operations. The change in the estimated fair value of our Level 3 liabilities during the years ended December 31, 2016, 2015 and 2014 was a decrease of $2.9 million and increases of $615,000 and $1.3 million, respectively.

5.	Stock-Based Compensation

For the years ended December 31, 2016, 2015 and 2014, our total stock-based compensation expense, which includes reversals of expense for certain forfeited or cancelled awards, was approximately $224,000, $2.4 million and $1.6 million, respectively. We have not recorded any income tax benefit related to stock-based compensation for the years ended December 31, 2016, 2015 and 2014.

A summary of the status of our stock options as of December 31, 2016, and changes during the year then ended, is presented below:

	Year Ended December 31, 2016
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at beginning of year	5,437,064	$1.96
Granted	479,457	1.05
Exercised	(50,000)	0.27
Canceled and forfeited	(2,186,906)	1.69
Expired	(299,000)	2.42
Outstanding at end of year	3,380,615	$2.00	6.5	$16,013
Exercisable at end of year	2,548,681	$2.07	6.1	$16,013

The weighted average grant-date fair value of options granted in 2016, 2015, and 2014 was $0.53, $1.67 and $1.56, respectively. During 2016, 50,000 stock options with an aggregate intrinsic value of $23,000 were exercised in exchange for issuance of 50,000 shares of our common stock, resulting in gross proceeds of $13,500. During 2015, 146,625 stock options with an aggregate intrinsic value of $144,000 were exercised in exchange for issuance of 124,238 shares of our common stock, resulting in gross proceeds of $66,000. During 2014, 468,000 stock options with an aggregate intrinsic value of $582,000 were exercised in exchange for issuance of 299,360 shares of our common stock, resulting in gross proceeds of $70,000. In 2016, 2015, and 2014, the aggregate fair value of stock options vested during the year was $3,000, $277,000 and $4,000, respectively.

A summary of the status of our unvested restricted stock as of December 31, 2016, and changes during the year then ended, is presented below:

	Year Ended December 31, 2016
	Number of Shares	Weighted Average Grant-Date Fair Value
Unvested at beginning of year	361,000	$1.69
Granted	168,000	1.20
Forfeited	(206,000)	1.77
Expired	(50,000)	1.93
Vested	(66,000)	1.65
Unvested at end of year	207,000	$1.17

During 2016, 2015 and 2014, 66,000, 333,250 and 216,250 shares, respectively, of restricted stock vested with aggregate vesting date fair values of $63,000, $511,000 and $387,000, respectively.

In February 2016, 100,000 shares of restricted stock held by an executive officer with an aggregate fair value of $96,000 were forfeited in connection with his separation from employment. During 2016, 66,000 shares of restricted stock held by non-employee directors with an aggregate fair value of $63,000 vested as scheduled according to the terms of the restricted stock agreements. Also during 2016, 106,000 shares of restricted stock held by non-employee directors with an aggregate fair value of $118,000 were forfeited as a result of their departures from the Board.

During 2015, 120,000 shares of restricted stock held by non-employee directors with an aggregate fair value of $193,000 vested as scheduled according to the terms of the restricted stock agreements. Also during 2015, 193,250 shares of restricted stock held by employees with an aggregate fair value of $286,000 vested as scheduled according to the terms of the restricted stock agreements. During 2015, 27,000 shares of restricted stock held by employees with an aggregate fair value of $50,000 were forfeited in connection with their separation from employment. In April 2015, 20,000 shares of restricted stock held by an executive officer with an aggregate fair value of $32,000 vested upon reaching a milestone as defined by the terms of the restricted stock agreement. In May 2015, 20,000 shares of restricted stock held by an executive officer with an aggregate fair value of $25,000 were forfeited in connection with his separation from employment. In July 2015, 61,000 shares of restricted stock held by non-employee directors with an aggregate fair value of $107,000 were forfeited as a result of their departures from the Board.

During 2014, 61,250 shares of restricted stock held by non-employee directors with an aggregate fair value of $111,000 vested as scheduled according to the terms of the restricted stock agreements. Also during 2014, 40,000 shares of restricted stock held by executive officers with an aggregate fair value of $52,000 vested upon reaching certain milestones as defined by the terms of the restricted stock agreements. In March 2014, 100,000 shares of restricted stock with an aggregate fair value of $205,000 vested as scheduled according to the terms of the restricted stock agreement. In May 2014, 175,000 shares of restricted stock held by our former CEO with an aggregate fair value of $278,000 were forfeited in connection with his separation from employment. In September 2014, 125,000 shares of restricted stock held by our former CEO with an aggregate fair value of $166,000 were forfeited in connection with termination of his Consulting Agreement. In December 2014, 15,000 shares of restricted stock held by our former CEO with an aggregate fair value of $19,000 vested as scheduled in accordance with the terms of the restricted stock agreement.

During 2015 and 2014, we paid minimum tax withholdings related to stock options exercised and restricted stock vested of $24,000 and $131,000, respectively. No such tax withholdings were paid related to stock options exercised or restricted stock vested during 2016. As of December 31, 2016, there was approximately $223,000 of total unrecognized compensation cost related to stock option and restricted stock awards, which we expect to recognize over remaining weighted average vesting terms of 1.2 years. See Note 1(e).

6.	Earnings Per Share

Basic (loss) earnings per share is calculated by dividing net (loss) income attributable to common stockholders by the weighted-average number of common shares and, except for periods with a loss from operations, participating securities outstanding during the period. Diluted (loss) earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company include convertible debt, convertible preferred stock, options and warrants.

The following table sets forth the calculation of basic and diluted (loss) earnings per share for the years ended December 31, 2016, 2015 and 2014:

	Years Ended December 31,
	2016	2015	2014
Net loss	$(14,309,031)	$(27,563,535)	$(35,726,669)
Less loss attributable to noncontrolling interest	(648)	(855)	—
Deemed dividend on beneficial conversion feature of MT Preferred Stock	—	(46,000)	—
Net loss attributable to common stockholders	$(14,308,383)	$(27,608,680)	$(35,726,669)
Loss per common share (basic and diluted):
Continuing operations	$(0.05)	$(0.15)	$(0.20)
Discontinued operations	$(0.04)	$(0.03)	$(0.04)
Attributable to common stockholders	$(0.09)	$(0.18)	$(0.24)
Weighted average shares outstanding (basic and diluted)	155,422,384	151,180,222	148,748,396

Diluted (loss) earnings per common share for the years ended December 31, 2016, 2015 and 2014 excludes the effects of 14.1 million, 14.6 million and 19.0 million common share equivalents, respectively, since such inclusion would be anti-dilutive. The excluded shares consist of common shares issuable upon exercise of outstanding stock options and warrants, and upon the conversion of convertible debt and convertible preferred stock.

The Company’s unvested stock awards contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid (referred to as “participating securities”). Therefore, the unvested stock awards are required to be included in the number of shares outstanding for both basic and diluted earnings per share calculations. However, due to our loss from continuing operations, 207,000, 361,000 and 498,250 shares of unvested restricted stock for the years ended December 31, 2016, 2015 and 2014, respectively, were excluded in determining basic and diluted loss per share because such inclusion would be anti-dilutive.

Certain revenue and expense amounts in the years ended December 31, 2016, 2015 and 2014 have been reclassified to discontinued operations.  See Note 3.

7.	Accounts and Other Receivables and Credit Risk

Accounts and other receivables at December 31, 2016 and 2015 consist of the following:

	2016	2015
Trade	$18,420	$—
Other	184,596	10,439
Total	$203,016	$10,439

As of December 31, 2016 and 2015, there was no allowance for doubtful accounts.  We believe that we have adequately addressed credit risks in estimating the allowance for doubtful accounts.

Accounts and other receivables in the amount of $1,598,994 and $3,692,747 as of December 31, 2016 and 2015, respectively, have been reclassified to current assets associated with discontinued operations.  See Note 3.

8.	Inventory

The components of net inventory at December 31, 2016 and 2015, net of reserves of $0 and $14,000, respectively, are as follows:

	2016	2015
Materials	$94,500	$—
Work-in-process	1,708	14,436
Finished goods	—	—
Reserves	—	(14,436)
Total	$96,208	$—

During 2016 and 2015, we utilized $131,000 and $446,000, respectively, of Tc99m tilmanocept inventory for clinical study and product development purposes. Also during 2016 and 2015, we recorded obsolescence reserves of $43,000 and $52,000 of Tc99m tilmanocept inventory related to specific lots that expired or were nearing product expiry and therefore were no longer expected to be sold. During 2016 and 2015, we wrote off $0 and $120,000, respectively, of materials related to production issues.

Inventory in the amount of $1,374,618 and $652,906 as of December 31, 2016 and 2015, respectively, has been reclassified to current assets associated with discontinued operations.  See Note 3.

9.	Property and Equipment

The major classes of property and equipment are as follows:

	Useful Life (in years)			2016	2015
Production machinery and equipment		5		$810,996	$1,075,216
Other machinery and equipment, primarily computers and research equipment	3	–	5	407,201	421,318
Furniture and fixtures		7		645,922	648,131
Software		3		470,669	476,530
Leasehold improvements*	Term of Lease			897,584	897,584
Total				$3,232,372	$3,518,779

*	We amortize leasehold improvements over the term of the lease, which in all cases is shorter than the estimated useful life of the asset.

Property and equipment includes $9,000 of equipment under capital leases with accumulated amortization of $7,000 at December 31, 2015. No property or equipment was under capital lease at December 31, 2016. During 2016, 2015 and 2014, we recorded $496,000, $562,000 and $488,000, respectively, of depreciation and amortization related to property and equipment.

Property and equipment, net of accumulated amortization, in the amount of $70,973 and $151,412 as of December 31, 2016 and 2015, respectively, has been reclassified to noncurrent assets associated with discontinued operations.  See Note 3.

10.	Investment in Macrophage Therapeutics, Inc.

In March 2015, MT, our previously wholly-owned subsidiary, entered into a Securities Purchase Agreement to sell up to 50 shares of its Series A Convertible Preferred Stock (“MT Preferred Stock”) and warrants to purchase up to 1,500 common shares of MT (“MT Common Stock”) to Platinum and Dr. Michael Goldberg (collectively, the “MT Investors”) for a purchase price of $50,000 per unit. A unit consists of one share of MT Preferred Stock and 30 warrants to purchase MT Common Stock. Under the agreement, 40% of the MT Preferred Stock and warrants are committed to be purchased by Dr. Goldberg, and the balance by Platinum. The full 50 shares of MT Preferred Stock and warrants that may be sold under the agreement are convertible into, and exercisable for, MT Common Stock representing an aggregate 1% interest on a fully converted and exercised basis. Navidea owns the remainder of the MT Common Stock. On March 11, 2015, definitive agreements with the MT Investors were signed for the sale of the first 10 shares of MT Preferred Stock and warrants to purchase 300 shares of MT Common Stock to the MT Investors, with gross proceeds to MT of $500,000. The MT Common Stock held by parties other than Navidea is reflected on the consolidated balance sheets as a noncontrolling interest.

The warrants have certain characteristics including a net settlement provision that require the warrants to be accounted for as a derivative liability at fair value, with subsequent changes in fair value included in earnings. The fair value of the warrants was estimated to be $63,000 at issuance and at December 31, 2015. See Notes 1(m) and 4. In addition, the MT Preferred Stock was immediately available for conversion upon issuance and includes a beneficial conversion feature, resulting in a deemed dividend of $46,000 related to the beneficial conversion feature. Finally, certain provisions of the Securities Purchase Agreement obligate the MT Investors to acquire the remaining MT Preferred Stock and related warrants for $2.0 million at the option of MT. The estimated relative fair value of this put option was $113,000 at issuance based on the Black-Scholes option pricing model and is classified within stockholders' equity.

In addition, we entered into a Securities Exchange Agreement with the MT Investors providing them an option to exchange their MT Preferred Stock for our common stock in the event that MT has not completed a public offering with gross proceeds to MT of at least $50 million by the second anniversary of the closing of the initial sale of MT Preferred Stock, at an exchange rate per share obtained by dividing $50,000 by the greater of (i) 80% of the twenty-day volume weighted average price per share of our common stock on the second anniversary of the initial closing or (ii) $3.00. To the extent that the MT Investors do not timely exercise their exchange right, MT has the right to redeem their MT Preferred Stock for a price equal to $58,320 per share. We also granted MT an exclusive license for certain therapeutic applications of the Manocept technology.

In December 2015 and May 2016, Platinum contributed a total of $200,000 to MT. MT was not obligated to provide anything in return, although it was considered likely that the MT Board would ultimately authorize some form of compensation to Platinum. During the year ended December 31, 2016, the Company recorded the entire $200,000 as a current liability pending determination of the form of compensation.

In July 2016, MT’s Board of Directors authorized modification of the original investments of $300,000 by Platinum and $200,000 by Dr. Goldberg to a convertible preferred stock with a 10% paid-in-kind (“PIK”) coupon retroactive to the time the initial investments were made. The conversion price of the preferred will remain at the $500 million initial market cap but a full ratchet was added to enable the adjustment of conversion price, warrant number and exercise price based on the valuation of the first institutional investment round. In addition, the MT Board authorized issuance of additional convertible preferred stock with the same terms to Platinum as compensation for the additional $200,000 of investments made in December 2015 and May 2016. As of the date of filing of this Form 10-K, final documents related to the above transactions authorized by the MT Board have not been completed.

11.	Investment in R-NAV, LLC

In July 2014, Navidea formed a joint enterprise with Essex Woodlands-backed Rheumco, LLC, to develop and commercialize radiolabeled diagnostic and therapeutic products for rheumatologic and arthritic diseases. The joint enterprise, called R-NAV, LLC, combined Navidea’s proprietary Manocept CD206 macrophage targeting platform and Rheumco’s proprietary Tin-117m radioisotope technology to focus on leveraging the platforms across several indications with high unmet medical need, including the detection and treatment of RA and veterinary osteoarthritis.

Both Rheumco and Navidea contributed licenses for intellectual property and technology to R-NAV in exchange for common units in R-NAV. The contributions of these licenses were recorded using the carryover basis. R-NAV was initially capitalized through a $4.0 million investment from third-party private investors, and the technology contributions from Rheumco and Navidea. Navidea committed an additional $1.0 million investment to be paid over three years, with $333,334 in cash contributed at inception and a promissory note in the principal amount of $666,666, payable in two equal installments on the first and second anniversaries of the transaction. A principal payment of $333,333 was made on the note payable to R-NAV in July 2015. In exchange for its capital and in-kind investment, the Company received 3,500,000 Common Units and 1,000,000 Series A preferred units of R-NAV (“Series A Units”). The Company was to receive an additional 500,000 Series A Units for management and technical services associated with the programs described above performed by the Company for R-NAV pursuant to a services agreement.

Navidea initially owned approximately 33.7% of the combined entity. At December 31, 2015, Navidea owned approximately 27.3% of R-NAV. Joint oversight over certain aspects of R-NAV was shared between Navidea and the other investors; Navidea did not control the operations of R-NAV. Navidea had three-year call options to acquire, at its sole discretion, all of the equity of R-NAV’s TcRA Imaging, Inc. subsidiary (“TcRA”) for $10.5 million prior to the launch of a Phase 3 clinical trial for its development program, and all of the equity of R-NAV’s SnRA Theragnostics, Inc. subsidiary at fair value upon completion of radiochemistry and biodistribution studies for its development program.

Effective May 31, 2016, Navidea terminated its joint venture with R-NAV. Under the terms of the agreement, Navidea (1) transferred all of its shares of R-NAV, consisting of 1,500,000 Series A Preferred Units and 3,500,000 Common Units, to R-NAV; and (2) paid $110,000 in cash to R-NAV. In exchange, R-NAV (1) transferred all of its shares of TcRA to Navidea, thereby returning the technology licensed to TcRA to Navidea; and (2) forgave the $333,333 remaining on the promissory note. Neither Navidea nor R-NAV has any further obligations of any kind to either party. As a result of this transaction, the Company recognized a loss on disposal of the investment in R-NAV of $39,732 during 2016.

Navidea’s investment in R-NAV was being accounted for using the equity method of accounting. In accordance with current accounting guidance, the Company's initial contributions of cash and note payable totaling $1.0 million were allocated between the investment in R-NAV and the call option on TcRA based on the relative fair values of the assets. As a result, we recorded an initial equity investment in R-NAV of $727,000 and a call option asset of $273,000 as non-current assets at the time of the initial investment. Navidea's equity in the loss of R-NAV was $15,159, $305,253 and $523,809 for the years ended December 31, 2016, 2015 and 2014, respectively. Navidea’s equity in the loss of R-NAV exceeded our initial investment in R-NAV. As such, the carrying value of the Company’s investment in R-NAV was $0 as of May 31, 2016.

The Company’s obligation to provide $500,000 of in-kind services to R-NAV was being recognized as those services were provided. The Company provided $15,000, $64,000 and $39,000 of in-kind services during the years ended December 31, 2016, 2015 and 2014, respectively. As of May 31, 2016, the Company had $383,000 of in-kind services remaining to provide under this obligation. This obligation ceased on May 31, 2016 under the terms of the agreement.

Navidea provided additional services to R-NAV in support of its development activities. Such services were immaterial to Navidea’s overall operations. See Note 13.

12.	Accounts Payable, Accrued Liabilities and Other

Accounts payable at December 31, 2016 and 2015 includes an aggregate of $116,000 and $7,000, respectively, due to related parties related to director fees and MT scientific advisory board fees.

Accrued liabilities and other, including an aggregate of $106,000 and $83,000 due to related parties related to director fees and MT scientific advisory board fees, at December 31, 2016 and 2015, respectively, consist of the following:

	2016	2015
Interest	$5,756,519	$478
Contracted services	1,194,678	1,636,167
Compensation	624,345	440,879
Royalties	663	275
Other	281,651	101,549
Total	$7,857,856	$2,179,348

Accounts payable in the amount of $1,957,938 and $242,220 as of December 31, 2016 and 2015, respectively, have been reclassified to current liabilities associated with discontinued operations.  Accrued liabilities in the amount of $607,659 and $859,365 as of December 31, 2016 and 2015, respectively, have also been reclassified to current liabilities associated with discontinued operations.  See Note 3.

13.	Notes Payable

Platinum

In July 2012, we entered into an agreement with Platinum to provide us with a credit facility of up to $50 million. Following the approval of Tc99m tilmanocept, Platinum was committed under the terms of the agreement to extend up to $35 million in debt financing to the Company. The agreement also provided for Platinum to extend an additional $15 million on terms to be negotiated. Through June 25, 2013, we drew a total of $8.0 million under the original facility.

In June 2013, in connection with entering into the GECC/MidCap Loan Agreement (discussed below), the Company and Platinum entered into an Amendment to the Platinum Loan Agreement (the “First Platinum Amendment”). Concurrent with the execution of the First Platinum Amendment, the Company delivered an Amended and Restated Promissory Note (the “First Amended Platinum Note”) to Platinum, which amended and restated the original promissory note issued to Platinum, in the principal amount of up to $35 million. The First Amended Platinum Note also adjusted the interest rate to the greater of (a) the U.S. Prime Rate as reported in the Wall Street Journal plus 6.75%; (b) 10%; or (c) the highest rate of interest then payable pursuant to the GECC/MidCap Loan Agreement plus 0.125%. In addition, the First Platinum Amendment granted Platinum the right, at Platinum’s option subject to certain conditions, to convert all or any portion of the unpaid principal or unpaid interest accrued on any future draw (the “Conversion Amount”), beginning on a date two years from the date the draw is advanced, into the number of shares of Navidea’s common stock computed by dividing the Conversion Amount by a conversion price equal to the lesser of (i) 90% of the lowest VWAP for the 10 trading days preceding the date of such conversion request, or (ii) the average VWAP for the 10 trading days preceding the date of such conversion request. The First Platinum Amendment also provided a conversion right on the same terms with respect to the amount of any mandatory repayment due following the Company achieving $2.0 million in cumulative revenues from sales or licensing of Tc99m tilmanocept. Platinum’s option to convert future draws into common stock was determined to meet the definition of a liability. The estimated fair value of the embedded conversion option is included in the carrying value of the new debt.

Also in connection with the First Platinum Amendment, the Company and Platinum entered into a Warrant Exercise Agreement (“Exercise Agreement”), pursuant to which Platinum exercised its Series X Warrant and Series AA Warrant. The warrants were exercised on a cashless basis by canceling a portion of the indebtedness outstanding under the Platinum Loan Agreement equal to $4.8 million, the aggregate exercise price of the warrants. Pursuant to the Exercise Agreement, in lieu of common stock, Platinum received on exercise of the warrants 2,364.9 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), convertible into 7,733,223 shares of our common stock in the aggregate (3,270 shares of common stock per preferred share).

In March 2014, in connection with entering into the Oxford Loan Agreement (discussed below), we repaid all amounts outstanding under the GECC/MidCap Loan agreement and entered into a second amendment to the Platinum Loan Agreement (the “Second Platinum Amendment”). Concurrent with the execution of the Second Platinum Amendment, the Company delivered an Amended and Restated Promissory Note (the “Second Amended Platinum Note”) to Platinum, which amended and restated the First Amended Platinum Note. The Second Amended Platinum Note adjusted the interest rate to the greater of (i) the United States prime rate as reported in The Wall Street Journal plus 6.75%, (ii) 10.0%, and (iii) the highest rate of interest then payable by the Company pursuant to the Oxford Loan Agreement plus 0.125%.

In May 2015, in connection with the execution of the CRG Loan Agreement (discussed below), the Company amended the existing Platinum credit facility to allow this facility to remain in place in a subordinated role to the CRG Loan (the “Third Platinum Amendment”). Among other things, the Third Platinum Amendment (i) extended the term of the Platinum Loan Agreement until a date six months following the maturity date or earlier repayment of the CRG Term Loan; (ii) changes the interest rate to the greater of (a) the United States prime rate as reported in The Wall Street Journal plus 6.75%, (b) 10.0% and (c) the highest rate of interest then payable pursuant to the CRG Term Loan plus 0.125%; (iii) requires such interest to compound monthly; and (iv) changes the provisions of the Platinum Loan Agreement governing Platinum’s right to convert advances into common stock of the Company. The Third Platinum Amendment provides for the conversion of all principal and interest outstanding under the Platinum Loan Agreement, but not until such time as the average daily volume weighted average price of the Company’s common stock for the ten preceding trading days exceeds $2.53 per share. The Third Platinum Amendment became effective upon initial funding of the CRG Loan Agreement.

The Platinum Note is reflected on the consolidated balance sheets at its principal balance plus the estimated fair value of the embedded conversion option of $153,000 at December 31, 2016.  During the years ended December 31, 2016, 2015 and 2014, changes in the estimated fair value of the Platinum conversion option were a decrease of $2.9 million, an increase of $615,000 and an increase of $1.3 million, respectively, and were recorded as non-cash changes in the fair value of financial instruments.  The balance of the Platinum Note, including the fair value of the embedded conversion option, was $9.6 million and $11.5 million as of December 31, 2016 and 2015, respectively.

The Platinum Loan Agreement carries standard non-financial covenants typical for commercial loan agreements, many of which are similar to those contained in the CRG Loan Agreement, that impose significant requirements on us. Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control. The breach of any of these covenants would result in a default under the Platinum Loan Agreement, permitting Platinum to terminate our ability to obtain additional draws under the Platinum Loan Agreement and accelerate the maturity of the debt, subject to the limitations of the Subordination Agreement with CRG. Such actions by Platinum could materially adversely affect our operations, results of operations and financial condition, including causing us to substantially curtail our product development activities. The Platinum Loan Agreement includes a covenant that results in an event of default on the Platinum Loan Agreement upon default on the CRG Loan Agreement. As discussed below, the Company is maintaining its position that CRG’s alleged claims do not constitute events of default under the CRG Loan Agreement and believes it has defenses against such claims. The Company has obtained a waiver from Platinum confirming that we are not in default under the Platinum Loan Agreement as a result of the alleged default on the CRG Loan Agreement and as such, we are currently in compliance with all covenants under the Platinum Loan Agreement.

The Platinum Loan Agreement, as amended, provides us with a credit facility of up to $50 million. We drew a total of $4.5 million and $4.0 million under the credit facility in each of the years ended December 31, 2015 and 2013. We did not make any draws under the credit facility during the years ended December 31, 2016 and 2014. In addition, $1.0 million and $761,000 of interest was compounded and added to the balance of the Platinum Note during the years ended December 31, 2016 and 2015, respectively. In accordance with the terms of a Section 16(b) Settlement Agreement, Platinum agreed to forgive interest owed on the credit facility in an amount equal to 6%, effective July 1, 2016. As of December 31, 2016, the remaining outstanding principal balance of the Platinum Note was approximately $9.5 million, consisting of $7.7 million of draws and $1.8 million of compounded interest, with $27.3 million still available under the credit facility. An additional $15 million is potentially available under the credit facility on terms to be negotiated. However, based on Platinum’s recent filing for Chapter 15 bankruptcy protection, Navidea has substantial doubt about Platinum’s ability to fund future draw requests under the credit facility.

In connection with the closing of the Asset Sale to Cardinal Health 414 in March 2017, the Company repaid to PPCO an aggregate of approximately $7.7 million in partial satisfaction of the Company’s liabilities, obligations and indebtedness under the Platinum Loan Agreement between the Company and Platinum-Montaur, which, to the extent of such payment, were transferred by Platinum-Montaur to PPCO. The Company was informed by PPVA that it was the owner of the balance of the Platinum-Montaur loan. Such balance of approximately $1.9 million was due upon closing of the Asset Sale but withheld by the Company and not paid to anyone as it is subject to competing claims of ownership by both Dr. Michael Goldberg, the Company’s President and Chief Executive Officer, and PPVA.

Capital Royalty Partners II, L.P.

In May 2015, Navidea and MT, as guarantor, executed a Term Loan Agreement (the “CRG Loan Agreement”) with Capital Royalty Partners II L.P. (“CRG”) in its capacity as a lender and as control agent for other affiliated lenders party to the CRG Loan Agreement (collectively, the “Lenders”) in which the Lenders agreed to make a term loan to the Company in the aggregate principal amount of $50 million (the “CRG Term Loan”), with an additional $10 million in loans to be made available upon the satisfaction of certain conditions stated in the CRG Loan Agreement. Closing and funding of the CRG Term Loan occurred on May 15, 2015 (the “Effective Date”). The principal balance of the CRG Term Loan bore interest from the Effective Date at a per annum rate of interest equal to 14.0%. Through March 31, 2019, the Company had the option of paying (i) 10.00% of the per annum interest in cash and (ii) 4.00% of the per annum interest as compounded interest which is added to the aggregate principal amount of the CRG Term Loan. During 2016 and 2015, $553,000 and $1.3 million of interest was compounded and added to the balance of the CRG Term Loan. In addition, the Company began paying the cash portion of the interest in arrears on June 30, 2015. Principal was due in eight equal quarterly installments during the final two years of the term. All unpaid principal, and accrued and unpaid interest, was due and payable in full on March 31, 2021.

Pursuant to a notice of default letter sent to Navidea by CRG in April 2016, the Company stopped compounding interest in the second quarter of 2016 and began recording accrued interest. As of December 31, 2016 and 2015, $5.8 million and $0, respectively, of accrued interest related to the CRG Term Loan is included in accrued liabilities and other on the consolidated balance sheets. As of December 31, 2016 and 2015, the outstanding principal balance of the CRG Term Loan was $51.7 million and $51.3 million, respectively.

In connection with the CRG Loan Agreement, the Company recorded a debt discount related to lender fees and other costs directly attributable to the CRG Loan Agreement totaling $2.2 million, including a $1.0 million facility fee which is payable at the end of the term or when the loan is repaid in full. A long-term liability was recorded for the $1.0 million facility fee. The debt discount was being amortized as non-cash interest expense using the effective interest method over the term of the CRG Loan Agreement. As further described below, the facility fee was fully paid off and the debt discount was accelerated and fully amortized in the second quarter of 2016.

The CRG Term Loan was collateralized by a security interest in substantially all of the Company's assets. In addition, the CRG Loan Agreement required that the Company adhere to certain affirmative and negative covenants, including financial reporting requirements and a prohibition against the incurrence of indebtedness, or creation of additional liens, other than as specifically permitted by the terms of the CRG Loan Agreement. The Lenders could accelerate the payment terms of the CRG Loan Agreement upon the occurrence of certain events of default set forth therein, which include the failure of the Company to make timely payments of amounts due under the CRG Loan Agreement, the failure of the Company to adhere to the covenants set forth in the CRG Loan Agreement, and the insolvency of the Company. The covenants of the CRG Loan Agreement included a covenant that the Company shall have EBITDA of no less than $5 million in each calendar year during the term or revenues from sales of Tc99m tilmanocept in each calendar year during the term of at least $22.5 million in 2016, with the target minimum revenue increasing in each year thereafter until reaching $45 million in 2020. However, if the Company were to fail to meet the applicable minimum EBITDA or revenue target in any calendar year, the CRG Loan Agreement provided the Company a cure right if it raised 2.5 times the EBITDA or revenue shortfall in equity or subordinated debt and deposited such funds in a separate blocked account. Additionally, the Company was required to maintain liquidity, defined as the balance of unencumbered cash and permitted cash equivalent investments, of at least $5 million during the term of the CRG Term Loan. The events of default under the CRG Loan Agreement also included a failure of Platinum to perform its funding obligations under the Platinum Loan Agreement at any time as to which the Company had negative EBITDA for the most recent fiscal quarter, as a result either of Platinum’s repudiation of its obligations under the Platinum Loan Agreement, or the occurrence of an insolvency event with respect to Platinum. An event of default would entitle CRG to accelerate the maturity of our indebtedness, increase the interest rate from 14% to the default rate of 18% per annum, and invoke other remedies available to it under the loan agreement and the related security agreement.

During the course of 2016, CRG alleged multiple claims of default on the CRG Loan Agreement, and filed suit in the District Court of Harris County, Texas. On June 22, 2016, CRG exercised control over one of the Company’s primary bank accounts and took possession of $4.1 million that was on deposit, applying $3.9 million of the cash to various fees, including collection fees, a prepayment premium and an end-of-term fee. The remaining $189,000 was applied to the principal balance of the debt. Multiple motions, actions and hearings followed over the remainder of 2016 and into 2017.

On March 3, 2017, the Company entered into a Global Settlement Agreement with MT, CRG, and Cardinal Health 414 to effectuate the terms of a settlement previously entered into by the parties on February 22, 2017. In accordance with the Global Settlement Agreement, on March 3, 2017, the Company repaid the $59 million Deposit Amount of its alleged indebtedness and other obligations outstanding under the CRG Term Loan. Concurrently with payment of the Deposit Amount, CRG released all liens and security interests granted under the CRG Loan Documents and the CRG Loan Documents were terminated and are of no further force or effect; provided, however, that, notwithstanding the foregoing, the Company and CRG agreed to continue with their proceeding pending in The District Court of Harris County, Texas to fully and finally determine the Final Payoff Amount. The Company and CRG further agreed that the Final Payoff Amount would be no less than $47 million and no more than $66 million. In addition, concurrently with the payment of the Deposit Amount and closing of the Asset Sale, (i) Cardinal Health 414 agreed to post a $7 million letter of credit in favor of CRG (at the Company’s cost and expense to be deducted from the closing proceeds due to the Company, and subject to Cardinal Health 414’s indemnification rights under the Purchase Agreement) as security for the amount by which the High Payoff Amount exceeds the Deposit Amount in the event the Company is unable to pay all or a portion of such amount, and (ii) CRG agreed to post a $12 million letter of credit in favor of the Company as security for the amount by which the Deposit Amount exceeds the Low Payoff Amount. If, on the one hand, it is finally determined by the Texas Court that the amount the Company owes to CRG under the Loan Documents exceeds the Deposit Amount, the Company will pay such excess amount, plus the costs incurred by CRG in obtaining CRG’s letter of credit, to CRG and if, on the other hand, it is finally determined by the Texas Court that the amount the Company owes to CRG under the Loan Documents is less than the Deposit Amount, CRG will pay such difference to the Company and reimburse Cardinal Health 414 for the costs incurred by Cardinal Health 414 in obtaining its letter of credit. Any payments owing to CRG arising from a final determination that the Final Payoff Amount is in excess of $59 million shall first be paid by the Company without resort to the letter of credit posted by Cardinal Health 414, and such letter of credit shall only be a secondary resource in the event of failure of the Company to make payment to CRG. The Company will indemnify Cardinal Health 414 for any costs it incurs in payment to CRG under the settlement, and the Company and Cardinal Health 414 further agree that Cardinal Health 414 can pursue all possible remedies, including offset against earnout payments (guaranteed or otherwise) under the Purchase Agreement, warrant exercise, or any other payments owed by Cardinal Health 414, or any of its affiliates, to the Company, or any of its affiliates, if Cardinal Health 414 incurs any cost associated with payment to CRG under the settlement. The Company and CRG also agreed that the $2 million being held in escrow pursuant to court order in the Ohio case and the $3 million being held in escrow pursuant to court order in the Texas case would be released to the Company at closing of the Asset Sale. On March 3, 2017, Cardinal Health 414 posted a $7 million letter of credit, and on March 7, 2017, CRG posted a $12 million letter of credit, each as required by the Global Settlement Agreement. The Texas hearing is currently set for July 3, 2017. See Notes 4, 14 and 25(b).

Oxford Finance, LLC

In March 2014, we executed a Loan and Security Agreement (the “Oxford Loan Agreement”) with Oxford Finance, LLC (“Oxford”), providing for a loan to the Company of $30 million. Pursuant to the Oxford Loan Agreement, we issued Oxford: (1) Term Notes in the aggregate principal amount of $30 million, bearing interest at 8.5% (the Oxford Notes), and (2) Series KK warrants to purchase an aggregate of 391,032 shares of our common stock at an exercise price of $1.918 per share, expiring in March 2021 (the “Series KK Warrants”). The Company recorded a debt discount related to the issuance of the Series KK Warrants and other fees to the lenders totaling $3.0 million. Debt issuance costs directly attributable to the Oxford Loan Agreement, totaling $120,000, were recorded as an additional debt discount on the consolidated balance sheet on the closing date. The debt discounts were being amortized as non-cash interest expense using the effective interest method over the term of the Oxford Loan Agreement. The final payment fee of $2.4 million was recorded in other non-current liabilities on the consolidated balance sheet on the closing date.

We began making monthly payments of interest only on April 1, 2014, and monthly payments of principal and interest beginning April 1, 2015. In May 2015, in connection with the consummation of the CRG Loan Agreement, the Company repaid all amounts outstanding under the Oxford Loan Agreement. The payoff amount of $31.7 million included payments of $289,000 as a pre-payment fee and $2.4 million as an end-of-term final payment fee. As of December 31, 2015, the Oxford Notes were no longer outstanding. The Series KK warrants remained outstanding as of December 31, 2016.

General Electric Capital Corporation/MidCap Financial SBIC, LP

In June 2013, we executed a Loan and Security Agreement (the “GECC/MidCap Loan Agreement”) with General Electric Capital Corporation (“GECC”) and MidCap Financial SBIC, LP (“MidCap”), pursuant to which we issued GECC and MidCap: (1) Term Notes in the aggregate principal amount of $25 million, bearing interest at 9.83%, (the “GECC/MidCap Notes”), and (2) Series HH warrants to purchase an aggregate of 301,205 shares of our common stock at an exercise price of $2.49 per share, expiring in June 2023 (the “Series HH Warrants”). The GECC/MidCap Loan Agreement provided for an interest-only period beginning on June 25, 2013 and expiring on June 30, 2014. The principal and interest was to be repaid in 30 equal monthly installments, payable on the first of each month following the expiration of the interest-only period, and one final payment in an amount equal to the entire remaining principal balance of the GECC/MidCap Notes on the maturity date. The outstanding balance of the debt was due December 23, 2016. On the date upon which the outstanding principal amount of the loan was paid in full, the Company was required to pay a non-refundable end-of-term fee equal to 4.0% of the original principal amount of the loan.

The Company recorded a debt discount related to the issuance of the Series HH Warrants and other fees to the lenders totaling $1.9 million. Debt issuance costs directly attributable to the GECC/MidCap Loan Agreement totaled $881,000. The debt discount and debt issuance costs were being amortized as non-cash interest expense using the effective interest method over the term of the GECC/MidCap Loan Agreement. The final payment fee of $1.0 million was recorded in other non-current liabilities on the consolidated balance sheet on the closing date.

In March 2014, in connection with the consummation of the Oxford Loan Agreement, we repaid all amounts outstanding under the GECC/MidCap Notes for a payoff amount of $26.7 million, which included payments of $500,000 as a pre-payment fee and $1.0 million as an end-of-term final payment fee, resulting in a loss on extinguishment of $2.6 million. As of December 31, 2014, the GECC/MidCap Notes were no longer outstanding. The Series HH Warrants remained outstanding as of December 31, 2016.

R-NAV, LLC

In July 2014, in connection with entering into the R-NAV joint enterprise, Navidea executed a promissory note in the principal amount of $666,666, payable in two equal installments on July 15, 2015 and July 15, 2016, the first and second anniversaries of the R-NAV transaction. The note bore interest at 0.31% per annum, compounded annually. A principal payment of $333,333 was made on the note payable to R-NAV in July 2015.

Effective May 31, 2016, Navidea terminated its joint venture with R-NAV. Under the terms of the agreement, Navidea (1) transferred all of its shares of R-NAV, consisting of 1,500,000 Series A Units and 3,500,000 Common Units, to R-NAV; and (2) paid $110,000 in cash to R-NAV. In exchange, R-NAV (1) transferred all of its shares of TcRA to Navidea, thereby returning the technology licensed to TcRA to Navidea; and (2) forgave the $333,333 remaining on the promissory note. Neither Navidea nor R-NAV has any further obligations of any kind to either party. See Note 11.

IPFS Corporation

In December 2016, we prepaid $348,000 of insurance premiums through the issuance of a note payable to IPFS Corporation (“IPFS”) with an interest rate of 8.99%. The note is payable in eight monthly installments of $45,000, with the final payment due on July 10, 2017. The note is included in notes payable, current in the December 31, 2016 consolidated balance sheet.

Summary

During the years ended December 31, 2016, 2015 and 2014, we recorded interest expense of $5,000, $1.3 million and $3.4 million, respectively, related to our notes payable. Of those amounts, $326,000 and $844,000, respectively, was non-cash in nature related to amortization of the debt discounts and deferred financing costs related to our notes payable during the years ended December 31, 2015 and 2014.

Interest expense in the amount of $14,856,404, $5,603,820 and $326,337 during the years ended December 31, 2016, 2015 and 2014, respectively, has been reclassified to discontinued operations.  See Note 3.

Annual principal maturities of our notes payable are $52.0 million, $0, $0, $0, $9.5 million and $0 in 2017, 2018, 2019, 2020, 2021 and thereafter, respectively.

14.	Commitments and Contingencies

We are subject to legal proceedings and claims that arise in the ordinary course of business.

Section 16(b) Action

On August 12, 2015, a Navidea shareholder filed an action in the United States District Court for the Southern District of New York against two funds managed by Platinum alleging violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, in connection with purchases and sales of the Company’s common stock by the Platinum funds, and seeking disgorgement of the short-swing profits realized by the funds (the “Litigation”). The Company was named as a nominal defendant in the Litigation.

The Litigation was resolved on the terms set forth in a settlement agreement (the “Settlement Agreement”). The Settlement Agreement was subject to a pending joint motion for approval. The Court approved the settlement on Friday, July 1, 2016. In accordance with the terms of the Settlement Agreement, the interest rate on the Platinum credit facility was reduced by 6% to 8.125% effective July 1, 2016. In addition, Platinum assumed the obligation to pay the legal costs associated with the Litigation.

Sinotau Litigation – NAV4694

On August 31, 2015, Hainan Sinotau Pharmaceutical Co., Ltd. (“Sinotau”) filed a suit for damages, specific performance, and injunctive relief against the Company in the United States District Court for the District of Massachusetts alleging breach of a letter of intent for licensing to Sinotau of the Company’s NAV4694 product candidate and technology.  The Company believed the suit was without merit and filed a motion to dismiss the action.  In September 2016, the Court denied the motion to dismiss.  The Company filed its answer to the complaint and the case is currently in the discovery phase.  At this time it is not possible to determine with any degree of certainty the ultimate outcome of this legal proceeding, including making a determination of liability.  The Company intends to vigorously defend the case.

In July 2016, the Company executed a term sheet with Cerveau Technologies, Inc. (“Cerveau”) as a designated party for the rights resulting from the relationship between Navidea and Sinotau.  The term sheet outlined the terms of a potential agreement between the parties to sublicense NAV4694 to Cerveau in return for license fees, milestone payments and royalties.  With the exception of certain provisions, the term sheet was non-binding and was subject to the agreement of AstraZeneca, from whom the Company has licensed the NAV4694 technology.  The Company had 60 days to execute a definitive agreement, however no definitive agreement was reached.  Discussions related to the potential licensure or divestiture of NAV4694 are ongoing.

CRG Litigation

During the course of 2016, CRG alleged multiple claims of default on the CRG Loan Agreement, and filed suit in the District Court of Harris County, Texas. On June 22, 2016, CRG exercised control over one of the Company’s primary bank accounts and took possession of $4.1 million that was on deposit, applying $3.9 million of the cash to various fees, including collection fees, a prepayment premium and an end-of-term fee. The remaining $189,000 was applied to the principal balance of the debt. Multiple motions, actions and hearings followed over the remainder of 2016 and into 2017.

On March 3, 2017, the Company entered into a Global Settlement Agreement with MT, CRG, and Cardinal Health 414 to effectuate the terms of a settlement previously entered into by the parties on February 22, 2017. In accordance with the Global Settlement Agreement, on March 3, 2017, the Company repaid the $59 million Deposit Amount of its alleged indebtedness and other obligations outstanding under the CRG Term Loan. Concurrently with payment of the Deposit Amount, CRG released all liens and security interests granted under the CRG Loan Documents and the CRG Loan Documents were terminated and are of no further force or effect; provided, however, that, notwithstanding the foregoing, the Company and CRG agreed to continue with their proceeding pending in The District Court of Harris County, Texas to fully and finally determine the Final Payoff Amount. The Company and CRG further agreed that the Final Payoff Amount would be no less than $47 million and no more than $66 million. In addition, concurrently with the payment of the Deposit Amount and closing of the Asset Sale, (i) Cardinal Health 414 agreed to post a $7 million letter of credit in favor of CRG (at the Company’s cost and expense to be deducted from the closing proceeds due to the Company, and subject to Cardinal Health 414’s indemnification rights under the Purchase Agreement) as security for the amount by which the High Payoff Amount exceeds the Deposit Amount in the event the Company is unable to pay all or a portion of such amount, and (ii) CRG agreed to post a $12 million letter of credit in favor of the Company as security for the amount by which the Deposit Amount exceeds the Low Payoff Amount. If, on the one hand, it is finally determined by the Texas Court that the amount the Company owes to CRG under the Loan Documents exceeds the Deposit Amount, the Company will pay such excess amount, plus the costs incurred by CRG in obtaining CRG’s letter of credit, to CRG and if, on the other hand, it is finally determined by the Texas Court that the amount the Company owes to CRG under the Loan Documents is less than the Deposit Amount, CRG will pay such difference to the Company and reimburse Cardinal Health 414 for the costs incurred by Cardinal Health 414 in obtaining its letter of credit. Any payments owing to CRG arising from a final determination that the Final Payoff Amount is in excess of $59 million shall first be paid by the Company without resort to the letter of credit posted by Cardinal Health 414, and such letter of credit shall only be a secondary resource in the event of failure of the Company to make payment to CRG. The Company will indemnify Cardinal Health 414 for any costs it incurs in payment to CRG under the settlement, and the Company and Cardinal Health 414 further agree that Cardinal Health 414 can pursue all possible remedies, including offset against earnout payments (guaranteed or otherwise) under the Purchase Agreement, warrant exercise, or any other payments owed by Cardinal Health 414, or any of its affiliates, to the Company, or any of its affiliates, if Cardinal Health 414 incurs any cost associated with payment to CRG under the settlement. The Company and CRG also agreed that the $2 million being held in escrow pursuant to court order in the Ohio case and the $3 million being held in escrow pursuant to court order in the Texas case would be released to the Company at closing of the Asset Sale. On March 3, 2017, Cardinal Health 414 posted a $7 million letter of credit, and on March 7, 2017, CRG posted a $12 million letter of credit, each as required by the Global Settlement Agreement. The Texas hearing is currently set for July 3, 2017. See Notes 4, 13 and 25(b).

Former CEO Arbitration

On May 12, 2016 the Company received a demand for arbitration through the American Arbitration Association, Columbus, Ohio, from Ricardo J. Gonzalez, the Company’s then Chief Executive Officer, claiming that he was terminated without cause and, alternatively, that he resigned in accordance with Section 4G of his Employment Agreement pursuant to a notice received by the Company on May 9, 2016. On May 13, 2016, the Company notified Mr. Gonzalez that his failure to undertake responsibilities assigned to him by the Board of Directors and otherwise work after being ordered to do so on multiple occasions constituted an effective resignation, and the Company accepted that resignation. The Company rejected the resignation of Mr. Gonzalez pursuant to Section 4G of his Employment Agreement. Also, the Company notified Mr. Gonzalez that, alternatively, his failure to return to work after the expiration of the cure period provided in his Employment Agreement constituted cause for his termination under his Employment Agreement. Mr. Gonzalez is seeking severance and other amounts claimed to be owed to him under his Employment Agreement. In addition, the Company filed counterclaims against Mr. Gonzalez alleging malfeasance by Mr. Gonzalez in his role as Chief Executive Officer. Mr. Gonzalez has withdrawn his claim for additional severance pursuant to his Employment Agreement, and the Company has withdrawn its counterclaims. Mr. Gonzalez has made settlement demands but the Company has made no counteroffers to date.  A three-person arbitration board has been chosen and a hearing is set for April 3-7, 2017 in Columbus, Ohio.

Former Director Litigation

On August 12, 2016, the Company commenced an action in the Superior Court of California for damages and injunctive relief against former Navidea Chairman and MT Board Member Anton Gueth. The Complaint alleges, in part, that Mr. Gueth intentionally failed to disclose his prior existing relationship with CRG, in addition to multiple breaches including duty, loyalty and contract, interference and misappropriation.  The litigation was dismissed without prejudice on December 19, 2016.

FTI Consulting, Inc. Litigation

On October 11, 2016, FTI Consulting, Inc. (“FTI”) commenced an action against the Company in the Supreme Court of the State of New York, County of New York, seeking damages in excess of $782,600 comprised of: (i) $730,264 for investigative and consulting services FTI alleges to have provided to the Company pursuant to an Engagement Agreement, and (ii) in excess of $52,337 for purported interest due on unpaid invoices, plus attorneys’ fees, costs and expenses.  On November 14, 2016, the Company filed an Answer and Counterclaim denying the allegations of the Complaint and seeking damages on its Counterclaim, in an amount to be determined at trial, for intentional overbilling by FTI. On February 7, 2017, a preliminary conference was held by the Court at which time a scheduling order governing discovery was issued. The Court set August 31, 2017 as the deadline for FTI to file a Note of Issue and Certificate of Readiness for trial.  Discovery will commence within the next few weeks. The Company intends to vigorously defend the action.

Sinotau Litigation – Tc99m Tilmanocept

On February 1, 2017, Navidea filed suit against Sinotau in the U.S. District Court for the Southern District of Ohio.  The Company's complaint included claims seeking a declaration of the rights and obligations of the parties to an agreement regarding rights for the Tc 99m tilmanocept product in China and other claims.  The complaint sought a temporary restraining order ("TRO") and preliminary injunction to prevent Sinotau from interfering with the Company’s Asset Sale to Cardinal Health 414.  On February 3, 2017, the Court granted the TRO and extended it until March 6, 2017.  The Asset Sale closed on March 3, 2017.  On March 6, the Court dissolved the TRO as moot.  The Ohio case remains open because all issues raised in the complaint have not been resolved.

Sinotau also filed a suit against the Company and Cardinal Health 414 in the U.S. District Court for the District of Delaware on February 2, 2017.  On February 18, 2017, the Company and Cardinal Health 414 moved to stay the case pending the outcome of the Ohio case.  The Court granted the motion on March 1, 2017, and the stay remains in effect.

In accordance with ASC Topic 450, Contingencies, we make a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Although the outcome of any litigation is uncertain, in our opinion, the amount of ultimate liability, if any, with respect to these actions will not materially affect our financial position.

15.	Preferred Stock

As discussed in Note 13, in June 2013, the Company and Platinum entered into a Warrant Exercise Agreement, pursuant to which Platinum exercised its Series X warrant and Series AA warrant for 2,364.9 shares of the Company's Series B Preferred Stock, convertible into 7,733,223 shares of our common stock in the aggregate.

During 2013, Platinum converted 1,737.9 shares of the Series B Preferred Stock into 5,682,933 shares of our common stock under the terms of the Series B Preferred Stock. During 2014, Platinum converted 4,422 shares of the Series B Preferred Stock into 14,459,940 shares of our common stock under the terms of the Series B Preferred Stock. In November 2014, we entered into a second Securities Exchange Agreement with Platinum, pursuant to which Platinum exchanged 4,499,520 shares of our common stock owned by Platinum for 1,376 shares of our Series B Preferred Stock.

In August 2015, we entered into a Securities Exchange Agreement with two investment funds managed by Platinum to exchange the 4,519 shares of Series B Preferred Stock held by them for twenty-year warrants to purchase common stock of the Company (the “Series LL Warrants”). The Series B Preferred Stock was convertible into common stock at a conversion rate of 3,270 shares of common stock per share of Series B Preferred Stock resulting in an aggregate number of shares of common stock into which the Series B Preferred Stock was convertible of 14,777,130 shares. The exercise price of the Series LL Warrants is $0.01 per share, and the total number of shares of common stock for which the Series LL Warrants are exercisable is 14,777,130 shares. The Series LL Warrants contain cashless exercise provisions, and the other economic terms are comparable to those of the Series B Preferred Stock, except that there is no liquidation preference associated with the Series LL Warrants or shares issuable on the exercise thereof. The Securities Exchange Agreement also contains certain provisions that prohibit the payment of dividends, distributions of common stock or issuances of common stock at effective prices less than $1.35. There was no other consideration paid or received for the exchange. No gain or loss was recognized in our consolidated financial statements as a result of the exchange. The exchange transaction was entered into in connection with the filing of an application to list the Company’s common stock on the Tel Aviv Stock Exchange (“TASE”) in order to comply with a listing requirement of the TASE requiring that listed companies have only one class of equity securities issued and outstanding. Following the exchange, the Company has no shares of preferred stock outstanding.

16.	Equity Instruments

a.

Stock Warrants: At December 31, 2016, there are 11.3 million warrants outstanding to purchase our common stock. The warrants are exercisable at prices ranging from $0.01 to $3.04 per share with a weighted average exercise price per share of $0.33. See Note 25(d).

The following table summarizes information about our outstanding warrants at December 31, 2016:

	Exercise Price		Number of Warrants	Expiration Date
Series BB	$2.00		300,000	July 2018
Series HH	2.49		301,205	June 2023
Series II	3.04		275,000	June 2018
Series KK	1.918		391,032	March 2021
Series LL	0.01		9,777,130	August 2035
Series MM	2.50		150,000	September 2019
Series MM	2.50		150,000	October 2019
Total	$0.33	*	11,344,367

*	Weighted average exercise price.

In addition, at December 31, 2016, there are 300 warrants outstanding to purchase MT Common Stock. The warrants are exercisable at $2,000 per share.

In March 2014, in connection with the Oxford Loan Agreement, the Company issued Series KK Warrants to purchase an aggregate of 391,032 shares of our common stock at an exercise price of $1.918 per share, expiring in March 2021.

In November 2014, an outside investor exchanged their Series JJ warrants for 3,843,223 shares of our common stock in accordance with the terms of the Series JJ warrant agreement. As a result of the exchange of the Series JJ warrants, we reclassified $7.7 million in derivative liabilities related to those warrants to additional paid-in capital.

In July 2015, we extended the expiration date of our outstanding Series BB warrants by three years to July 2018. The modification of the Series BB warrant expiry resulted in recording a non-cash selling, general and administrative expense of approximately $150,000 during the third quarter of 2015.

In September 2015, we issued four-year Series MM warrants to purchase 150,000 shares of our common stock at an exercise price of $2.50 per share pursuant to an advisory services agreement with Chardan Capital Markets, LLC (“Chardan”). In October 2015, we issued additional four-year Series MM warrants to purchase 150,000 shares of our common stock at an exercise price of $2.50 per share pursuant to the advisory services agreement with Chardan. The fair value of the warrants issued to Chardan of $256,000 was recorded as a non-cash selling, general and administrative expense during the third quarter of 2015.

In October 2015, 5,000,000 Series LL Warrants were exercised on a cashless basis in exchange for the issuance of 4,977,679 shares of our common stock.

c.

Common Stock Reserved: As of December 31, 2016, we have reserved 18,641,776 shares of authorized common stock for the exercise of all outstanding stock options and warrants, and upon the conversion of convertible debt and convertible preferred stock.

17.	Reductions in Force

In May 2014, the Company’s Board of Directors made the decision to refocus the Company's resources to better align the funding of our pipeline programs with the expected growth in Tc99m tilmanocept revenue. As a part of the realignment, the Company terminated a total of 11 employees, including the Chief Executive Officer, Dr. Mark J. Pykett.

Effective May 30, 2014, the Company and Dr. Pykett entered into a Separation Agreement and Release. Following the termination date, Dr. Pykett was entitled to receive a $750,000 severance payment, payable in two equal installments on June 9, 2014, and January 2, 2015, respectively; a single payment for accrued vacation and personal days; and reimbursement for certain other expenses and fees. Certain of Dr. Pykett's equity awards terminated upon separation, while others were modified in conjunction with the Separation Agreement and the Consulting Agreement described below.

Effective June 1, 2014, the Company and Dr. Pykett entered into a Consulting Agreement pursuant to which Dr. Pykett was to serve as an independent consultant to the Company until December 31, 2014 with respect to clinical-regulatory activities, commercial activities, program management, and business development, among other services. Dr. Pykett was entitled to a consulting fee of $27,500 per month plus reimbursement of reasonable expenses. The Consulting Agreement also provided for a grant of 40,000 shares of restricted stock which were to vest upon certain service and performance conditions.

Dr. Pykett terminated the Consulting Agreement effective September 8, 2014. Certain of Dr. Pykett's equity awards were forfeited upon termination of the Consulting Agreement, while others vested on December 1, 2014 due to achievement of certain goals during the period of the Consulting Agreement, in accordance with the terms of the award agreements. The Company recognized expenses of $94,000 under the Consulting Agreement during the year ended December 31, 2014.

During the year ended December 31, 2014, the Company recognized approximately $557,000 of net expense as a result of the reduction in force, which included separation costs, incremental expense related to the modification of certain equity awards, and the reversal of stock compensation expense for certain equity awards for which the requisite service was not rendered.

The Company appointed Michael M. Goldberg, M.D., as interim Chief Executive Officer effective May 30, 2014. Dr. Goldberg then served as a member of the Board of Directors of the Company and did not receive any salary for his service as interim Chief Executive Officer, although the Company agreed to pay Montaur Capital Partners, LLC (“Montaur”), where Dr. Goldberg was principal, $15,000 per month to cover additional costs and resources Montaur expected to incur or redirect due to the unavailability of Dr. Goldberg's services resulting from his service as interim Chief Executive Officer of Navidea. During the year ended December 31, 2014, the Company paid Montaur a total of $53,000. Dr. Goldberg's service as interim Chief Executive Officer terminated with the appointment of Ricardo J. Gonzalez as the Company's Chief Executive Officer effective October 13, 2014.

In March 2015, the Company initiated a second reduction in force that included seven staff members and three executives. The executives continued as employees during transition periods of varying lengths, depending upon the nature and extent of responsibilities transitioned or wound down.

During the year ended December 31, 2015, the Company recognized approximately $1.3 million of net expense as a result of the reduction in force, which included actual and estimated separation costs as well as the impact of accelerated vesting or forfeiture of certain equity awards resulting from the separation of $273,000.

The remaining accrued separation costs of $0 and $9,000 at December 31, 2016 and 2015, respectively, related to the Company's reductions in force represent the estimated cost of continuing healthcare coverage and separation payments, and are included in accrued liabilities and other on the consolidated balance sheets.

18.	Income Taxes

As of December 31, 2016 and 2015, our deferred tax assets were approximately $79.1 million and $74.2 million, respectively. The components of our deferred tax assets are summarized as follows:

	As of December 31,
	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$66,150,646	$60,129,827
R&D credit carryforwards	9,729,673	9,465,900
Stock compensation	1,368,458	1,898,394
Intangibles	1,720,761	1,921,934
Temporary differences	132,476	801,002
Deferred tax assets before valuation allowance	79,102,014	74,217,057
Valuation allowance	(79,102,014)	(74,217,057)
Net deferred tax assets	$—	$—

Current accounting standards require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. Due to the uncertainty surrounding the realization of these deferred tax assets in future tax returns, all of the deferred tax assets have been fully offset by a valuation allowance at December 31, 2016 and 2015.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences or tax carryforwards as of December 31, 2016.

As of December 31, 2016 and 2015, we had U.S. net operating loss carryforwards of approximately $193.3 million and $177.6 million, respectively. Of those amounts, $15.3 million relates to stock-based compensation tax deductions in excess of book compensation expense (“APIC NOLs”) as of both December 31, 2016 and 2015, that will be credited to additional paid-in capital when such deductions reduce taxes payable as determined on a "with-and-without" basis. Accordingly, these APIC NOLs will reduce federal taxes payable if realized in future periods, but NOLs related to such benefits are not included in the table above.

As of December 31, 2016 and 2015, we also had state net operating loss carryforwards of approximately $28.2 million and $24.7 million, respectively. The state net operating loss carryforwards will begin expiring in 2032.

At December 31, 2016 and 2015, we had U.S. R&D credit carryforwards of approximately $9.4 million and $9.1 million, respectively.

There were no expirations of U.S. net operating loss carryforwards or R&D credit carryforwards during 2016 or 2015. The details of our U.S. net operating loss and federal R&D credit carryforward amounts and expiration dates are summarized as follows:

		As of December 31, 2016
Generated	Expiration	U.S. Net Operating Loss Carryforwards	U.S. R&D Credit Carryforwards
1998	2018	$17,142,781	$1,173,387
1999	2019	—	130,359
2000	2020	—	71,713
2001	2021	—	39,128
2002	2022	1,282,447	5,350
2003	2023	337,714	2,905
2004	2024	1,237,146	22,861
2005	2025	2,999,083	218,332
2006	2026	3,049,735	365,541
2007	2027	2,842,078	342,898
2008	2028	2,777,503	531,539
2009	2029	13,727,950	596,843
2010	2030	5,397,680	1,094,449
2011	2031	1,875,665	1,950,744
2012	2032	28,406,659	468,008
2013	2033	37,450,522	681,772
2014	2034	34,088,874	816,116
2015	2035	25,073,846	492,732
2016	2036	15,581,209	358,404
Total carryforwards		$193,270,891	$9,363,081

The credit for certain research and experimentation expenses expired at the end of 2014. The Protecting Americans From Tax Hikes Act of 2015 (the “Act”) was signed into law by President Obama on December 18, 2015. The Act extends the credit permanently.

During the years ended December 31, 2016, 2015 and 2014, Cardiosonix recorded losses for financial reporting purposes of $13,000, $11,000 and $15,000, respectively. As of December 31, 2016 and 2015, Cardiosonix had tax loss carryforwards in Israel of approximately $7.7 million and $7.6 million, respectively. Under current Israeli tax law, net operating loss carryforwards do not expire. Due to the uncertainty surrounding the realization of the related deferred tax assets in future tax returns and the Company’s intent to dissolve Cardiosonix in the near term, all of the deferred tax assets have been fully offset by a valuation allowance at December 31, 2016 and 2015.

Under Sections 382 and 383 of the IRC of 1986, as amended, the utilization of U.S. net operating loss and R&D tax credit carryforwards may be limited under the change in stock ownership rules of the IRC. The Company previously completed a Section 382 analysis in 2013 and does not believe a Section 382 ownership change has occurred since then that would impact utilization of the Company’s net operating loss and R&D tax credit carryforwards.

Reconciliations between the statutory federal income tax rate and our effective tax rate for continuing operations are as follows:

	Years Ended December 31,
	2016		2015		2014
	Amount	%	Amount	%	Amount	%
Benefit at statutory rate	$(2,508,264)	(34.0)%	$(7,835,163)	(34.0)%	$(10,322,016)	(34.0)%
Adjustments to valuation allowance	2,354,656	31.9%	8,212,163	35.7%	11,046,650	36.4%
Adjustments to R&D credit carryforwards	(239,049)	(3.2)%	(612,087)	(2.7)%	(340,886)	(1.1)%
Disqualified debt interest	188,060	2.5%	438,007	1.9%	—	0.0%
Permanent items and other	204,597	2.8%	(202,920)	(0.9)%	(383,748)	(1.3)%
Benefit per financial statements	$—		$—		$—

Certain revenue and expense amounts in the years ended December 31, 2016, 2015 and 2014 have been reclassified to discontinued operations. See Note 3.

19.	Segments

We report information about our operating segments using the “management approach” in accordance with current accounting standards. This information is based on the way management organizes and reports the segments within the enterprise for making operating decisions and assessing performance. Our reportable segments are identified based on differences in products, services and markets served. There were no inter-segment sales. Prior to 2015, our products and development programs were all related to diagnostic substances. Our majority-owned subsidiary, Macrophage Therapeutics, Inc., was formed and received initial funding during the first quarter of 2015, which resulted in a re-evaluation of the Company's segment determination. We now manage our business based on two primary types of drug products: (i) diagnostic substances, including Tc99m tilmanocept and other diagnostic applications of our Manocept platform, our R-NAV joint venture (terminated on May 31, 2016), NAV4694 and NAV5001 (license terminated in April 2015), and (ii) therapeutic development programs, including therapeutic applications of our Manocept platform and all development programs undertaken by Macrophage Therapeutics, Inc.

The information in the following tables is derived directly from each reportable segment’s financial reporting. Certain revenue and expense amounts in the years ended December 31, 2016 and 2015 have been reclassified to discontinued operations. See Note 3.

Year Ended December 31, 2016	Diagnostics	Therapeutics	Corporate	Total
Tc99m tilmanocept sales revenue:
United States	$—	$—	$—	$—
International	39,601	—	—	39,601
Tc99m tilmanocept license revenue	1,795,625	—	—	1,795,625
Grant and other revenue	3,011,642	124,766	—	3,136,408
Total revenue	4,846,868	124,766	—	4,971,634
Cost of goods sold, excluding depreciation and amortization	62,260	—	—	62,260
Research and development expenses, excluding depreciation and amortization	6,375,929	762,151	—	7,138,080
Selling, general and administrative expenses, excluding depreciation and amortization (a)	—	63,158	7,403,329	7,466,487
Depreciation and amortization (b)	56,317	—	397,232	453,549
Income (loss) from operations (c)	(1,647,638)	(700,543)	(7,800,561)	(10,148,742)
Other income (expense), excluding equity in the loss of R-NAV, LLC (d)	—	—	2,786,007	2,786,007
Equity in the loss of R-NAV, LLC	—	—	(15,159)	(15,159)
Net loss from continuing operations	(1,647,638)	(700,543)	(5,029,713)	(7,377,894)
Loss from discontinued operations, net of tax effect	(6,931,137)	—	—	(6,931,137)
Net income (loss)	(8,578,775)	(700,543)	(5,029,713)	(14,309,031)
Total assets, net of depreciation and amortization:
United States	$3,815,271	$15,075	$8,498,797	$12,329,143
International	131,752	—	781	132,533
Capital expenditures	—	—	1,847	1,847

Year Ended December 31, 2015	Diagnostics	Therapeutics	Corporate	Total
Tc99m tilmanocept sales revenue:
United States	$—	$—	$—	$—
International	19,075	—	—	19,075
Tc99m tilmanocept license revenue	1,133,333	—	—	1,133,333
Grant and other revenue	1,860,953	—	—	1,860,953
Total revenue	3,013,361	—	—	3,013,361
Cost of goods sold, excluding depreciation and amortization	3,226	—	—	3,226
Research and development expenses, excluding depreciation and amortization	9,831,834	730,895	—	10,562,729
Selling, general and administrative expenses, excluding depreciation and amortization (a)	—	123,884	10,242,066	10,365,950
Depreciation and amortization (b)	232,091	—	290,105	522,196
Loss from operations (c)	(7,053,790)	(854,779)	(10,532,171)	(18,440,740)
Other income (expense), excluding equity in the loss of R-NAV, LLC (d)	—	—	(4,298,604)	(4,298,604)
Equity in the loss of R-NAV, LLC	—	—	(305,253)	(305,253)
Net loss from continuing operations	(7,053,790)	(854,779)	(15,136,028)	(23,044,597)
Income from discontinued operations, net of tax effect (e)	(5,713,598)	—	1,194,660	(4,518,938)
Net loss	(12,767,388)	(854,779)	(13,941,368)	(27,563,535)
Total assets, net of depreciation and amortization:
United States	$4,161,029	$—	$10,391,805	$14,552,834
International	410,666	—	1,013	411,679
Capital expenditures	26,589	—	12,412	39,001

(a)

General and administrative expenses, excluding depreciation and amortization, represent costs that relate to the general administration of the Company and as such are not currently allocated to our individual reportable segments. Marketing and selling expenses are allocated to our individual reportable segments.

(b)

Depreciation and amortization is reflected in research and development ($0 and $10,617 for the years ended December 31, 2016 and 2015, respectively), and selling, general and administrative expenses ($397,232 and $460,839 for the years ended December 31, 2016 and 2015, respectively).

(c)	Loss from operations does not reflect the allocation of certain selling, general and administrative expenses, excluding depreciation and amortization, to our individual reportable segments.
(d)

Amounts consist primarily of interest income, interest expense, changes in fair value of financial instruments, and losses on debt extinguishment, which are not currently allocated to our individual reportable segments.

(e)

Amount not allocated to a reportable segment represents contingent consideration recognized related to 2015 GDS Business revenue royalties pursuant to the 2011 sale of the GDS Business to Devicor, net of tax effect. See Note 1(a).

20.	Agreements

a.

Supply Agreements: In November 2009, we entered into a manufacture and supply agreement with Reliable Biopharmaceutical Corporation (Reliable) for the manufacture and supply of the Tc99m tilmanocept drug substance. The initial ten-year term of the agreement expires in November 2019, with options to extend the agreement for successive three-year terms. Either party had the right to terminate the agreement upon mutual written agreement, or upon material breach by the other party if not cured within 60 days from the date of written notice of the breach. Total purchases under the manufacture and supply agreement were $1.1 million, $225,000 and $300,000 for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, we had issued a purchase order under the manufacture and supply agreement with Reliable for $525,000 of Tc99m tilmanocept drug substance for delivery during 2017. Upon closing of the Asset Sale to Cardinal Health 414, our contract and open purchase order with Reliable were transferred to Cardinal Health 414.

In May 2013, we entered into a clinical supply agreement with Nordion (Canada), Inc. (Nordion) for the manufacture and supply of NAV5001 clinical trial material. The initial three-year term expired in May 2016. In August 2014, in connection with the Company’s decision to refocus its resources, the Nordion agreement was amended to provide for a suspension period during which the Company was to pay a monthly fee to maintain production space at Nordion’s facility until such time as manufacture resumed. In March 2016, the Nordion agreement was terminated. Total purchases under the clinical supply agreement were $43,000, $244,000 and $505,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

In August 2013, we entered into a manufacturing services agreement with PETNET Solutions, Inc. (PETNET) for the manufacture and distribution of NAV4694. The initial three-year term of the agreement expired in August 2016 and the agreement was not renewed. Total purchases under the manufacturing agreement were $826,000, $855,000 and $2.2 million for the years ended December 31, 2016, 2015 and 2014, respectively.

In September 2013, we entered into a manufacturing services agreement with OSO BioPharmaceuticals Manufacturing, LLC (OsoBio) for contract pharmaceutical development, manufacturing, packaging and analytical services for Tc99m tilmanocept. Either party had the right to terminate the agreement upon mutual written agreement, or upon material breach by the other party if not cured within 60 days from the date of written notice of the breach. During the term of agreement, OsoBio was the primary supplier of manufacturing services for Tc99m tilmanocept. In consideration for these services, the Company paid a unit pricing fee. In addition, the Company also paid OsoBio a fee for regulatory and other support services. Total purchases under the manufacturing services agreement were $1.2 million, $472,000 and $96,000 for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, we had issued purchase orders under the agreement with OsoBio for $562,000 of our products for delivery during 2017. Upon closing of the Asset Sale to Cardinal Health 414, our contract and open purchase orders with OsoBio were transferred to Cardinal Health 414.

Also in September 2013, we completed a service and supply master agreement with Gipharma S.r.l. (Gipharma) for process development, manufacturing and packaging of reduced-mass vials to be sold in the EU. The agreement has an initial term of three years and automatically renews for an additional one-year periods unless written notice is provided at least six months prior to the expiration of the current term. Navidea may terminate the agreement for any reason by providing 60 days prior written notice. Either party may terminate the agreement upon material breach if not cured within 30 days from the date of written notice of the breach, or upon written notice following the other party’s dissolution or cessation of normal business. In consideration for these services, the Company will pay fees as defined in the agreement. Total purchases under the service and supply master agreement were $149,000, $677,000 and $272,000 for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, we had issued purchase orders under the agreement with Gipharma for $1,500 of services for delivery during 2017. Following the transfer of the Tc99m tilmanocept Marketing Authorization to SpePharm, our contract with Gipharma will be transferred to SpePharm.

b.

Research and Development Agreements: In January 2002, we completed a license agreement with the University of California, San Diego (UCSD) for the exclusive world-wide rights to Tc99m tilmanocept. The license agreement was effective until the later of the expiration date of the longest-lived underlying patent. In July 2014, we amended the license agreement to extend the agreement until the third anniversary of the expiration date of the longest-lived underlying patent. Under the terms of the license agreement, UCSD granted us the exclusive rights to make, use, sell, offer for sale and import licensed products as defined in the agreement and to practice the defined licensed methods during the term of the agreement. We could also sublicense the patent rights, subject to certain sublicense terms as defined in the agreement. In consideration for the license rights, we agreed to pay UCSD a license issue fee of $25,000 and license maintenance fees of $25,000 per year. We also agreed to make payments to UCSD upon successfully reaching certain clinical, regulatory and cumulative sales milestones, and a royalty on net sales of licensed products subject to a $25,000 minimum annual royalty. In addition, we agreed to reimburse UCSD for all patent-related costs and to meet certain diligence targets. Total costs related to the UCSD license agreement for net sales of Tc99m tilmanocept outside the Territory were $2,000, $1,000 and $1,000 in 2016, 2015 and 2014, respectively. Royalties on net sales of Tc99m tilmanocept outside the Territory were recorded in cost of goods sold.

In connection with the March 2017 closing of the Asset Sale to Cardinal Health 414, the Company amended and restated its Tc99m tilmanocept license agreement with UCSD pursuant to which UCSD granted a license to the Company to exploit certain intellectual property rights owned by UCSD and, separately, Cardinal Health 414 entered into a license agreement with UCSD pursuant to which UCSD granted a license to Cardinal Health 414 to exploit certain intellectual property rights owned by UCSD for Cardinal Health 414 to sell the Product in the Territory. Pursuant to the Purchase Agreement, the Company granted to UCSD a five (5)-year warrant to purchase up to 1 million shares of the Company’s common stock, par value $.001 per share, at an exercise price of $1.50 per share. See Note 25(a).

In April 2008, we completed a second license agreement with UCSD for an expanded field of use allowing Tc99m tilmanocept to be developed as an optical or ultrasound agent.  The license agreement was effective until the expiration date of the longest-lived underlying patent.  Under the terms of the license agreement, UCSD granted us the exclusive rights to make, use, sell, offer for sale and import licensed products as defined in the agreement and to practice the defined licensed methods during the term of the agreement.  We could also sublicense the patent rights, subject to certain sublicense terms as defined in the agreement.  In consideration for the license rights, we agreed to pay UCSD a license issue fee of $25,000 and license maintenance fees of $25,000 per year.  We also agreed to make payments to UCSD upon successfully reaching certain clinical, regulatory and cumulative sales milestones, and a royalty on net sales of licensed products subject to a $25,000 minimum annual royalty.  In addition, we agreed to reimburse UCSD for all patent-related costs and to meet certain diligence targets.  Total costs related to the UCSD license agreement for the use of Tc99m tilmanocept as an optical or ultrasound agent were $25,000 in 2014, and were recorded in continuing operations as research and development expenses.  The license agreement for the use of Tc99m tilmanocept as an optical or ultrasound agent was canceled in July 2014.

In July 2014, the Company replaced the license agreement for the use of Tc99m tilmanocept as an optical or ultrasound agent with an expanded license agreement for the exclusive world-wide rights to all diagnostic and therapeutic uses of tilmanocept (other than Tc99m tilmanocept).  The license agreement is effective until the third anniversary of the expiration date of the longest-lived underlying patent.  Under the terms of the license agreement, UCSD has granted us the exclusive rights to make, use, sell, offer for sale and import licensed products as defined in the agreement and to practice the defined licensed methods during the term of the agreement.  We may also sublicense the patent rights, subject to certain sublicense terms as defined in the agreement.  In consideration for the license rights, we agreed to pay UCSD a license issue fee of $25,000 and license maintenance fees of $25,000 per year.  We also agreed to make payments to UCSD upon successfully reaching certain clinical, regulatory and cumulative sales milestones, and a royalty on net sales of licensed products subject to a $25,000 minimum annual royalty.  In addition, we agreed to reimburse UCSD for all patent-related costs and to meet certain diligence targets.  Total costs related to the UCSD license agreement for tilmanocept were $199,000, $152,000 and $25,000 in 2016, 2015 and 2014, respectively, and were recorded in continuing operations as research and development expenses.

In December 2011, we executed a license agreement with AstraZeneca AB for NAV4694, a proprietary compound that is primarily intended for use in diagnosing Alzheimer’s disease and other CNS disorders. The license agreement is effective until the later of the tenth anniversary of the first commercial sale of NAV4694 or the expiration of the underlying patents. Under the terms of the license agreement, AstraZeneca granted us an exclusive worldwide royalty-bearing license for NAV4694 with the right to grant sublicenses. In consideration for the license rights, we paid AstraZeneca a license issue fee of $5.0 million upon execution of the agreement. We also agreed to pay AstraZeneca up to $6.5 million in contingent milestone payments based on the achievement of certain clinical development and regulatory filing milestones, and up to $11.0 million in contingent milestone payments due following receipt of certain regulatory approvals and the initiation of commercial sales of the licensed product. In addition, we agreed to pay AstraZeneca a royalty on net sales of licensed and sublicensed products. Total costs related to the AstraZeneca license agreement were $116,000, $80,000 and $81,000 in 2016, 2015 and 2014, respectively, and were recorded in research and development expenses.

In July 2012, we entered into an agreement with Alseres Pharmaceuticals, Inc. (Alseres) to sublicense NAV5001, an Iodine-123 radiolabeled imaging agent being developed as an aid in the diagnosis of Parkinson’s disease and other movement disorders, with a potential use as a diagnostic aid in dementia. Under the terms of the sublicense agreement, Alseres granted Navidea an exclusive, worldwide sublicense to research, develop and commercialize NAV5001. The terms of the agreement required Navidea to make a one-time sublicense execution payment to Alseres equal to (i) $175,000 in cash and (ii) 300,000 shares of our common stock. The sublicense agreement also provided for contingent milestone payments of up to $2.9 million, $2.5 million of which would have principally occurred at the time of product registration or upon commercial sales, and the issuance of up to an additional 1.15 million shares of Navidea common stock, 950,000 shares of which would have been issuable at the time of product registration or upon commercial sales. In addition, the sublicense terms anticipated royalties on annual net sales of the approved product which were consistent with industry-standard terms and certain sublicense extension fees, payable in cash and shares of common stock, in the event certain diligence milestones were not met. In April 2015, the Company entered into an agreement with Alseres to terminate the Alseres sublicense agreement. Under the terms of this agreement, Navidea transferred all regulatory, clinical and manufacturing-related data related to NAV5001 to Alseres. Alseres agreed to reimburse Navidea for any incurred maintenance costs of the contract manufacturer retroactive to March 1, 2015. In addition, Navidea has supplied clinical support services for NAV5001 on a cost-plus reimbursement basis. However, to this point, Alseres has been unsuccessful in raising the funds necessary to restart the program and reimburse Navidea. As a result, we have taken steps to end our obligations under the agreement and notified Alseres that we consider them in breach of the agreement. We are in the process of trying to recover the funds we expended complying with our obligations under the termination agreement. Total costs related to the Alseres sublicense agreement were $5,000 and $42,000 in 2015 and 2014, respectively, and were recorded in research and development expenses.

c.

Employment Agreements: As of December 31, 2016, we had employment agreements with two of our senior officers. In addition, although certain employment agreements expired on or before December 31, 2016, the terms of the agreements provide for continuation of certain terms of the employment agreements as long as the senior officers continue to be employees of the Company following expiration of the agreements. The employment agreements contain termination and/or change in control provisions that would entitle each of the officers to 1.3 to 2.75 times their annual salaries, vest outstanding restricted stock and options to purchase common stock, and continue certain benefits if there is a termination without cause or change in control of the Company (as defined) and their employment terminates. As of December 31, 2016, our maximum contingent liability under these agreements in such an event is approximately $1.9 million. The employment agreements generally also provide for severance, disability and death benefits.

21.	Leases

We lease office space in Ohio under an operating lease that expires in October 2022. Beginning in March 2017, we also lease office space in New Jersey under an operating lease that expires in March 2018.

As of December 31, 2016, the future minimum lease payments for the years ending December 31 are as follows:

Operating Leases
2017	$277,946
2018	284,246
2019	290,734
2020	297,405
2021	304,201
Thereafter	253,339
Total	$1,707,871

Total rental expense was $187,000, $217,000 and $357,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

22.	Employee Benefit Plan

We maintain an employee benefit plan under Section 401(k) of the Internal Revenue Code. The plan allows employees to make contributions and we may, but are not obligated to, match a portion of the employee’s contribution with our common stock, up to a defined maximum. We also pay certain expenses related to maintaining the plan. We recorded expenses related to our 401(k) plan of $47,000, $73,000 and $83,000 during 2016, 2015 and 2014, respectively.

23.	Supplemental Disclosure for Statements of Cash Flows

During 2016, 2015 and 2014, we paid interest aggregating $5.5 million, $4.6 million and $2.9 million, respectively. Interest paid during 2016 included collection fees of $778,000 and a prepayment premium of $2.1 million, both of which were withdrawn by CRG from a bank account under their control. During 2016, 2015, and 2014, we issued 67,002, 68,157 and 36,455 shares of our common stock, respectively, as matching contributions to our 401(k) Plan which were valued at $121,000, $117,000 and $100,000, respectively. In December 2016, we prepaid $348,000 of insurance premiums through the issuance of a note payable to IPFS with an interest rate of 8.99%. During 2015 and 2014, we recorded $1.0 million and $2.4 million, respectively, of end-of-term fees associated with our notes payable to CRG and Oxford.

In connection with their initial investment in March 2015, the investors in MT were issued warrants that have been determined to be derivative liabilities with an estimated fair value of $63,000. A $46,000 deemed dividend related to the beneficial conversion feature within the MT Preferred Stock was also recorded at the time of the initial investment in MT. See Note 10.

During 2014, in connection with the Oxford Loan Agreement, we issued warrants with an estimated relative fair value of $465,000. Also during 2014, in connection with entering into the R-NAV joint enterprise, Navidea executed a promissory note in the principal amount of $666,666, payable in two equal installments on July 15, 2015 and July 15, 2016, the first and second anniversaries of the R-NAV transaction. See Note 11.

24.	Selected Quarterly Financial Data (Unaudited)

Quarterly financial information for fiscal 2016 and 2015 are presented in the following table, in thousands, except per share data. Certain revenue and expense amounts in the years ended December 31, 2016 and 2015 have been reclassified to discontinued operations. See Note 3.

	For the Quarter Ending
	March 31	June 30	September 30	December 31
2016:
Tc99m tilmanocept sales revenue	$9	$4	$18	$9
Tc99m tilmanocept license revenue	254	246	1,296	—
Grant and other revenue	686	917	511	1,022
Gross profit	947	1,166	1,821	975
Operating expenses	4,705	3,407	2,731	4,215
Loss from operations	(3,758)	(2,241)	(910)	(3,240)
Loss from continuing operations	(2,682)	(817)	(1,761)	(2,118)
Gain (loss) from discontinued operations, net of tax	(1,004)	(5,865)	1,702	(1,764)
Net loss attributable to common stockholders	(3,686)	(6,681)	(59)	(3,882)
Loss per common share (basic and diluted) (1):
Continuing operations	$(0.02)	$0.00	$(0.01)	$(0.01)
Discontinued operations	$0.00	$(0.04)	$0.01	$(0.01)
Attributable to common stockholders	$(0.02)	$(0.04)	$(0.00)	$(0.02)

2015:
Tc99m tilmanocept sales revenue	$4	$—	$9	$6
Tc99m tilmanocept license revenue	83	250	550	250
Grant and other revenue	190	654	477	540
Gross profit	276	904	1,034	796
Operating expenses	6,900	4,348	5,947	4,256
Loss from operations	(6,623)	(3,443)	(4,912)	(3,463)
Loss from continuing operations	(5,983)	(8,171)	(6,509)	(1,946)
Loss from discontinued operations, net of tax	(1,309)	(1,520)	(1,562)	(564)
Net loss attributable to common stockholders	(7,337)	(9,691)	(8,071)	(2,510)
Loss per common share (basic and diluted) (1):
Continuing operations	$(0.04)	$(0.05)	$(0.04)	$(0.02)
Discontinued operations	$(0.01)	$(0.01)	$(0.01)	$0.00
Attributable to common stockholders	$(0.05)	$(0.06)	$(0.05)	$(0.02)

(1)	Net loss per share is computed independently for each of the quarters presented. Therefore the sum of the quarterly per-share calculations will not necessarily equal the annual per share calculation.

25.	Subsequent Events:

a.

Closing on the Asset Sale to Cardinal Health 414: On March 3, 2017, pursuant to the Asset Purchase Agreement dated as of November 23, 2016 between the Company and Cardinal Health 414 (the “Purchase Agreement”), the Company completed its previously announced sale to Cardinal Health 414 of its assets used, held for use, or intended to be used in operating its business of developing, manufacturing and commercializing a product used for lymphatic mapping, lymph node biopsy, and the diagnosis of metastatic spread to lymph nodes for staging of cancer (the “Business”), including the Company’s radioactive diagnostic agent marketed under the Lymphoseek® trademark for current approved indications by the FDA and similar indications approved by the FDA in the future (the “Product”), in Canada, Mexico and the United States (the “Territory”) (giving effect to the License-Back described below and excluding certain assets specifically retained by the Company) (the “Asset Sale”). Such assets sold in the Asset Sale consist primarily of, without limitation, (i) intellectual property used in or reasonably necessary for the conduct of the Business, (ii) inventory of, and customer, distribution, and product manufacturing agreements related to, the Business, (iii) all product registrations related to the Product, including the new drug application approved by the FDA for the Product and all regulatory submissions in the United States that have been made with respect to the Product and all Health Canada regulatory submissions and, in each case, all files and records related thereto, (iv) all related clinical trials and clinical trial authorizations and all files and records related thereto, and (v) all right, title and interest in and to the Product, as specified in the Purchase Agreement (the “Acquired Assets”).

In exchange for the Acquired Assets, Cardinal Health 414 (i) made a cash payment to the Company at closing of approximately $80.6 million after adjustments based on inventory being transferred and an advance of $3 million of guaranteed earnout payments as part of the CRG settlement described below, (ii) assumed certain liabilities of the Company associated with the Product as specified in the Purchase Agreement, and (iii) agreed to make periodic earnout payments (to consist of contingent payments and milestone payments which, if paid, will be treated as additional purchase price) to the Company based on net sales derived from the purchased Product subject, in each case, to Cardinal Health 414’s right to off-set. In no event will the sum of all earnout payments, as further described in the Purchase Agreement, exceed $230 million over a period of ten years, of which $20.1 million are guaranteed payments for the three years immediately after closing of the Asset Sale. At the closing of the Asset Sale, $3 million of such earnout payments were advanced by Cardinal Health 414 to the Company, and paid to CRG as part of the Deposit Amount paid to CRG described below.

Upon closing of the Asset Sale, the Supply and Distribution Agreement between Cardinal Health 414 and the Company was terminated and, as a result, the provisions thereof are of no further force or effect (other than any indemnification, payment, notification or data sharing obligations which survive the termination). At the closing of the Asset Sale, Cardinal Health 414 paid to the Company $1.2 million, as an estimate of the accrued revenue sharing payments owed to the Company as of the closing date, net of prior payments.

In connection with the closing of the Asset Sale, the Company entered into a License-Back Agreement (the “License-Back”) with Cardinal Health 414. Pursuant to the License-Back, Cardinal Health 414 granted to the Company a sublicensable (subject to conditions) and royalty-free license to use certain intellectual property rights included in the Acquired Assets (as defined below) and owned by Cardinal Health 414 as of the closing of the Asset Sale to the extent necessary for the Company to (i) on an exclusive basis, subject to certain conditions, develop, manufacture, market, sell and distribute new pharmaceutical and other products that are not Competing Products (as defined in the License-Back), and (ii) on a non-exclusive basis, develop, manufacture, market, sell and distribute the Product (as defined below) throughout the world other than in the Territory. Subject to the Company’s compliance with certain restrictions in the License-Back, the License-Back also restricts Cardinal Health 414 from using the intellectual property rights included in the Acquired Assets to develop, manufacture, market, sell, or distribute any product other than the Product or other product that (a) accumulates in lymphatic tissue or tumor-draining lymph nodes for the purpose of (1) lymphatic mapping or (2) identifying the existence, location or staging of cancer in a body, or (b) provides for or facilitates any test or procedure that is reasonably substitutable for any test or procedure provided for or facilitated by the Product. Pursuant to the License-Back and subject to rights under existing agreements, Cardinal Health 414 was given a right of first offer to market, sell and/or market any new products developed from the intellectual property rights licensed by Cardinal Health 414 to the Company by the License-Back.

As part of the Asset Sale, the Company and Cardinal Health 414 also entered into ancillary agreements providing for transitional services and other arrangements. The Company amended and restated its Tc99m tilmanocept license agreement with UCSD pursuant to which UCSD granted a license to the Company to exploit certain intellectual property rights owned by UCSD and, separately, Cardinal Health 414 entered into a license agreement with UCSD pursuant to which UCSD granted a license to Cardinal Health 414 to exploit certain intellectual property rights owned by UCSD for Cardinal Health 414 to sell the Product in the Territory.

Pursuant to the Purchase Agreement, the Company granted to each of Cardinal Health 414 and UCSD a five (5)-year warrant to purchase up to 10 million shares and 1 million shares, respectively, of the Company’s common stock, par value $.001 per share, at an exercise price of $1.50 per share, each of which warrant is subject to anti-dilution and other customary terms and conditions.

Prior to the Asset Sale, the Company had no material relationships with Cardinal Health 414 or its affiliates except that Cardinal Health 414 was the Company’s primary distributor of the Product throughout the United States pursuant to the Supply and Distribution Agreement which, as set forth above, was terminated as of the closing of the Asset Sale.

Post-closing and after paying off our outstanding indebtedness and transaction-related expenses, Navidea has approximately $15.6 million in cash and $3.7 million in payables, a large portion of which is tied to the 4694 program which Navidea is seeking to divest in the near term. Following the completion of the Asset Sale to Cardinal Health 414 and the repayment of a majority of our indebtedness, we believe that substantial doubt about the Company’s financial position and ability to continue as a going concern has been removed.

b.

CRG Litigation and Settlement: On February 9, 2017, The District Court of Harris County, Texas entered an interlocutory Order declaring that the Company and its subsidiary, MT, committed one or more events of default under the CRG Loan Agreement as of May 8, 2015, and granted CRG the right to exercise its remedies provided in Section 11.01 of the CRG Loan Agreement and 4.05 of the related Security Agreement, dated as of May 8, 2015, by and among the Company, MT, as guarantor, CRG and the control agent (the “Security Agreement” and together with the CRG Loan Agreement and all other documents, instruments and agreements between the Company and CRG executed in connection therewith, the “CRG Loan Documents”). The interlocutory order did not address the issues pertaining to the Company’s affirmative defenses to CRG’s claims, or enter an award of any amount against the Company in connection with CRG’s claims under the Loan Agreement and Security Agreement.

By letter dated February 21, 2017 (the “Letter”), CRG notified the Company that, in further exercise of its remedies under the CRG Loan Documents, including, without limitation, pursuant to Sections 4.01 through 4.13 and Section 5.04 of the Security Agreement and Sections 11.02 and 12.03 of the CRG Loan Agreement, CRG Servicing LLC, CRG’s representative, would sell (or lease or license, as applicable), at a public sale, (A) the stock of MT owned by the Company and pledged to CRG pursuant to the CRG Loan Documents and (B) the U.S. Collateral (as defined in the Security Agreement) related to Tc99m tilmanocept on March 13, 2017. CRG claimed that, as of January 31, 2017, the outstanding obligations due under the CRG Loan Documents, including outstanding principal, interest, fees, and expenses, aggregated $63,198,774.46 (the “Asserted Payoff Amount”). CRG claimed that interest, fees and expenses would continue to accrue and CRG reserved the right to adjust or supplement the Asserted Payoff Amount prior to the date of the public sale. The Asserted Payoff Amount was also calculated by CRG to include costs incurred by CRG through January 31, 2017 in respect of indemnity obligations of the Company under Sections 12.03(a)(ii) and 12.03(b) of the CRG Loan Agreement (the “Indemnity Obligations”), which CRG claimed were secured obligations under the Security Agreement. CRG claimed that, unless and until all Indemnity Obligations (inclusive of costs incurred by CRG subsequent to January 31, 2017) are indefeasibly paid in full, in cash, as contemplated by the Security Agreement, such Indemnity Obligations would continue to be secured by the liens created by and perfected in accordance with the Security Agreement in all collateral not sold in the public sale, including any cash proceeds of the public sale in excess of the Asserted Payoff Amount, which cash proceeds would be deposited into an escrow account and would be subject to CRG’s continuing lien. CRG also noted that payment of the Asserted Payoff Amount (as such amount may be adjusted or supplemented immediately prior to the public sale) would not result in the indefeasible payment in full of the Secured Obligations unless payment of the Asserted Payoff Amount, as adjusted or supplemented, was concurrently accompanied by a general release by the Company, MT, as guarantor, and the successful bidder(s) of all present and future claims and counterclaims against CRG.

On March 3, 2017, the Company entered into a Global Settlement Agreement with MT, CRG, and Cardinal Health 414 to effectuate the terms of the settlement previously entered into by the parties on February 22, 2017. In accordance with the Global Settlement Agreement, on March 3, 2017, the Company repaid the $59 million Deposit Amount of its alleged indebtedness and other obligations outstanding under the CRG Term Loan. Concurrently with payment of the Deposit Amount, CRG released all liens and security interests granted under the CRG Loan Documents and the CRG Loan Documents were terminated and are of no further force or effect; provided, however, that, notwithstanding the foregoing, the Company and CRG agreed to continue with their proceeding pending in The District Court of Harris County, Texas to fully and finally determine the Final Payoff Amount. The Company and CRG further agreed that the Final Payoff Amount, inclusive of the $59 million repaid on March 3, 2017, would be no less than $47 million and no more than $66 million. In addition, concurrently with the payment of the Deposit Amount and closing of the Asset Sale, (i) Cardinal Health 414 agreed to post a $7 million letter of credit in favor of CRG (at the Company’s cost and expense to be deducted from the closing proceeds due to the Company, and subject to Cardinal Health 414’s indemnification rights under the Purchase Agreement) as security for the amount by which the High Payoff Amount exceeds the Deposit Amount in the event the Company is unable to pay all or a portion of such amount, and (ii) CRG agreed to post a $12 million letter of credit in favor of the Company as security for the amount by which the Deposit Amount exceeds the Low Payoff Amount. If, on the one hand, it is finally determined by the Texas Court that the amount the Company owes to CRG under the Loan Documents exceeds the Deposit Amount, the Company will pay such excess amount, plus the costs incurred by CRG in obtaining CRG’s letter of credit, to CRG and if, on the other hand, it is finally determined by the Texas Court that the amount the Company owes to CRG under the Loan Documents is less than the Deposit Amount, CRG will pay such difference to the Company and reimburse Cardinal Health 414 for the costs incurred by Cardinal Health 414 in obtaining its letter of credit. Any payments owing to CRG arising from a final determination that the Final Payoff Amount is in excess of $59 million shall first be paid by the Company without resort to the letter of credit posted by Cardinal Health 414, and such letter of credit shall only be a secondary resource in the event of failure of the Company to make payment to CRG. The Company will indemnify Cardinal Health 414 for any costs it incurs in payment to CRG under the settlement, and the Company and Cardinal Health 414 further agree that Cardinal Health 414 can pursue all possible remedies, including offset against earnout payments (guaranteed or otherwise) under the Purchase Agreement, warrant exercise, or any other payments owed by Cardinal Health 414, or any of its affiliates, to the Company, or any of its affiliates, if Cardinal Health 414 incurs any cost associated with payment to CRG under the settlement. The Company and CRG also agreed that the $2 million being held in escrow pursuant to court order in the Ohio case and the $3 million being held in escrow pursuant to court order in the Texas case would be released to the Company at closing of the Asset Sale. On March 3, 2017, Cardinal Health 414 posted a $7 million letter of credit, and on March 7, 2017, CRG posted a $12 million letter of credit, each as required by the Global Settlement Agreement. The trial date is currently set for July 3, 2017. See Note 13.

c.

Platinum Note Payment: In addition to payment of the Deposit Amount to CRG described above, the Company repaid to PPCO an aggregate of approximately $7.7 million in partial satisfaction of the Company’s liabilities, obligations and indebtedness under the Platinum Loan Agreement by and between the Company and Platinum-Montaur, which, to the extent of such payment, were transferred by Platinum-Montaur to PPCO. The Company was informed by PPVA that it was the owner of the balance of the Platinum-Montaur loan. Such balance of approximately $1.9 million was due upon closing of the Asset Sale but withheld by the Company and not paid to anyone as it is subject to competing claims of ownership by both Michael Goldberg, the Company’s President and Chief Executive Officer, and PPVA. See Note 13.

d.	Series LL Warrant Exercise: On January 17, 2017, Dr. Goldberg exercised 5,411,850 of his Series LL warrants for gross proceeds to the Company of $54,119. See Note 16(a).